   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 1996
                                                  REGISTRATION NUMBER 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         KELLEY OIL & GAS CORPORATION
                            KELLEY OIL CORPORATION
                        KELLEY OPERATING COMPANY, LTD.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         1311                 76-0447267
           DELAWARE                         1311                 76-0082502
           DELAWARE                         1311                 76-0156485
 (STATE OR OTHER JURISDICTION
              OF                (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)

                           601 JEFFERSON, SUITE 1100
                             HOUSTON, TEXAS 77002
                                (713) 652-5200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                THOMAS E. BAKER
                    GENERAL COUNSEL AND CORPORATE SECRETARY
                         KELLEY OIL & GAS CORPORATION
                           601 JEFFERSON, SUITE 1100
                             HOUSTON, TEXAS 77002
                                (713) 652-5200
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  Copies to:
                               CHARLES H. STILL
                          FULBRIGHT & JAWORSKI L.L.P.
                           1301 MCKINNEY, SUITE 5100
                           HOUSTON, TEXAS 77010-3095
                                (713) 651-5151

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                                            PROPOSED
                                             PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT         MAXIMUM       AGGREGATE      AMOUNT OF
    SECURITIES TO BE          TO BE       OFFERING PRICE   OFFERING      REGISTRATION
       REGISTERED           REGISTERED (1)   PER UNIT (2)  PRICE (2)         FEE
-------------------------------------------------------------------------------------
10 3/8% Senior
 Subordinated Notes
 Due 2006, Series B.....   $125,000,000         100.3%   $128,750,000     $39,016
-------------------------------------------------------------------------------------

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(1) Represents the maximum principal amount of notes exchangeable in the exchange offering described herein.
(2) Pursuant to Rule 457(f) under the Securities Act of 1933, the registration fee has been calculated based on the average of the bid and asked prices as of December 18, 1996, in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market, of the Registrant's 10 3/8% Senior Subordinated Notes Due 2006, Series A, for which the securities registered hereby will be exchanged.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             Cross-Reference Sheet
                           (Pursuant to Rule 404(a))

              FORM S-4 ITEM AND CAPTION           LOCATION OR PROSPECTUS CAPTION
              -------------------------           ------------------------------
  1.  Forepart of Registration Statement and
       Outside Front Cover Page of
       Prospectus.............................   Outside Front Cover Page
  2.  Inside Front and Outside Back Cover
       Pages of Prospectus....................   Inside Front Cover Page, Page 3
  3.  Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information..........   Summary; Risk Factors;
                                                  Selected Consolidated
                                                  Financial Data
  4.  Terms of the Transaction................   Summary; The Exchange Offer;
                                                  Description of the Exchange
                                                  Notes; Certain U.S. Federal
                                                  Income Tax Considerations
  5.  Pro Forma Financial Information.........   Pro Forma Financial Data
  6.  Material Contracts with the Company
       Being Acquired.........................   Not applicable
  7.  Additional Information Required for
       Reoffering by Persons and Parties
       Deemed to Be Underwriters..............   Not applicable
  8.  Interests of Named Experts and Counsel..   Legal Matters; Independent
                                                  Accountants; Independent
                                                  Petroleum Engineers
  9.  Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities............................   Not applicable
 10.  Information with Respect to S-3
       Registrants............................   Not applicable
 11.  Incorporation of Certain Information by
       Reference..............................   Not applicable
 12.  Information with Respect to S-2 or S-3
       Registrants............................   Not applicable
 13.  Incorporation of Certain Information by
       Reference..............................   Not applicable
 14.  Information with Respect to Registrants
       Other Than S-3 or S-2 Registrants......   Summary; Selected Consolidated
                                                  Financial Data; Management's
                                                  Discussion and Analysis of
                                                  Financial Condition and
                                                  Results of Operations;
                                                  Business and Properties;
                                                  Consolidated Financial
                                                  Statements
 15.  Information with Respect to S-3
       Companies..............................   Not applicable
 16.  Information with Respect to S-2 or S-3
       Companies..............................   Not applicable
 17.  Information with Respect to Companies
       Other Than S-3 or S-2 Companies........   Not applicable
 18.  Information if Proxies, Consents or
       Authorizations are to be Solicited.....   Not applicable
 19.  Information if Proxies, Consents or
       Authorizations are not to be Solicited
       or in an Exchange Offer................   Principal Stockholders;
                                                  Certain Transactions

PROSPECTUS

                               OFFER TO EXCHANGE

                                all outstanding

             10 3/8% Senior Subordinated Notes Due 2006, Series A
                  ($125,000,000 principal amount outstanding)
                                      for
             10 3/8% Senior Subordinated Notes Due 2006, Series B
                        ($125,000,000 principal amount)
                                      of

                      [KELLEY OIL & GAS CORPORATION LOGO]

                               ---------------

   The Exchange Offer will expire at 12:00 midnight, New York City time, on
                              , 1997, unless extended.
                               ---------------

  Kelley Oil & Gas Corporation, a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), on the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $125,000,000 of its 10 3/8% Senior Subordinated Notes Due 2006, Series B (the "Exchange Notes") for an equal principal amount of its outstanding 10 3/8% Senior Subordinated Notes Due 2006, Series A (the "Outstanding Notes", the Exchange Notes and the Outstanding Notes are sometimes referred to collectively as the "Notes"), in integral multiples of $1,000. The Exchange Notes will be unsecured, general obligations of the Company, subordinated in right of payment to all Senior Indebtedness (as defined herein) of the Company and are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except for certain interest provisions relating to those rights. As of September 30, 1996, after giving pro forma effect to the Refinancing, the Company had $7.0 million Senior Indebtedness outstanding. The Company may incur additional indebtedness under the New Credit Facility (as defined herein) in the future, which indebtedness will constitute Senior Indebtedness. The Exchange Notes will be guaranteed on a senior subordinated basis by the Subsidiary Guarantors (as defined herein). The Subsidiary Guarantees (as defined herein) will be general, unsecured obligations of the Subsidiary Guarantors, subordinated in right of payment to all Senior Indebtedness of the Subsidiary Guarantors. As of September 30, 1996, after giving pro forma effect to the Refinancing, the Subsidiary Guarantors would have had no outstanding indebtedness for borrowed money (other than the Subsidiary Guaranties). The Outstanding Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of October 15, 1996 (the "Indenture"), among the Company and United States Trust Company of New York, as trustee (the "Trustee"). See "Description of the Exchange Notes". There will be no proceeds to the Company from the Exchange Offer; however, pursuant to a Registration Agreement dated as of October 25, 1996 (the "Registration Agreement"), among the Company and the Placement Agents (as defined herein), the Company will bear certain offering expenses.

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where the Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with a resale. See "Plan of Distribution".

                                                          (continued on page 3)

                               ---------------

SEE "RISK FACTORS", BEGINNING ON PAGE 17, FOR A DESCRIPTION OF CERTAIN FACTORS TO BE CONSIDERED BY HOLDERS WHO TENDER OUTSTANDING NOTES IN THE EXCHANGE OFFER.

                               ---------------

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
   PASSED  UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ---------------

                 The date of this Prospectus is         , 1997

  UNTIL                , 1997 (90 DAYS AFTER COMMENCEMENT OF THIS OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                               TABLE OF CONTENTS

                                      PAGE                                             PAGE
                                      ----                                             ----
Summary..............................   5        Certain Transactions................   71
Risk Factors.........................  17        Description of the Exchange Notes...   72
The Exchange Offer...................  24        Certain U.S. Federal Income Tax
Use of Proceeds......................  33         Considerations.....................  105
Capitalization.......................  34        Plan of Distribution................  107
Selected Consolidated Financial                  Legal Matters.......................  108
 Data................................  35        Independent Accountants.............  108
Management's Discussion and Analysis             Independent Petroleum Engineers.....  109
 of Financial Condition and Results              Available Information...............  109
 of Operations.......................  36        Incorporation of Certain Documents..  110
Business and Properties..............  45        Glossary............................  111
Company History......................  61        Index to Consolidated Financial
Management...........................  63         Statements.........................  F-1
Principal Stockholders...............  70

                               ---------------

(continued from cover page)

  The Company will accept for exchange any and all validly tendered Outstanding Notes on or before 12:00 midnight, New York City time, on
           , 1997, unless extended (the "Expiration Date"). Tenders of Outstanding Notes may be withdrawn at any time before 12:00 midnight, New York City time, on the Expiration Date but after that time are irrevocable. United States Trust Company of New York is acting as Exchange Agent in connection with the Exchange Offer. The Exchange Offer is not conditioned on any minimum principal amount of Outstanding Notes being tendered for exchange, but is otherwise subject to certain customary conditions.

  The Exchange Notes will bear interest from the date of issuance of the Exchange Notes at a rate per annum of 10 3/8% and on the same terms as the Outstanding Notes. Interest on the Exchange Notes will be payable semiannually on April 15 and October 15 of each year commencing on the first such date following the date of issuance of the Exchange Notes. Outstanding Notes that are accepted for exchange will cease to accrue interest on and after the date on which interest on the Exchange Notes begins to accrue. Accrued and unpaid interest on the Outstanding Notes that are tendered in exchange for the Exchange Notes will be payable on or before the first April 15 or October 15 following the date of issuance of the Exchange Notes.

  The Outstanding Notes were sold by the Company on October 29, 1996, to Morgan Stanley & Co. Incorporated, Chase Securities Inc. and Lazard Freres & Co. LLC (the "Placement Agents") in transactions not registered under the Securities Act of 1933 (the "Securities Act") in reliance on the exemption provided in Section 4(2) of the Securities Act. The Placement Agents subsequently placed the Outstanding Notes with qualified institutional buyers in reliance on Rule 144A under the Securities Act. Accordingly, the Outstanding Notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Agreement. See "The Exchange Offer".

  Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission" or the "SEC") set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to this Exchange Offer may be offered for resale, resold and otherwise transferred by a holder who is not an affiliate of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating in and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. Persons wishing to exchange Outstanding Notes in the Exchange Offer must represent to the Company that these conditions have been met.

  The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Placement Agents have advised the Company that they intend to make a market in the Exchange Notes; however, they are not obligated to do so and any market-making may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

  Any Outstanding Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Outstanding Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Outstanding Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Outstanding Notes will continue to be subject to the existing restrictions on transfer thereof.

  The Company expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Exchange Note (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Exchange Note representing the Exchange Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by DTC and its participants. After the initial issuance of the Global Exchange Note, Exchange Notes in certificated form will be issued in exchange for the Global Exchange Note on the terms set forth in the Indenture. See "Description of Exchange Notes--Book Entry; Delivery and Form".

  No dealer, salesperson or other person has been authorized to give information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied on as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Exchange Notes offered hereby.

  THIS PROSPECTUS (THIS "PROSPECTUS") DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY NOTE OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARIES OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                               ---------------

  This Prospectus includes "forward-looking statements" within the meaning of various provisions of the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act"). All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including statements regarding estimated future net revenues from oil and gas reserves and the present value thereof, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's business and operations, plans, references to future success, references to intentions as to future matters and other similar matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including the risk factors discussed in this Prospectus; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, financial statements and notes thereto and other data included elsewhere in this Prospectus. As used herein, references to the "Company" mean Kelley Oil & Gas Corporation, a Delaware corporation, and its predecessors-in-interest. Certain oil and gas terms used in this Prospectus are defined in the "Glossary" included herein.

                                  THE COMPANY

  Kelley Oil & Gas Corporation, an independent energy company, together with its subsidiaries (collectively, "Kelley"), is engaged in oil and natural gas exploration, development, production and acquisition. Kelley's activities are concentrated primarily in two geographic areas: north Louisiana and south Louisiana. At September 30, 1996, approximately 87% of Kelley's proved reserves are located on 48,620 gross (23,668 net) acres within four fields in Webster and Bienville Parishes of north Louisiana, where its activities are focused on lower-risk development drilling. Substantially all of the balance of Kelley's proved reserves are located in south Louisiana, primarily in Terrebonne Parish. Kelley intends to continue its primary emphasis on development drilling in its north Louisiana fields where it believes it has opportunities for production growth. Kelley's exploration activities will focus on its existing leaseholdings in Terrebonne Parish, where the Company believes successful wells have the potential for larger reserves and production as compared to development wells in north Louisiana. In that regard, Kelley is utilizing advanced geophysical techniques to re-evaluate and refine interpretations of Kelley's 3-D seismic database and has entered into a joint venture to explore and develop its south Louisiana properties, which the Company believes will enable it to better manage the risks and costs associated with the exploration and development of such properties.

  At January 1, 1996, Kelley had estimated proved reserves of 196.3 Bcf of natural gas and 1,387 Mbbls of oil, aggregating 204.6 Bcfe, with 96% (by energy content) of its proved reserves attributable to natural gas. At such date, the present value of estimated future net revenues attributable to Kelley's proved reserves was $175.8 million, of which $76.7 million was attributable to proved developed producing reserves, $33.4 million was attributable to proved developed non-producing reserves and $65.6 million was attributable to proved undeveloped reserves. At January 1, 1996, Kelley had leaseholdings comprising 117,528 gross (59,718 net) developed acres and 56,287 gross (47,333 net) undeveloped acres. In addition, pursuant to an acquisition effective as of July 1, 1996, Kelley purchased undeveloped reserves located on north Louisiana properties operated by Kelley, which the Company believes added more than 30 Bcfe to Kelley's proved reserves.

  In January 1996, the Company entered into financing and related agreements (the "Contour Agreements") with Contour Production Company L.L.C. ("Contour"), the successor to a venture formed in 1993 by Bessemer Holdings L.P. ("Bessemer"), the principal investor, and John F. Bookout to pursue acquisitions of oil and gas reserves. The Contour Agreements provide for a two-stage $75.0 million equity investment in the Company by Contour. On February 15, 1996, the first stage of the equity investment was completed through Contour's $48.0 million purchase of newly issued shares of Common Stock (representing on such date 49.8% of the voting shares of the Company) (the "Contour Transaction"). The remaining $27.0 million of Contour's equity commitment will be invested upon satisfaction of certain conditions, but in no event later than January 2000.

  In connection with the first stage of Contour's investment in the Company, Mr. Bookout, formerly President and Chief Executive Officer of Shell Oil Company, was appointed Chairman, President and Chief Executive Officer of the Company, and certain other experienced oil industry executives were appointed to senior management positions within the Company. The Company's new senior management team, in an effort to increase production and cash flow, redirected Kelley's capital resources towards an accelerated drilling program in north Louisiana, initiating 45 gross (22.7 net) wells during the period beginning on the date of the Contour Transaction and ending September 30, 1996. During the same period, management was successful in reducing the cost of drilling in north Louisiana by implementing competitive bidding procedures for drilling services and by reducing the time required for drilling wells. All wells initiated by Kelley during such period were completed as producing wells, except for wells still being drilled at the end of such period. Kelley's average daily production from its north Louisiana properties for September 1996, was approximately 59 Mmcfe, compared to an average daily production of approximately 35 Mmcfe during February 1996. Kelley's total daily production averaged approximately 77 Mmcfe for September 1996, compared to approximately 58 Mmcfe per day during February 1996, representing an increase of 33%.

                                    STRATEGY

  Kelley's strategy is to increase reserves, production and cash flow in a cost-efficient manner, primarily through the development and exploration of Kelley's existing properties and through selective acquisitions of oil and gas reserves.

  Develop Existing Assets. Kelley will focus its efforts primarily on lower-risk development drilling activities within its existing core properties in the Vacherie Salt Dome region of north Louisiana, where the Company believes it has opportunities to profitably increase production and cash flow. Since the Contour Transaction, the Company's new senior management team has refocused and accelerated Kelley's north Louisiana drilling program. The Company presently intends to continue dedicating a significant share of its capital resources to its north Louisiana fields.

  Implement a Disciplined Approach to Exploration. The Company's new senior management team is implementing a disciplined approach to exploration in south Louisiana. Utilizing current technology, Kelley continues to re-evaluate and refine interpretations of its 3-D seismic database, which covers substantially all of its south Louisiana exploration block, and has entered into a joint venture that will allow it to share the risks and costs associated with resuming exploratory drilling operations in the area. In this regard, Kelley, together with its partner, will focus its exploration efforts in south Louisiana in the approximately 30,000 gross (27,000 net) acres it holds in the Houma Embayment area of Terrebonne Parish. To date, operators in this historically prolific hydrocarbon-producing region have produced in the aggregate more than six trillion cubic feet of natural gas equivalent.

  Pursue Strategic Acquisitions. Kelley will focus its acquisition strategy primarily on producing oil and gas properties having additional development potential in order to augment existing production and expand and diversify its reserve base. Potential acquisitions will be evaluated based upon a number of factors, including development potential, profit enhancement opportunity, geographic concentration, operatorship and various reserve and production attributes. The Company believes that its new senior management team's experience in evaluating and acquiring oil and gas reserves, together with the additional financial flexibility provided by the Refinancing (as defined herein), should enable Kelley to more effectively execute an acquisition strategy to grow its existing asset base, enhance stockholder value and increase cash flow.

  Reduce Costs. The Company's new senior management team is committed to achieving and maintaining an efficient cost structure. The initial steps of Kelley's cost reduction program include the implementation of new information and business systems, the outsourcing of selected technical and administrative functions and the utilization of competitive bidding and improved drilling techniques in north Louisiana to reduce drilling costs.

                             COMPETITIVE STRENGTHS

  The Company believes that the following competitive strengths will aid in the successful implementation of its strategy.

  Geographic and Operating Focus. Substantially all of Kelley's reserves and activities are concentrated in north and south Louisiana. The Company believes its geographic focus enhances profit potential by allowing it to manage its large and growing asset base with a relatively small number of employees. Moreover, the concentration of properties operated by Kelley, particularly in the Vacherie Salt Dome area of north Louisiana, enables it to achieve cost and operational efficiencies and to commence recompletion and new drilling activities quickly and cost-effectively. Kelley is the operator of properties accounting for approximately 82% of its production at September 30, 1996. As operator, Kelley possesses the ability to enhance profitability by controlling its operating and overhead expense structure, managing production performance and regulating capital expenditure projects. During the first nine months of 1996, Kelley's production expenses for north Louisiana on a per unit basis were $.24 per Mcfe compared to $.35 per Mcfe during 1995. Although Kelley also has been successful in reducing aggregate operating costs in south Louisiana, production expenses on a per unit basis ($.90 per Mcfe during the first nine months of 1996) have increased due to a decline in production in such area.

  Quality Reserves. Kelley's proved reserves as of January 1, 1996, are relatively long-lived (9.8 reserves to production ratio). Based on past production profiles, the Company believes that its north Louisiana wells ordinarily will produce half of their estimated ultimate reserves in the first five years of their productive lives (generally in excess of 20 years) and will produce at lower but more constant rates for the remainder of such lives. From January 1, 1994 through December 31, 1995, Kelley participated in 47 gross (18.8 net) wells (70% of which were drilled by Kelley), all of which have been completed as producing wells, at an average development cost of $.60 per Mcfe with gross average reserves per well of 4.1 Bcfe. These completed wells tested at daily rates of up to 16,600 Mcfe and had an average initial daily production rate of 5,200 Mcfe. During the period beginning with the Contour Transaction and ending September 30, 1996, Kelley drilled 45 gross (22.7 net) wells in north Louisiana, which were developed at a lower average cost per Mcfe than those drilled in 1994 and 1995. The Company believes the high initial production rates, relatively short pay-back periods and long lives of its north Louisiana wells provide a solid base from which to pursue its exploration strategy in south Louisiana as well as its reserve acquisition strategy.

  Favorable Price and Cost Structure. Kelley's oil and gas reserves are located in close proximity to pipeline transportation and key market locations, and, therefore, generally command favorable prices. In north Louisiana, Kelley is able to achieve favorable operating margins because lease operating expenses are generally low as a result of relatively low formation pressures and minimal liquid hydrocarbon and salt water production. Kelley's south Louisiana properties are generally closer to transportation and market locations, and production from these reserves generally receives higher prices because of its rich condensate content. These higher prices partially offset the relatively higher operating costs associated with higher formation pressures, inland water locations and salt water disposal in south Louisiana.

  Effective Use of Technology. Kelley applies advanced technology to lower the risks and costs of exploration and development. The Company, together with its partner, is re-evaluating and refining Kelley's 3-D seismic database, which covers 125 square miles, including virtually all of its south Louisiana exploration prospects. This analysis will increase the possibility of success and allow for better well placement. Moreover, Kelley invests in computer-aided exploration and development hardware and software and has the background and operating experience to engage highly competent and experienced technical consultants, as needed.

  Experienced and Proven Management Team. The four members of the Company's new senior management team have an average of approximately 30 years of experience in the oil and gas industry and Kelley's operating managers possess significant experience in its operating areas. In addition, the new senior management team has been supported in its undertaking by the substantial equity investment arising from the Contour Transaction. Through various performance incentive programs, the Company believes that management, employee and investor interests are strongly aligned.

                                THE REFINANCING

  Pursuant to an Offer to Purchase and Consent Solicitation dated September 24, 1996, as amended (the "Offer/Solicitation"), the Company offered to purchase for cash (the "Tender Offer") any and all of its 13 1/2% Senior Notes due 1999 (the "13 1/2% Notes") at a cash price (the "Tender Offer Consideration") equal to $1,110 per $1,000 principal amount, plus interest accrued and unpaid through the Payment Date (as defined in the Offer/Solicitation). In conjunction therewith, the Company also solicited (the "Solicitation") consents to the adoption of certain amendments to the indenture (the "13 1/2% Indenture") pursuant to which the 13 1/2% Notes were issued, and offered to pay each holder of the 13 1/2% Notes who validly consented pursuant to the terms and conditions of the Offer/Solicitation an amount in cash (the "Consent Payment") equal to $30 for each $1,000 principal amount of the 13 1/2% Notes so validly consenting. The Company received the requisite consents to allow it to amend the 13 1/2% Indenture and amended the 13 1/2% Indenture on October 28, 1996. The Company also received tenders from holders of approximately $99.6 million principal amount of 13 1/2% Notes.

  On October 29, 1996, the Company issued the Outstanding Notes to the Placement Agents (the "Note Offering") pursuant to a Placement Agreement dated October 25, 1996 (the "Placement Agreement"). The Company used substantially all of the net proceeds from the Note Offering to pay the Tender Offer Consideration to holders of the 13 1/2% Notes that were validly tendered and accepted for payment pursuant to the Tender Offer and to pay Consent Payments to holders of the 13 1/2% Notes who validly consented pursuant to the Solicitation.

  The purpose of the Offer/Solicitation and the issuance of the Outstanding Notes was to improve the Company's financial flexibility by (i) eliminating the covenants applicable to the 13 1/2% Notes that might impede future financing and acquisition transactions, (ii) extending the maturities of the Company's long-term debt and (iii) replacing senior debt with senior subordinated debt (which will provide the Company flexibility to pursue additional senior debt financings).

  Effective December 12, 1996, the Company amended its credit facility, agented by Texas Commerce Bank National Association (the "New Credit Facility"). The New Credit Facility increased the Company's borrowing base to $57.5 million and is secured by substantially all of the oil and gas assets of the Company and its subsidiaries and the proceeds therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources". The Offering, the transactions contemplated by the Offer/Solicitation and the consummation of the New Credit Facility are referred to herein collectively as the "Refinancing".

                                ----------------

  The Company was incorporated in Delaware in 1994. The Company's executive offices are located at 601 Jefferson, Suite 1100, Houston, Texas 77002, and its telephone number is (713) 652-5200.

                               THE NOTE OFFERING

THE OUTSTANDING NOTES ......  The Outstanding Notes were sold by the Company on
                              October 29, 1996, to the Placement Agents pursuant to the Placement Agreement. The Placement Agents subsequently resold the Outstanding Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

REGISTRATION AGREEMENT .....  The Registration Agreement grants the holders of the Outstanding Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy those exchange rights, which terminate on the consummation of the Exchange Offer. If applicable law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or in certain other circumstances, the Company has agreed to file a shelf registration (the "Shelf Registration Statement") covering resales of Transfer Restricted Notes (as defined in the Registration Agreement). See "The Exchange Offer--Shelf Registration Statement".

                               THE EXCHANGE OFFER

SECURITIES OFFERED .........  $125,000,000 aggregate principal amount of 10
                              3/8% Senior Subordinated Notes Due 2006,
                              Series B.

THE EXCHANGE OFFER .........  $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes. As of the date hereof, $125,000,000 aggregate principal amount of Outstanding Notes are outstanding. The Company will issue the Exchange Notes as soon as practicable after the Expiration Date.

                              Based on an interpretation of the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or a Participating Broker-Dealer) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holder's business and that the holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes.

                              Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. A broker-dealer that delivers a prospectus to purchasers in connection with resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Agreement (including certain indemnification rights and obligations). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where the Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will use its best efforts to make this Prospectus available to any broker-dealer for use in connection with any resale. See "Plan of Distribution".

                              Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available April 13,
                              1989) and Morgan Stanley & Co. Incorporated
                              (available June 5, 1991) or similar no-action letters and, in the absence of an exemption from applicable legislative requirements, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale transaction. Failure to comply with those requirements may result in the holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

EXPIRATION DATE ............  12:00 midnight, New York City time, on
                                          , 1997, unless extended.

INTEREST ON THE NOTES ......  The Exchange Notes will bear interest from the date of issuance of the Exchange Notes.
                              Outstanding Notes that are accepted for exchange will cease to accrue interest on and after the date on which interest on the Exchange Notes begins to accrue. Accrued and unpaid interest on the Outstanding Notes that are tendered in exchange for the Exchange Notes will be payable on or before the first April 15 or October 15 following the date of issuance of the Exchange Notes.

PROCEDURES FOR TENDERING
 OUTSTANDING NOTES .........  Each holder of Outstanding Notes wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal (the "Letter of Transmittal"), or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or the facsimile, together with the Outstanding Notes and any other required documentation to the Exchange Agent at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the holder or the person receiving Exchange Notes, whether or not that person is the holder, is acquiring the Exchange Notes in the ordinary course of business and that neither the holder nor any other person has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes. In lieu of physical delivery of the certificates representing Outstanding Notes, tendering holders may transfer notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer--Procedures for Tendering".

SPECIAL PROCEDURES FOR
 BENEFICIAL OWNERS .........  Any beneficial owner whose Outstanding Notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder of its Outstanding Notes promptly and instruct the registered holder to tender on it's behalf. If such a beneficial owner wishes to tender on it's own behalf, it must, before completing and executing the Letter of Transmittal and delivering its Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in it's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

GUARANTEED DELIVERY
 PROCEDURES ................  Holders of Outstanding Notes who wish to tender their Outstanding Notes and whose Outstanding Notes are not immediately available or who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) on or before the Expiration Date must tender their Outstanding Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures".

WITHDRAWAL RIGHTS ..........  Tenders may be withdrawn at any time before 12:00 midnight, New York City time, on the Expiration Date pursuant to the procedures described under "The Exchange Offer--Withdrawal of Tenders."

ACCEPTANCE OF OUTSTANDING
 NOTES AND DELIVERY OF
 EXCHANGE NOTES ............  Subject to certain conditions, the Company will accept for exchange any and all Outstanding Notes that are properly tendered in the Exchange Offer before 12:00 midnight, New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the date of issuance of the Exchange Notes. See "The Exchange Offer--Terms of the Exchange Offer".

FEDERAL INCOME TAX
 CONSIDERATIONS ............  The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations".

EFFECT ON HOLDERS OF
 OUTSTANDING NOTES .........  As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Agreement, and, with certain exceptions noted below, holders of Outstanding Notes who do not tender their Outstanding Notes will not have any further registration rights under the Registration Agreement or otherwise. Such holders will continue to hold the untendered Outstanding Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, except to the extent those rights or limitations, by their terms, terminate or cease to have further effect as a result of the

                              Exchange Offer. All untendered Outstanding Notes will continue to be subject to certain restrictions on transfer. Accordingly, if any Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market of the untendered Outstanding Notes could be adversely affected.

SHELF REGISTRATION
STATEMENT ..................  If (i) the Company determines that the Exchange
                              Offer may not be consummated as soon as
                              practicable after the Expiration Date because it would violate applicable law or the applicable interpretations of the staff of the Commission,
                              (ii) the Exchange Offer is not consummated within 210 days of the date of the Registration Agreement, (iii) the Placement Agents so request with respect to the Outstanding Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer and held by them following consummation of the Exchange Offer or (iv) any holder of an Outstanding Note (other than an Exchanging Dealer (as defined in the Registration Agreement)) is not eligible to participate in the Exchange Offer or, in the case of any holder of Outstanding Notes (other than an Exchanging Dealer) that participates in the Exchange Offer, the holder does not receive freely tradeable Exchange Notes on the date of the exchange for validly tendered (and not withdrawn) Outstanding Notes, the Company has agreed to file and maintain a shelf registration statement that would allow resales of transfer restricted Outstanding Notes or Exchange Notes owned by such holders.

EXCHANGE AGENT .............  United States Trust Company of New York.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

ISSUER......................  Kelley Oil & Gas Corporation.

SECURITIES OFFERED..........  $125 million principal amount of 10 3/8% Senior
                              Subordinated Notes Due 2006, Series B.

MATURITY....................  October 15, 2006.

INTEREST....................  Payable semiannually in cash, on April 15 and Oc-
                              tober 15, commencing on the first such date fol-lowing the issuance of the Exchange Notes.

OPTIONAL REDEMPTION BY
 COMPANY....................  The Exchange Notes are redeemable, at the option of the Company, in whole or in part, at any time on or after October 15, 2001, initially at 105.188% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after October 15, 2003.

                              In addition, at any time prior to October 15, 1999, the Company may redeem in aggregate up to 35% of the original principal amount of Notes with the proceeds of one or more Equity Offerings (as defined herein), at 110.375% of their princi-pal amount, plus accrued interest; provided, how-ever, that either at least $75 million aggregate principal amount of Notes must remain outstanding after each such redemption or such redemption must retire the Notes in their entirety. See "De-scription of the Exchange Notes--Optional Redemp-tion".

CHANGE OF CONTROL...........  Upon a Change of Control (as defined herein), each holder of Exchange Notes (a "Holder") will have the right to require the Company to repur-chase such Holder's Exchange Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest. See "Description of the Exchange Notes--Certain Covenants--Change of Control".

RANKING.....................  The Exchange Notes will be unsecured, general ob-
                              ligations of the Company subordinated in right of payment to all existing and future Senior Indebt-edness (as defined herein) of the Company. The Exchange Notes will rank pari passu in right of payment with any future senior subordinated in-debtedness of the Company and will be senior in right of payment to all existing and future sub-ordinated indebtedness of the Company. After giv-ing pro forma effect to the Refinancing as of September 30, 1996, the Company's aggregate out-standing indebtedness for money borrowed other than the Notes would have been approximately $68.2 million, $7.0 million of which represented Senior Indebtedness and the remainder of which represented subordinated indebtedness. The Com-pany may incur additional indebtedness under the New Credit Facility in the future, and such in-debtedness will constitute Senior Indebtedness. In addition, the Exchange Notes will be effec-tively subordinated to all liabilities of the Company's subsidiaries (other than those of the Subsidiary Guarantors), including trade payables. After giving pro forma effect to the Refinancing, as of September 30, 1996, the Company's subsidiaries (other than the Subsidiary Guarantors) would have had no lia-bilities to Persons (as defined herein) other than the Company and its subsidiaries. See "Risk Factors--Subordination of the Notes" and "De-scription of the Exchange Notes--Ranking".

SUBSIDIARY GUARANTIES.......  The Exchange Notes will be irrevocably and uncon-
                              ditionally guaranteed (the "Subsidiary Guaran-ties") on a senior subordinated basis by Kelley Oil Corporation and Kelley Operating Company, Ltd., each a wholly-owned subsidiary of the Com-pany and, in the future, may be guaranteed by other subsidiaries of the Company (collectively, the "Subsidiary Guarantors"). The Subsidiary Guaranties will be general, unsecured obligations of the Subsidiary Guarantors, subordinated in right of payment to all Senior Indebtedness of the Subsidiary Guarantors, including the obliga-tions of the Subsidiary Guarantors under the New Credit Facility. After giving pro forma effect to the Refinancing, as of September 30, 1996, the Subsidiary Guarantors would have had no Senior Indebtedness outstanding, other than to the Com-pany and its subsidiaries. See "Risk Factors-- Subordination of the Exchange Notes and the Sub-sidiary Guaranties" and "Description of the Ex-change Notes--Ranking".

CERTAIN COVENANTS...........  The indenture pursuant to which the Exchange
                              Notes will be issued (the "Indenture") contains certain covenants for the benefit of the Holders, including, among others, covenants limiting the incurrence of additional indebtedness, the pay-ment of dividends, the redemption of capital stock, the making of certain investments, the re-striction of dividends and other restrictions af-fecting subsidiaries, the issuance of capital stock of subsidiaries, asset sales, certain sale and leaseback transactions, transactions with af-filiates and certain mergers and consolidations. However, these limitations are subject to a num-ber of important qualifications and exceptions. See "Description of the Exchange Notes--Certain Covenants".

BOOK-ENTRY; DELIVERY AND
 FORM.......................  The Exchange Notes will be represented by one permanent global Exchange Note in definitive, fully registered form deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC. See "Description of the Exchange Notes--Book-Entry; Delivery and Form".

                                  RISK FACTORS

  PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY CERTAIN MATTERS RELATING TO AN INVESTMENT IN THE EXCHANGE NOTES. SEE "RISK FACTORS".

                         SUMMARY FINANCIAL INFORMATION

  The following tables present selected summary historical and unaudited pro forma financial and operating and reserve data for the Company. The Company was formed in 1994 to consolidate the equity ownership (the "Consolidation") of Kelley Oil & Gas Partners, Ltd. ("Kelley Partners") and Kelley Oil Corporation ("Kelley Oil"). The historical financial information as of and for the years ended December 31 in each of the four years presented through 1994 is derived from the audited consolidated financial statements of Kelley Oil. The Consolidation was treated as a purchase of interests in Kelley Partners by the Company for financial accounting purposes. Accordingly, the historical financial information for the year ended December 31, 1995, reflects Kelley Oil's historical results on a stand-alone basis through the date of the Consolidation in February 1995, with the results of combined operations recorded thereafter. The unaudited financial information as of September 30, 1996, and for the nine months ended September 30, 1996 and 1995 has been prepared by the Company in accordance with generally accepted accounting principles and reflects all adjustments (consisting of normal recurring adjustments) necessary for a fair statement in all material respects of the results for the interim periods presented. Certain financial statement items in the interim 1995 period have been reclassified to conform to the interim 1996 presentation. This information should be read in conjunction with "Capitalization", "Selected Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The pro forma financial information presented below is unaudited and gives effect to the Consolidation as of January 1, 1994. The pro forma financial information does not purport to represent what the Company's results of operations actually would have been had the Consolidation occurred on such date or to project the Company's results of operations for any future period.

                                                                                                 NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                                  SEPTEMBER 30,
                       --------------------------------------------------------------------  ---------------------------
                        1991     1992      1993      1994      1995       1994      1995       1995     1995      1996
                       -------  -------  --------  --------  ---------  --------  ---------  --------  -------  --------
                                                                          PRO                            PRO
                                                                         FORMA    PRO FORMA             FORMA
                                                                        --------  ---------            -------
                                                    (IN THOUSANDS, EXCEPT RATIOS)
 INCOME STATEMENT
  DATA:
 Oil and gas
  revenues..........   $13,179  $18,098  $ 19,711  $ 15,487  $  36,042  $ 42,348  $  38,550  $ 26,284  $28,792  $ 40,201
 Gas marketing
  revenues, net.....     1,216    1,013     1,353     1,335        956        45        958       677      679     1,078
 Gain on sale of oil
  and gas
  properties........       --       --        --        --         777       --         777       777      777       --
 Other income.......       566      819       710       623        404       742        404       310      310       334
 Production
  expenses..........     2,325    3,478     3,993     3,760     10,835    12,318     11,461     7,739    8,365     7,638
 Exploration costs..     3,012    7,126    14,226     7,404     23,387    18,083     23,727    10,523   10,863     4,216
 General and
  administrative
  expenses..........     2,970    3,478     4,079     5,172      7,030     8,308      7,398     4,346    4,714     6,950
 Depreciation,
  depletion and
  amortization......     5,813    9,768    18,857    20,474     35,591    39,727     36,190    23,704   24,303    15,293
 Impairment of oil
  and gas
  properties(1).....        --       --        --        --    150,138        --    150,138       --       --        --
 Restructuring
  expense...........        --       --        --     1,814      1,115     1,814      1,115       --       --      2,000
                       -------  -------  --------  --------  ---------  --------  ---------  --------  -------  --------
  Operating income
   (loss)...........       841   (3,920)  (19,381)  (21,179)  (189,917)  (37,115)  (189,340)  (18,264) (17,687)    5,516
 Interest income....       587      567       796       793        582       851        587       417      422       604
 Interest expense
  and other debt
  expenses..........       950    2,684     6,638     4,571     21,956    12,361     22,763    15,137   15,944    18,376
                       -------  -------  --------  --------  ---------  --------  ---------  --------  -------  --------
  Net income (loss)
   before income
   taxes............       478   (6,037)  (25,223)  (24,957)  (211,291)  (48,625)  (211,516)  (32,984) (33,209)  (12,256)
 Provision (benefit)
  for taxes                 25   (1,071)       --        --         --        --         --        --       --        --
                       -------  -------  --------  --------  ---------  --------  ---------  --------  -------  --------
  Net Income (loss)        453   (4,966)  (25,223)  (24,957)  (211,291)  (48,625)  (211,516)  (32,984) (33,209)  (12,256)
                       -------  -------  --------  --------  ---------  --------  ---------  --------  -------  --------
 Less: cumulative
  preferred stock
  dividends.........       770      729       894     2,905      6,607     4,611      7,033     4,867    5,293       --
                       -------  -------  --------  --------  ---------  --------  ---------  --------  -------  --------
  Net loss
   applicable to
   common stock.....   $  (317) $(5,695) $(26,117) $(27,862) $(217,898) $(53,236) $(218,549) $(37,851) $38,502  $(12,256)
                       =======  =======  ========  ========  =========  ========  =========  ========  =======  ========
 OTHER DATA:
 EBITDA(2) .........   $ 9,666  $12,974  $ 13,702  $  8,513  $  20,314  $ 22,509  $  21,830  $ 15,963  $17,479  $ 27,025
 Cash interest
  expense(3)........       892    2,517     3,686     2,739     15,637     9,524     16,360    10,935   11,641    14,335
 Ratio of EBITDA to
  cash interest
  expense...........      10.8x     5.2x      3.7x      3.1x       1.3x      2.4x       1.3x      1.5x     1.5x      1.9x
 Ratio of net debt
  to EBITDA(4)......        .7x     2.7x      1.8x      3.6x       7.8x      5.3x       7.3x      6.4x     5.8x      4.2x
 Ratio of earnings
  to fixed
  charges(5)........       1.9x                                                                                      1.3x
 ADJUSTMENTS FOR THE
  REFINANCING:
 Cash interest
  expense(6)........                                                              $  16,104  $ 10,797  $11,503  $ 13,981
 Ratio of EBITDA to
  cash interest
  expense(6)........                                                                    1.4x      1.5x     1.5x      1.9x
 Ratio of net debt
  to EBITDA(4)(6)...                                                                    8.4x      7.5x     6.9x      4.8x
 CAPITAL
  EXPENDITURES(7)...   $23,360  $30,267  $ 38,602  $ 42,323  $  47,005  $ 77,743  $  48,578  $ 32,295  $33,868  $ 28,389

                                                        AS OF       AS OF SEPTEMBER 30, 1996
                                                     DECEMBER 31, -----------------------------
                                                         1995       HISTORICAL   AS ADJUSTED(6)
                                                     ------------ -------------- --------------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets.......................................    $151,342      $179,421       $181,763
Working capital (deficit)..........................      (9,233)      (17,062)       (15,803)
Property and equipment, net .......................     128,642       155,502        155,502
Total long-term debt...............................     164,980       153,349        176,776
Stockholders' deficit(8)...........................     (45,568)      (13,835)       (30,961)

                       SUMMARY OPERATING AND RESERVE DATA

                                        YEAR ENDED DECEMBER 31,
                                        -------------------------    NINE MONTHS
                                           1994          1995           ENDED
                                        -----------   -----------   SEPTEMBER 30,
                                         PRO FORMA     PRO FORMA        1996
                                        -----------   -----------   -------------
PRODUCTION DATA:
  Oil and other liquid hydrocarbons
   (Mbbls).............................         446           348          181
  Natural gas (Mmcf)...................      18,141        18,828       16,221
  Natural gas equivalent (Mmcfe).......      20,817        20,916       17,307
AVERAGE SALES PRICE PER UNIT:
  Oil and other liquid hydrocarbons
   (per Bbl)........................... $     16.30   $     17.31      $ 21.29
  Natural gas (per Mcf, including
   effects of hedging).................        1.87          1.72         2.27
  Natural gas (per Mcf, excluding
   effects of hedging).................        1.88          1.65         2.35
  Natural gas equivalent (per Mcfe,
   including effects of hedging).......        2.03          1.84         2.35
COSTS PER MCFE:
  Production expenses.................. $       .59   $       .55      $   .44
  General and administrative expenses..         .40           .35          .40
  Depreciation, depletion and
   amortization........................        1.91          1.73          .88
  Average finding and development
   costs(9)............................        1.05          1.54
PROVED RESERVES:
  Total proved reserves (Mmcfe)........     240,534       204,595
  Reserves to production ratio(10).....        11.6x          9.8x
  Present value of estimated future net
   revenues (in thousands)(11)......... $   163,615      $175,761
  Standardized measure of discounted
   net cash flows (in thousands)(12)...     160,602       171,052

--------
(1) Reflects noncash impairment charges against the carrying value of proved and unproved properties under Financial Accounting Standards Board's Statement ("FAS") 121. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements included elsewhere in this Offering Memorandum.
(2) EBITDA is calculated as operating income before interest expense and other debt expenses, income taxes, exploration costs, restructuring expense, depletion, depreciation, amortization and impairment of oil and gas properties. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles ("GAAP"). The Company has included information concerning EBITDA because EBITDA is a measure used by certain investors in determining a company's historical ability to service its indebtedness. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP as an indicator of Kelley's operating performance or liquidity. EBITDA is not necessarily comparable to a similarly titled measure of another company. The New Credit Facility requires the Company to maintain certain financial ratios related to EBITDA, and the Indenture limits the Company's ability to incur certain indebtedness, pay dividends and engage in certain other transactions if certain financial ratios related to EBITDA are not met. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of the Exchange Notes--Certain Covenants".
(3) Cash interest expense consists of interest expense and other debt expenses less accretion of original issue discount, accretion of debt valuation discount, amortization of deferred debt issuance costs and costs associated with the conversion of debentures.
(4) For purposes of nine month periods, the ratio of net debt to EBITDA was calculated utilizing annualized EBITDA for such period. Net debt is outstanding debt less cash.
(5) For purposes of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and other debt expenses. For the years ended December 31, 1992 through 1995, pre-tax income from continuing operations was insufficient to cover fixed charges by $6.6 million, $26.0 million, $25.8 million and $211.9 million, respectively, and by $50.0 million, $212.1 million, $33.4 million and $33.6 million for the pro forma years ended December 31, 1994 and 1995, for the nine months ended September 30, 1995, and the pro forma nine months ended September 30, 1995, respectively.
(6) As adjusted to give pro forma effect to the Refinancing.
(7) Excludes expenditures on the acquisition of proved properties, the Consolidation and capitalized overhead.
(8) Includes extraordinary loss of $17.1 million related to the excess of the aggregate purchase price of the 13 1/2% Notes (including Consent Payments) over the carrying value of the 13 1/2% Notes as of September 30, 1996.
(9) Average finding and development cost per Mcfe is calculated by dividing (A) capital expenditures (including future capital expenditures associated with reserve additions but excluding capitalized overhead and expenditures to acquire proved properties) relating to the properties which have been evaluated during the period by (B) the ultimate reserve additions (excluding reserve additions from the acquisition of proved properties) attributable to such properties for the same period.
(10) The reserves to production ratio is calculated by dividing the total proved reserves as of a specific date by production for the twelve-month period immediately preceding such date. See "Glossary".
(11) Computed in accordance with SEC regulations before consideration of future income taxes, general and administrative expenses and interest expense.
(12) Computed in accordance with SEC regulations.
--------
Note: Comparative annual reserve replacement ratios are not presented because such data would not be meaningful as a result of the Consolidation.

                                 RISK FACTORS

  Prospective investors should consider carefully the following factors, as well as the other information contained in this Prospectus, in evaluating an investment in the Exchange Notes. This Prospectus contains forward-looking statements of the Company. The Company cautions prospective investors that the following important factors could affect the Company's actual results in the future.

SUBSTANTIAL LEVERAGE

  As of September 30, 1996, after giving pro forma effect to the Refinancing, the Company would have had total indebtedness for money borrowed of approximately $176.8 million and stockholders' deficit of approximately $31.0 million. The Company intends to incur additional indebtedness for money borrowed in the future under the New Credit Facility as it executes its strategy for acquisition, exploration and development of oil and gas reserves. Moreover, although the Indenture contains covenants that limit the incurrence by the Company and its subsidiaries of additional indebtedness, such limitations are subject to a number of important qualifications and exceptions. In addition, the accretion of principal of a non interest-bearing or other discount security is not treated as the incurrence of indebtedness under the Indenture. See "Description of the Exchange Notes--Certain Covenants".

  The Company's leverage could have important consequences to the holders of the Exchange Notes, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations will be required for the payment of principal and interest on its indebtedness for money borrowed, thereby reducing the funds available to the Company for Kelley's operations, acquisitions and other purposes; (iii) the Company is substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (iv) the Company's substantial degree of leverage may hinder its ability to adjust rapidly to changing market conditions and could make it more vulnerable in the event of a downturn in general economic conditions or its business. In addition, certain of the Company's borrowings are and will continue to be at variable rates of interest, which exposes the Company to the risk of increased interest rates. See "--Substantial Capital Requirements", "Capitalization", "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  The Company's ability to make scheduled payments of principal of, to pay interest on or to refinance its indebtedness for money borrowed (including the Exchange Notes) depends on its future performance and successful implementation of its strategy, which is subject not only to its own actions but also to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, as well as to the prevailing market prices for oil, natural gas and natural gas liquids. There can be no assurance that Kelley's business will generate sufficient cash flow from operations or that future credit will be available in an amount sufficient to enable the Company to service its indebtedness for money borrowed, including the Exchange Notes, or make necessary capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

DEPLETION OF RESERVES; NECESSITY OF SUCCESSFUL EXPLORATION AND DEVELOPMENT

  Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Kelley's future oil and natural gas reserves and production, and, therefore, cash flow and income, are highly dependent upon Kelley's success in efficiently developing its current reserves and acquiring additional reserves that are economically recoverable. At September 30, 1996, approximately 87% of Kelley's proved reserves were located within four fields in Webster and Bienville Parishes of north Louisiana. Without reserve additions in excess of production through successful acquisition and development activities, Kelley's reserves and production will decline. There can be no assurance that Kelley will be able to develop or acquire additional reserves to replace its current and future production.

SUBSTANTIAL CAPITAL REQUIREMENTS

  Kelley is dependent upon its ability to obtain financing for acquiring, exploring and developing oil and natural gas properties beyond its internally generated cash flow. Historically, Kelley has financed these activities primarily through the issuance of debt and equity securities, through various credit facilities and with internally generated funds. Kelley currently has plans for substantial capital expenditures to continue its acquisition and development activities. The Company expects to utilize the New Credit Facility to borrow funds required from time to time to supplement its own available cash. If revenues or the Company's borrowing base decrease as a result of lower oil and gas prices, operating difficulties or declines in reserves, the Company's ability to expend the capital necessary to undertake or complete future activities may be limited. No assurances can be given that the Company will have adequate funds available to it under the New Credit Facility to carry out its strategy or that the Company will be able to make any mandatory principal payments required by the lenders under such facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

VOLATILITY OF OIL, NATURAL GAS AND NATURAL GAS LIQUIDS PRICES

  Kelley's financial results are affected significantly by the price received for Kelley's oil, natural gas and natural gas liquids production. Historically, the markets for oil, natural gas and natural gas liquids have been volatile and are likely to continue to be volatile in the future. The prices received by Kelley for its oil, natural gas and natural gas liquids production and the levels of such production are subject to wide fluctuations and depend on numerous factors beyond Kelley's control, including market uncertainty, changes in global supply of and demand for oil, natural gas and natural gas liquids, weather conditions, the condition of the United States economy (particularly the manufacturing sector), the price and quantity of foreign imports, the price and availability of alternative fuels, political conditions (including embargoes) in or affecting other oil-producing and natural gas-producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic government regulation, legislation and policies. Kelley's future financial condition and results of operations will be dependent, in part, upon the prices received for Kelley's oil and natural gas production, as well as the costs of finding, acquiring, developing and producing reserves. If oil and natural gas prices fall materially below their current levels, the availability of funds and the Company's ability to repay outstanding amounts under bank credit facilities and the Notes could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

RESTRICTIVE DEBT COVENANTS

  The Company is subject to a number of significant covenants that, among other things, restrict the ability of Kelley to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and that otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or engage in other business activities that may be in the interest of the Company. In addition, the New Credit Facility requires the Company to maintain compliance with certain financial ratios. The ability of the Company to comply with such ratios may be affected by events beyond the Company's control. A breach of any of these covenants or the inability of the Company to comply with the required financial ratios could result in a default under bank credit facilities. In the event of any such default, all borrowings outstanding under the New Credit Facility, together with accrued interest and other fees, could be declared due and payable and the Company could be required to sell assets and apply all of its available cash to repay such borrowings. The indebtedness under the New Credit Facility is secured by substantially all of the oil and gas assets of the Company and its subsidiaries and the proceeds therefrom, and, as a result, the lenders thereunder would have a claim against such assets prior to other creditors of the Company and its subsidiaries, including holders of the Exchange Notes. If the indebtedness under the New Credit Facility or any other indebtedness of the Company were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness in full. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

UNCERTAINTIES IN ESTIMATING RESERVES AND FUTURE NET REVENUES

  There are numerous uncertainties not only in acquiring valuable oil and gas prospects and successfully exploring and developing them but also in estimating quantities of proved reserves believed to have been discovered and in projecting future rates of production and the timing of development expenditures, including many factors beyond the control of Kelley. The reserve data set forth in this Prospectus are only estimates. Reserve estimates are inherently imprecise and may be expected to change as additional information becomes available. Furthermore, estimates of oil and gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured exactly, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net revenues expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. There also can be no assurance that the reserves set forth in this Prospectus will ultimately be produced or that the proved undeveloped reserves set forth in this Prospectus will be developed within the periods anticipated. It is likely that variances from the estimates will be material. In addition, the estimates of future net revenues from proved reserves of Kelley and the present value thereof are based upon certain assumptions about future production levels, prices and costs that may not be correct when judged against actual subsequent experience. The Company emphasizes with respect to the estimates prepared by independent petroleum engineers that the discounted future net revenues should not be construed as representative of the fair market value of the proved reserves owned by Kelley since estimated future net revenues are based upon projected cash flows which do not provide for changes in oil and natural gas prices from those in effect on the date indicated or for escalation of expenses and capital costs subsequent to such date. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based. Actual results will differ, and are likely to differ materially, from the results estimated. Kelley's operations in south Louisiana in recent years are illustrative of these uncertainties. Downward revisions were made to Kelley's estimated proved reserves in south Louisiana in 1993 and 1995, which revisions had an adverse effect on the Company's asset base. Accordingly, potential investors in the Exchange Notes are cautioned not to place undue reliance on the reserve data included in this Prospectus.

BUSINESS RISKS; OPERATING HAZARDS AND UNINSURED RISKS

  Oil and gas drilling activities are subject to numerous risks, including the risk that no commercially viable oil or natural gas production will be obtained, and many of such risks are beyond Kelley's control. The decision to purchase, explore or develop a prospect or property will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. The cost of drilling, completing and operating wells is often uncertain, and overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Also, technical problems encountered in actual drilling, completion and workover activities can delay such activity and add substantial cost to a project. Further, drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, weather conditions, compliance with government permitting requirements, shortages of or delays in obtaining equipment, reductions in product prices and limitations in the market for products. At present, the level of drilling activity in the United States has resulted in increased demand for, and therefore increased costs associated with, drilling equipment and the services and products of other vendors to the industry. In particular, in connection with drilling activities in the marshy regions of south Louisiana, there has been an increased cost of drilling operations due to increased costs for barge rigs necessary to conduct activity in such region. Moreover, the number of drilling contractors offering barge drilling and workover services is limited. Although to date Kelley has not been materially adversely affected by these recent increased costs, there can be no assurance that costs will not increase further or that necessary equipment and services will be available at economical prices.

  The availability of a ready market for Kelley's oil and natural gas production also depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines or trucking and terminal facilities. Natural gas wells may be shut in for lack of a market or because of inadequacy or unavailability of natural gas pipeline or gathering system capacity.

  Kelley's oil and natural gas business also is subject to all of the operating risks associated with the drilling for and production of oil and natural gas, including, but not limited to, uncontrollable flows of oil, natural gas, brine or well fluids into the environment (including groundwater and shoreline contamination), blowouts, cratering, mechanical difficulties, fires, explosions, pollution and other risks, any of which could result in substantial losses to Kelley. Although Kelley maintains insurance at levels that it believes are consistent with industry practices, it is not fully insured against all risks. Losses and liabilities arising from uninsured and underinsured events could have a material adverse effect on the financial condition and operations of Kelley.

GOVERNMENT LAWS AND REGULATIONS

  Kelley's operations are affected from time to time in varying degrees by political developments and federal and state laws and regulations. In particular, oil and natural gas production, operations and economics are or have been affected by price controls, taxes and other laws relating to the oil and natural gas industry, by changes in such laws and by changes in administrative regulations. The Company cannot predict how existing laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted or the effect such changes may have on Kelley's business or financial condition. See "Business and Properties--Regulation".

  Kelley's operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. The discharge of oil, natural gas, oil and gas exploration and production wastes or other pollutants into the air, soil or water may give rise to liabilities on the part of Kelley to the government and third parties and may require Kelley to incur costs of remediation. No assurance can be given that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not materially adversely affect Kelley's operations and financial condition or that material indemnity claims will not arise against Kelley with respect to properties acquired or sold by Kelley. See "Business and Properties--Regulation".

RISKS OF HEDGING TRANSACTIONS

  Kelley regularly enters into hedging transactions for its natural gas production and likely will continue to do so in the future. Such transactions may limit potential gains by Kelley if oil and natural gas prices were to rise substantially over the price established by the hedges and may expose Kelley to the risk of financial loss in certain circumstances, including possibly instances where Kelley's production is less than expected or there is an unexpected event materially affecting prices. The natural gas swap agreements generally provide for Kelley to receive or make counterparty payments on the differential between a fixed price and a variable indexed price for natural gas. Kelley is exposed to the credit risk of nonperformance by its hedging counterparties, which generally can be quantified as the amount of unrealized gains under the contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" and Note 12 to the Consolidated Financial Statements of the Company included in this Prospectus.

COMPETITION

  Kelley operates in a highly competitive environment with respect to acquiring reserves, marketing oil and natural gas and securing trained personnel. Many of Kelley's larger competitors possess and employ financial and personnel resources substantially greater than those available to Kelley. Such companies may be able to pay more for productive oil and natural gas properties and to define, evaluate, bid for and purchase a greater number of properties than Kelley's financial or personnel resources permit. Kelley's ability to acquire additional reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, there is substantial competition for capital available for investment in the oil and natural gas industry. There can be no assurance that Kelley will be able to compete successfully in the future in acquiring reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel, and raising additional capital. See "Business and Properties--Competition".

DEPENDENCE ON KEY PERSONNEL

  The Company believes that its current operations and future prospects are dependent to a significant extent upon the efforts of several members of its new senior management team, none of whom have been with the Company for more than one year. The loss of the services of certain of these key individuals could have an adverse effect upon the Company. The Company currently does not maintain insurance against the loss of any of these individuals.

SUBORDINATION OF THE EXCHANGE NOTES

  The Exchange Notes will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, which includes all indebtedness under the New Credit Facility. As of September 30, 1996, after giving pro forma effect to the Refinancing, the Company would have had $7.0 million of Senior Indebtedness outstanding and would have had up to $50.5 million available under the New Credit Facility, which, if borrowed, would be Senior Indebtedness. The Company currently conducts business through subsidiaries. Claims of creditors of the Company's subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Exchange Notes, even if such obligations do not constitute Senior Indebtedness of such subsidiaries. However, the Exchange Notes will be guaranteed by certain subsidiaries of the Company. See "Description of the Exchange Notes--Certain Covenants--Subsidiary Guaranties". Such guarantees, however, will be subordinate in right of payment to any Senior Indebtedness of such subsidiaries. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "Description of the Exchange Notes--Certain Covenants--Limitation on Indebtedness".

  The obligations of each Subsidiary Guarantor (as defined herein) under its guaranty will be senior subordinated obligations. As such, the rights of holders of the Exchange Notes to receive payment by a Subsidiary Guarantor will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination with respect to the Company's obligations under the Exchange Notes will apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its guaranty.

  In the event of liquidation, dissolution, reorganization, bankruptcy or any similar proceeding regarding the Company, the assets of the Company will be available to pay obligations on the Exchange Notes only after the Senior Indebtedness of the Company has been paid in full. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the Exchange Notes. In addition, the subordination provisions of the Indenture provide that no cash payment may be made with respect to the Exchange Notes during the continuance of a payment default under any Senior Indebtedness of the Company. Furthermore, if certain non-payment defaults exist with respect to certain Senior Indebtedness of the Company, the holders of such Senior Indebtedness will be able to prevent payments on the Exchange Notes for certain periods of time. See "Description of the Exchange Notes--Ranking".

PAYMENT UPON A CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder of the Exchange Notes may require the Company to repurchase all or a portion of such holder's Exchange Notes at 101% of the principal amount of the Exchange

Notes, together with accrued and unpaid interest to the date of repurchase. The Indenture requires that, prior to such a repurchase, the Company must either repay all outstanding Senior Indebtedness or obtain any required consents to such repurchase. If a Change of Control were to occur, the Company may not have the financial resources to repay all of the Senior Indebtedness, the Exchange Notes and any other indebtedness that would become payable upon the occurrence of such Change of Control. See "--Subordination of the Exchange Notes" and "Description of the Exchange Notes--Certain Covenants--Change of Control".

FRAUDULENT TRANSFER LAWS

  Under federal or state fraudulent transfer laws, if a court of competent jurisdiction were to find, in a lawsuit by an unpaid creditor or a representative of creditors, such as a trustee in bankruptcy or a debtor-in-possession, that the Company issued the Exchange Notes with the intent to hinder, delay or defraud present or future creditors, or received less than a reasonably equivalent value or fair consideration for any such indebtedness, and at the time of such incurrence (i) was insolvent, (ii) was rendered insolvent by reason of such incurrence, (iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay as such debts matured, such court could avoid the Company's obligations to the holders of the Exchange Notes, subordinate the Company's obligations to the holders of the Exchange Notes to all other indebtedness of the Company or take other action detrimental to the holders of the Exchange Notes. In that event, there can be no assurance that any repayment on the Exchange Notes could ever be recovered by the holders of the Exchange Notes. Any Subsidiary Guaranty may also be subject to challenge under fraudulent transfer laws and, in any case, will be limited to amounts that any such Subsidiary Guarantor can guarantee without violating such laws. See "Description of the Exchange Notes--Certain Definitions--Subsidiary Guaranty".

LACK OF PUBLIC MARKET FOR THE EXCHANGE NOTES

  The Outstanding Notes currently are owned by a relatively small number of beneficial owners. The Outstanding Notes have not been registered under the Securities Act and are subject to significant restrictions on resale. The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Outstanding Notes or the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Company has been advised by the Placement Agents that, following consummation of the Exchange Offer, they currently intend to make a market in the Exchange Notes. However, the Placement Agents are not obligated to do so, and any market making activity with respect to the Exchange Notes may be discontinued at any time without notice. If commenced, such market making activity will be subject to the limits imposed in the Exchange Act, and may be limited during the Exchange Offer or the pendency of the Shelf Registration Statement. Accordingly no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

EXCHANGE OFFER PROCEDURES

  Issuance of the Exchange Notes in exchange for Outstanding Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of Outstanding Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Outstanding Notes desiring to tender their Outstanding Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange. Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions on transfer thereof. On consummation of the Exchange Offer, the registration rights under the Registration Agreement will terminate except that if (i) the Company determines that the Exchange Offer may not be consummated as soon as practicable after the Expiration Date because it would violate applicable law or the applicable interpretations of the staff of the Commission, (ii) the Exchange Offer is not consummated within 210 days of the date of the Registration Agreement, (iii) the Placement Agents so request with respect to the Outstanding Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer and held by them following consummation of the Exchange Offer or (iv) any holder of an Outstanding Note (other than an Exchanging Dealer) is not eligible to participate in the Exchange Offer or, in the case of any holder of Outstanding Notes (other than an Exchanging Dealer) that participates in the Exchange Offer, the holder does not receive freely tradeable Exchange Notes on the date of the exchange for validly tendered (and not withdrawn) Notes, the Company has agreed to file and maintain a shelf registration statement that would allow resales of transfer restricted Outstanding Notes or Exchange Notes owned by the holders. In addition, any holder of Outstanding Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where the Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. See "Plan of Distribution". To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Outstanding Notes could be adversely affected. See "The Exchange Offer".

CONSEQUENCES OF THE EXCHANGE OFFER ON NON-TENDERING HOLDERS OF OUTSTANDING
NOTES

  The Company intends for the Exchange Offer to satisfy its registration obligations under the Registration Agreement. If the Exchange Offer is consummated, the Company does not, except in very limited circumstances set forth in the Registration Agreement, intend to file further registration statements for the sale or other disposition of Outstanding Notes. Consequently, following completion of the Exchange Offer, holders of Outstanding Notes seeking liquidity in their investment would have to rely on an exemption to the registration requirements under applicable securities laws, including the Securities Act, with respect to any sale or other disposition of Outstanding Notes.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Outstanding Notes were sold by the Company on October 29, 1996, to the Placement Agents pursuant to the Placement Agreement. The Placement Agents subsequently resold the Outstanding Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. In conjunction with the Placement Agreement, the Company entered into the Registration Agreement with the Placement Agents, which requires, among other things, that the Company file with the Commission a registration statement under the Securities Act with respect to an offer by the Company to the holders of the Outstanding Notes ("Holders") to issue and deliver to the Holders, in exchange for Outstanding Notes, a like principal amount of Exchange Notes. The Registration Agreement obligates the Company to use its best efforts to cause the registration statement relating to the Exchange Offer to be declared effective by the Commission under the Securities Act, to commence the Exchange Offer and to issue and deliver the Exchange Notes to Holders. The Exchange Notes are to be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act (other than any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act). A copy of the Registration Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name the Outstanding Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where the Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. See "Plan of Distribution".

TERMS OF THE EXCHANGE OFFER

  On the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Outstanding Notes validly tendered and not withdrawn before 12:00 midnight, New York City time, on the Expiration Date. As soon as practicable after the Expiration Date, the Company will issue $1,000 principal amount of Exchange Notes in exchange for $1,000 principal amount of Outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Outstanding Notes pursuant to the Exchange Offer. However, Outstanding Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that (i) the Exchange Notes have been registered under the Securities Act and will not bear legends restricting the transfer thereof and (ii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Agreement. The Exchange Notes will evidence the same debt as the Outstanding Notes and will be entitled to the benefits of the Indenture.

  As of the date of this Prospectus, $125,000,000 aggregate principal amount of the Outstanding Notes was outstanding and registered in the name of Cede & Co., as nominee for the Depository Trust Company. The Company has fixed the
close of business of          , 1997, as the record date for the Exchange
Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

  Holders of Outstanding Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1 thereunder.

  The Company shall be deemed to have accepted validly tendered Outstanding Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Exchange Notes from the Company.

  If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for those unaccepted Outstanding Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses".

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 12:00 midnight New York City time, on
      , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  To extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and issue a notice of such extention by press release or other public announcement, each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Outstanding Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered Holders, and, depending on the significance of the amendment and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to 10 business days if the Exchange Offer would otherwise expire during that five to 10 business day period.

  Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest from the date of issuance of the Exchange Notes. Interest on the Exchange Notes will be payable semiannually on each April 15 and October 15, commencing on the first such date following the date of issuance of the Exchange Notes. Outstanding Notes that are accepted for exchange will cease to accrue interest on and after the date on which interest on the Exchange Notes begins to accrue. Accrued and unpaid interest on the Outstanding Notes that are tendered in exchange for the Exchange Notes will be payable on or before the first April 15 or October 15 following the date of issuance of the Exchange Notes.

PROCEDURES FOR TENDERING

  Only a Holder of Outstanding Notes may tender those Outstanding Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver the Letter of Transmittal or the facsimile, together with the Outstanding Notes and any other required documents, to the Exchange Agent before 12:00 midnight, New York City time, on the Expiration Date. To be tendered effectively, the Outstanding Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" before 12:00 midnight, New York City time, on the Expiration Date. Delivery of the Outstanding Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of book-entry transfer must be received by the Exchange Agent before the Expiration Date.

  By executing the Letter of Transmittal, each Holder will make to the Company the representation set forth below in the second paragraph under the heading "Resale of Exchange Notes".

  The tender by a Holder and the acceptance thereof by the Company will constitute agreement between the Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

  Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct the registered Holder to tender on it's behalf.

  Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Outstanding Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered Holder of any Outstanding Notes listed therein, those Outstanding Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered Holder as the registered Holder's name appears on the Outstanding Notes with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Exchange Notes at the DTC (the "Book-Entry Transfer Facility") for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Outstanding Notes by causing the Book-Entry Transfer Facility to transfer the Outstanding Notes into the Exchange Agent's account with respect to the Outstanding Notes in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of the Outstanding Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or before the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures; provided, however, that a participant in DTC's book-entry system may, in accordance with DTC's Automated Tender Offer Program procedures and in lieu of physical delivery to the Exchange Agent of a Letter of Transmittal, electronically acknowledge its receipt of, and agreement to be bound by, the terms of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Outstanding Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until all defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where the Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. See "Plan of Distribution".

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available, (ii) who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, before the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) before the Expiration Date, the Exchange Agent receives from the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of the Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Outstanding Notes (or a confirmation of book-entry transfer of those Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) the properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Outstanding Notes in proper form for transfer (or a confirmation of book-entry transfer of those Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

  On request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

  Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time before 12:00 midnight, New York City time, on the Expiration Date.

  To withdraw a tender of Outstanding Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein before 12:00 midnight, New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Outstanding Notes to be withdrawn (the "Depositor"), (ii) identify the Outstanding Notes to be withdrawn (including the certificate number(s) and principal amount of the Outstanding Notes, or, in the case of Outstanding Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which the Outstanding Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Outstanding Notes register the transfer of those Outstanding Notes in the name of the person withdrawing the tender, (iv) specify the name in which any such Outstanding Notes are to be registered, if different from that of the Depositor and (v) if applicable because the Outstanding Notes have been tendered pursuant to book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly retendered. Any Outstanding Notes that have been tendered but that are not accepted for exchange, will be returned to the Holder thereof without cost to the Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time before the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes for, any Outstanding Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of any Outstanding Notes, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer that might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries;

    (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred that might materially impair the ability of the Company to proceed with the Exchange Offer;

    (c) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted that might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company;

    (d) there shall occur a change in the current interpretation by the staff of the Commission that permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes to be offered for resale, resold and otherwise transferred by Holders thereof (other than broker-dealers and any Holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the Exchange Notes are acquired in the ordinary course of the Holders' business and the Holders have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes; or

    (e) any governmental approval has not been obtained, which approval the Company shall deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in good faith and in the exercise of its reasonable discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Outstanding Notes and return all tendered Outstanding Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Outstanding Notes tendered before the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw tenders of Outstanding Notes (see "--Withdrawal of Tenders") or (iii) waive the unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Outstanding Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending on the significance of the waiver and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to 10 business days if the Exchange Offer would otherwise expire during that five to 10 day period.

EXCHANGE AGENT

  United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of his Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

     By Hand Delivery:       By Overnight Courier:           By Mail:

                                 770 Broadway
       111 Broadway               13th Floor                  Box 843
        Lower Level           New York, NY 10003       Peter Cooper Station
    New York, NY 10005   Attn: Corporate Trust Service  New York, NY 10276
   Attn: Corporate Trust            Window             Attn: Corporate Trust

      By Facsimile Transmission:                  For Information:


   (For Eligible Institutions Only)                (800) 548-6565
            (212) 420-6152
         Confirm by Telephone:
            (800) 548-6565

FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or other soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

  The Company will pay all transfer taxes, if any, applicable to the exchange of the Outstanding Notes pursuant to the Exchange Offer. If, however, certificates representing the Exchange Notes or the Outstanding Notes for the principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Outstanding Notes pursuant to the Exchange Offer, then the amount of that transfer tax (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes, which is face value as adjusted for original issue discount, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

RESALE OF EXCHANGE NOTES

  The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the Exchange Notes issued in the Exchange Offer in exchange for the Outstanding Notes may be offered for sale, resold or otherwise transferred by any holder thereof without compliance with the registration and prospectus delivery requirements of the Securities Act. Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder of Exchange Notes (other than any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holder's business and the holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) and Morgan Stanley & Co., Incorporated (June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where the Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. See "Plan of Distribution".

  By tendering in the Exchange Offer, each Holder will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving the Exchange Notes, whether or not that person is a Holder, (ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes and (iii) the Holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with those requirements in such instance could result in the Holder incurring liability under the Securities Act for which the Holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each Holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company will represent to the Company that the Holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.

  As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

CONSEQUENCES OF FAILURE TO EXCHANGE

  As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Agreement, and, except as described under "--Shelf Registration Statement", Holders of Outstanding Notes who do not tender their Outstanding Notes will not have any further registration rights under the Registration Agreement or otherwise. Accordingly, any Holder of Outstanding Notes that does not exchange its Outstanding Notes for Exchange Notes will continue to hold the untendered Outstanding Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent those rights or limitations that, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

  The Outstanding Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Outstanding Notes may be resold only (i) to the Company (on redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Outstanding Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) to an institutional accredited investor that, before the transfer, furnishes to United States Trust Company of New York, as trustee, a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Outstanding Notes evidenced thereby (the form of which letter can be obtained from the Trustee) or (vi) pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

  Accordingly, to the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Outstanding Notes could be adversely affected.

SHELF REGISTRATION STATEMENT

  If (i) the Company determines that the Exchange Offer may not be consummated as soon as practicable after the Expiration Date because it would violate applicable law or the applicable interpretations of the staff of the Commission, (ii) the Exchange Offer is not consummated within 210 days of the date of the Registration Agreement, (iii) the Placement Agents so request with respect to the Outstanding Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer and held by them following consummation of the Exchange Offer or (iv) any holder of an Outstanding Note (other than an Exchanging Dealer) is not eligible to participate in the Exchange Offer or, in the case of any holder of Outstanding Notes (other than an Exchanging Dealer) that participates in the Exchange Offer, the holder does not receive freely tradeable Exchange Notes on the date of the exchange for validly tendered (and not withdrawn) Notes, the Company has agreed to file and maintain a shelf registration statement that would allow resales of transfer restricted Outstanding Notes or Exchange Notes owned by those holders.

OTHER

  Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Outstanding Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

  No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied on as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tender be accepted from or, on behalf of) holders of Outstanding Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in that jurisdiction and extend the Exchange Offer to holders of Outstanding Notes in that jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of that jurisdiction.

  The Company may in the future seek to acquire untendered Outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Outstanding Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Outstanding Notes, except for the filing, if required, of the Shelf Registration Statement.

                                USE OF PROCEEDS

  This Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Company will receive Outstanding Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes (which they replace), except as otherwise described herein. The Outstanding Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company.

  The net proceeds of the Note Offering were approximately $119.8 million. The Company used substantially all of these proceeds to pay the Tender Offer Consideration to holders of the 13 1/2% Notes that were validly tendered and accepted for payment pursuant to the Tender Offer and to pay Consent Payments to holders of the 13 1/2% Notes who validly consented pursuant to the Solicitation.

                                CAPITALIZATION

  The following table sets forth the actual capitalization of the Company as of September 30, 1996, and the as adjusted capitalization of the Company as of such date to give effect to the Refinancing.

                                                              AS OF SEPTEMBER
                                                                 30, 1996
                                                             ------------------
                                                                          AS
                                                              ACTUAL   ADJUSTED
                                                             --------  --------
                                                              (IN THOUSANDS)
                                                                (UNAUDITED)
LONG-TERM DEBT:
  Bank debt(1).............................................. $  7,000   $ 7,000
  13 1/2% Senior Notes due 1999.............................   96,796       435
  10 3/8% Senior Subordinated Notes Due 2006................       --   119,788
  8 1/2% Convertible Subordinated Debentures due 2000.......   22,605    22,605
  7 7/8% Convertible Subordinated Notes due 1999............   26,948    26,948
                                                             --------  --------
    Total long-term debt....................................  153,349   176,776
                                                             --------  --------
STOCKHOLDERS' DEFICIT:
  Convertible Exchangeable Preferred Stock..................    2,618     2,618
  Common Stock..............................................      983       983
  Additional paid-in capital................................  273,088   273,088
  Retained deficit(2)....................................... (290,524) (307,650)
                                                             --------  --------
    Total stockholders' deficit.............................  (13,835)  (30,961)
                                                             --------  --------
      Total capitalization.................................. $139,514  $145,815
                                                             ========  ========

--------
(1) The borrowing base under the New Credit Facility currently is $57.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".
(2) Includes an extraordinary loss of $17.1 million related to the excess of the aggregate purchase price of the 13 1/2% Notes (including Consent Payments) over the carrying value of the 13 1/2% Notes as of September 30, 1996.

                     SELECTED CONSOLIDATED FINANCIAL DATA


  The following tables present selected historical and unaudited pro forma financial data for the Company. The historical financial information as of and for the years ended December 31 in each of the four years presented through 1994 is derived from the audited consolidated financial statements of Kelley Oil. The Consolidation was treated as a purchase of interests in Kelley Partners by the Company for financial accounting purposes. Accordingly, the historical financial information for the year ended December 31, 1995, reflects Kelley Oil's historical results on a stand-alone basis through the date of the Consolidation in February 1995, with the results of combined operations recorded thereafter. The unaudited financial information as of September 30, 1996, and for the nine months ended September 30, 1996 and 1995 has been prepared by the Company in accordance with generally accepted accounting principles and reflects all adjustments (consisting of normal recurring adjustments) necessary for a fair statement in all material respects of the results for the interim periods presented. Certain financial statement items in the interim 1995 period have been reclassified to conform to the interim 1996 presentation. This information should be read in conjunction with "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The pro forma financial information presented below is unaudited and gives effect to the Consolidation as of January 1, 1994. The pro forma financial information does not purport to represent what the Company's results of operations actually would have been had the Consolidation occurred on such date or to project the Company's results of operations for any future period.

                                                                                              NINE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                                  SEPTEMBER 30,
                    --------------------------------------------------------------------  ----------------------------
                     1991     1992      1993      1994      1995       1994      1995       1995      1995      1996
                    -------  -------  --------  --------  ---------  --------  ---------  --------  --------  --------
                                                                       PRO        PRO                 PRO
                                                                      FORMA      FORMA               FORMA
                                                                     --------  ---------            --------
                                                         (IN THOUSANDS)
 INCOME STATEMENT
  DATA:
 Oil and gas
  revenues........  $13,179  $18,098  $ 19,711  $ 15,487  $  36,042  $ 42,348  $  38,550  $ 26,284  $ 28,792  $ 40,201
 Gas marketing
  revenues, net...    1,216    1,013     1,353     1,335        956        45        958       677       679     1,078
 Gain on sale of
  oil and gas
  properties......       --       --        --        --        777        --        777       777       777        --
 Other income.....      566      819       710       623        404       742        404       310       310       334
                    -------  -------  --------  --------  ---------  --------  ---------  --------  --------  --------
  Total operating
   revenues.......   14,961   19,930    21,774    17,445     38,179    43,135     40,689    28,048    30,558    41,613
                    -------  -------  --------  --------  ---------  --------  ---------  --------  --------  --------
 Production
  expenses........    2,325    3,478     3,993     3,760     10,835    12,318     11,461     7,739     8,365     7,638
 Exploration
  costs...........    3,012    7,126    14,226     7,404     23,387    18,083     23,727    10,523    10,863     4,216
 General and
  administrative
  expenses........    2,970    3,478     4,079     5,172      7,030     8,308      7,398     4,346     4,714     6,950
 Depreciation,
  depletion and
  amortization....    5,813    9,768    18,857    20,474     35,591    39,727     36,190    23,704    24,303    15,293
 Impairment of oil
  and gas
  properties(1) ..       --       --        --        --    150,138        --    150,138       --        --        --
 Restructuring
  expense.........       --       --        --     1,814      1,115     1,814      1,115       --        --      2,000
                    -------  -------  --------  --------  ---------  --------  ---------  --------  --------  --------
 Operating income
  (loss)..........      841   (3,920)  (19,381)  (21,179)  (189,917)  (37,115)  (189,340)  (18,264)  (17,687)    5,516
 Interest income..      587      567       796       793        582       851        587       417       422       604
 Interest expense
  and other debt
  expenses........      950    2,684     6,638     4,571     21,956    12,361     22,763    15,137    15,944    18,376
                    -------  -------  --------  --------  ---------  --------  ---------  --------  --------  --------
 Income (loss)
  before income
  taxes...........      478   (6,037)  (25,223)  (24,957)  (211,291)  (48,625)  (211,516)  (32,984)  (33,209) (12,256)
 Provision
  (benefit) for
  taxes...........       25   (1,071)       --        --         --        --         --        --        --        --
                    -------  -------  --------  --------  ---------  --------  ---------  --------  --------  --------
 Net income
  (loss)..........      453   (4,966)  (25,223)  (24,957)  (211,291)  (48,625)  (211,516)  (32,984)  (33,209)  (12,256)
                    -------  -------  --------  --------  ---------  --------  ---------  --------  --------  --------
 Less: cumulative
  preferred stock
  dividends.......      770      729       894     2,905      6,607     4,611      7,033     4,867     5,293        --
                    -------  -------  --------  --------  ---------  --------  ---------  --------  --------  --------
 Net loss
  applicable to
  common stock....  $  (317) $(5,695) $(26,117) $(27,862) $(217,898) $(53,236) $(218,549) $(37,851) $(38,502) $(12,256)
                    =======  =======  ========  ========  =========  ========  =========  ========  ========  ========

                                    AS OF DECEMBER 31,                  AS OF
                         -----------------------------------------  SEPTEMBER 30,
                          1991    1992    1993     1994     1995        1996
                         ------- ------- ------- -------- --------  -------------
                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets............ $71,308 $95,562 $87,145 $106,513 $151,342    $179,421
Working capital
 (deficit)..............   9,856  15,646   2,622    3,788   (9,233)   (17,062)
Property and equipment,
 net....................  34,568  50,019  58,018   74,912  128,642     155,502
Total long-term debt....  18,272  44,763  34,814   37,242  164,980     153,349
Stockholders' equity
 (deficit)..............  28,297  24,411  27,415   45,180  (45,568)   (13,835)

-------
(1) Reflects noncash impairment charges against the carrying value of proved and unproved properties under FAS 121. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following information should be read in conjunction with the information contained in the Financial Statements of the Company included elsewhere in this Prospectus.

GENERAL

  Kelley is engaged in oil and natural gas exploration, development, production and acquisition. Kelley's activities are concentrated primarily in two geographic areas: north Louisiana and south Louisiana. At September 30, 1996, approximately 87% of Kelley's proved reserves are located on 48,620 gross (23,668 net) acres within four fields in Webster and Bienville Parishes of north Louisiana, where its activities are focused on lower-risk development drilling. Substantially all of the balance of Kelley's proved reserves are located in south Louisiana, primarily in Terrebonne Parish. Kelley intends to continue its primary emphasis on development drilling in its north Louisiana fields where it believes it has opportunities for production growth. Kelley's exploration activities will focus on its existing leaseholdings in Terrebonne Parish, where the Company believes successful wells have the potential for larger reserves and production as compared to development wells in north Louisiana. In that regard, Kelley is utilizing advanced geophysical techniques to re-evaluate and refine interpretations of Kelley's 3-D seismic database and is pursuing industry partnerships in order to manage the exploration risks associated with its south Louisiana properties.

  Fourth Quarter Extraordinary Loss. In connection with repurchase of the 13 1/2% Notes and the payment of Consent Payments pursuant to the Tender Offer and the Solicitation, the Company expects to incur an extraordinary loss in the fourth quarter of 1996 of approximately $17.0 million, representing the excess of the aggregate purchase price of the 13 1/2% Notes (including Consent Payments) over their carrying value as of the date of the consummation of the Refinancing.

  Pro Forma Comparison. Because Kelley's historical results for periods prior to the Consolidation reflect operations of Kelley Oil alone, they are not comparable with its operating results after February 1995, which reflect Kelley's combined operations following the Consolidation. Accordingly, the following discussion of comparative results of operations for the nine months ended September 30, 1995 and 1996 and the years ended December 31, 1994 and 1995 reflect pro forma information for the first nine months of 1995 and for both 1994 and 1995, giving effect to the Consolidation from the beginning of 1994. The Company believes this provides a more meaningful comparison of results and operational trends than a comparison based on historical results. The discussion of comparative results for the years ended 1993 and 1994 reflects historical financial information for Kelley Oil on a stand-alone basis. The following table sets forth certain operating data regarding net production, average sales prices, production expenses and revenues associated with Kelley's oil and natural gas operations for the periods indicated.

                                                                  NINE MONTHS
                                                                     ENDED
                                      YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                    --------------------------- ---------------
                                     1993   1994   1994   1995   1995    1996
                                    ------ ------ ------ ------ ------- -------
                                                   PRO    PRO     PRO
                                                  FORMA  FORMA   FORMA
                                                  ------ ------ -------
NET PRODUCTION DATA:
  Oil and other liquid hydrocarbons
   (Mbbls).........................    202    171    446    348     273     181
  Natural gas (Mmcf)...............  7,327  6,697 18,141 18,828  14,178  16,221
  Natural gas equivalent (Mmcfe)...  8,539  7,723 20,817 20,916  15,813  17,307
AVERAGE SALES PRICE PER UNIT:
  Oil and other liquid hydrocarbons
   (per Bbl)....................... $17.84 $16.31 $16.30 $17.31 $ 17.53 $ 21.29
  Natural gas (per Mcf)............   2.20   1.89   1.87   1.72    1.69    2.27
  Natural gas equivalent (per
   Mcfe)...........................   2.31   2.01   2.03   1.84    1.82    2.35
COST PER MCFE:
  Production expenses..............    .47    .49    .59    .55     .53     .44
  General and administrative
   expenses........................    .48    .67    .40    .35     .30     .40
  Depreciation, depletion and
   amortization....................   2.21   2.65   1.91   1.73    1.54     .88

  Impairment of Assets. In the fourth quarter of 1995, the Company implemented the Financial Accounting Standards Board's Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("FAS 121"). Under FAS 121, certain assets are required to be reviewed periodically for impairment whenever circumstances indicate their carrying amount exceeds their fair value and may not be recoverable. As a result of its continuing operating losses and a decline in its proved reserves at January 1, 1996, from year-earlier pro forma levels, the Company performed an assessment of the carrying value of Kelley's oil and gas properties indicating an impairment should be recognized as of year end. Under this analysis, the fair value for Kelley's proved oil and gas properties was estimated on a depletable unit basis using escalated pricing and present value discount factors reflecting risk assessments. The fair value of Kelley's unproved properties was predicated on current acreage cost estimates. Based on this analysis, Kelley recognized noncash impairment charges against the carrying values of its proved and unproved oil and gas properties under FAS 121 aggregating $83.4 million and $66.7 million, respectively, at December 31, 1995.

  Contour Transaction. In November 1995, the Company reported that it expected to be substantially capital constrained by the middle of 1996 due to low levels of internally generated cash flow and borrowing restrictions. At that time, the Company implemented an immediate reduction in its drilling activities and aggressively pursued outside capital in the form of an equity placement, merger or sale of the Company. Following discussions with potential acquirors, the Company entered into the Contour Agreements in January 1996, which provide for a two-stage equity investment of $75 million in the Company by Contour. Pursuant to the Contour Transaction in February 1996, the Company appointed John F. Bookout as Chairman, President and Chief Executive Officer of the Company, and other experienced industry executives to other senior management positions. See "Company History".

  The Contour Transaction enabled the Company's new senior management team to institute an accelerated developmental drilling program within Kelley's north Louisiana properties, which has resulted in 35 gross (21.7 net) new wells being drilled through September 30, 1996. Except for wells still being drilled at the end of such period, all such wells were completed as producing wells. The Company expects to initiate drilling on approximately 25 new wells during the remainder of the year. In addition, the new senior management team has implemented cost-cutting measures designed to streamline Kelley's operations, which included a $2.0 million restructuring charge in the first half of 1996 associated primarily with staff reductions and related severance settlements with certain employees and various reorganization costs. These charges along with charges incurred in prior periods are included in accounts payable and accrued expenses on the balance sheet in the amount of $2.2 million, of which $.5 million is associated with restructuring charges incurred in prior periods. The Company expects to incur an additional restructuring charge in the fourth quarter of 1996 associated with staff reductions as a result of additional consolidation and streamlining of operations. Although these factors should reduce total overhead costs in 1997, this reduction may not be fully reflected in the level of reported general and administrative expenses as a result of a reduction in the level of overhead capitalized and allocated to exploration expense compared to prior periods.

  Hedging Activities. Kelley periodically uses forward sales contracts, natural gas swap agreements and options to reduce exposure to downward price fluctuations on its natural gas production. The swap agreements generally provide for Kelley to receive or make counterparty payments on the differential between a fixed price and a variable indexed price for natural gas. Gains and losses realized by Kelley from hedging activities are included in oil and gas revenues and average sales prices. Kelley's hedging activities also cover the oil and gas production attributable to the interest in such production of the public unitholders in Kelley's subsidiary partnerships. Through a combination of natural gas swap agreements, forward sales contracts and options, 69.4% of Kelley's natural gas production for the third quarter of 1996 was affected by Kelley's hedging transactions at an average NYMEX quoted price of $2.17 per MMBTU before transaction and transportation costs on gas delivered under forward sales contracts. Approximately 57.6% of Kelley's anticipated natural gas production for the balance of 1996 has been hedged by natural gas swap agreements, forward sales contracts and options at an average NYMEX quoted price of $2.25 per MMBTU before transaction and transportation costs.

RESULTS OF OPERATIONS

  Nine Months Ended September 30, 1995 Compared to Nine Months Ended September 30, 1996. The Company's oil and gas revenues of $40.2 million for the first nine months of 1996 increased 39.6% compared to $28.8 million on a pro forma basis in the same period last year primarily as a result of increased gas prices and production volumes. Production of natural gas during the current period increased 14.1% to 16.2 million Mcf from 14.2 million Mcf in the first nine months of 1995, while the average price of natural gas increased 34.3% to $2.27 per Mcf in the current period from $1.69 per Mcf in the corresponding period last year. Kelley's production of natural gas peaked in the first quarter of 1995 and steadily declined in the second and third quarters of 1995 as a result of poor drilling results in south Louisiana. During the fourth quarter of 1995, the Company's prior management implemented a significant reduction in drilling activity, which adversely affected production in the first half of 1996. The Company's current accelerated drilling program is expected to impact production favorably in the second half of 1996. Production of crude oil and natural gas liquids during the first nine months of 1996 totaled 181,016 barrels, with an average sales price of $21.29 per barrel compared to 272,576 barrels at $17.53 per barrel in the first nine months of 1995, representing a volume decrease of 33.6% and a price increase of 21.4% on a pro forma basis. The decline in oil and condensate volumes reflects the decline in liquids-rich south Louisiana gas production.

  For the first nine months of 1996, revenues from natural gas marketing and transportation operations, net of associated costs, increased 57.1% to $1.1 million from $.7 million for the same period in 1995.

  Production expenses for the first nine months of 1996 decreased 9.5% to $7.6 million from $8.4 million in the same period last year on a pro forma basis, reflecting lower average costs on production from north Louisiana, which is increasing in proportion to other higher cost production from south Louisiana. On a unit basis, production expenses decreased from $.53 per Mcfe in the first nine months of 1995 to $.44 per Mcfe in the current period.

  Exploration costs totaled $4.2 million in the first nine months of 1996 and $10.9 million on a pro forma basis in the corresponding period of 1995, a decrease of 61.5%, primarily reflecting a suspension by the new senior management team of exploratory drilling pending a re-evaluation and reorientation of Kelley's exploration activities. The decrease in these expenses also reflects lower geological and geophysical expenses and unproved leasehold impairment costs.

  General and administrative expenses of $7.0 million in the first nine months of 1996 increased 48.9% compared to $4.7 million on a pro forma basis in the corresponding period last year. The increase was primarily attributable to bonuses and interim salaries (aggregating $1.0 million) paid in connection with the Contour Transaction to certain members of the Company's prior management team and a decrease in the level of general and administrative expenses capitalized or allocated to exploration expense. The amounts so capitalized or allocated were $1.4 million and $1.6 million, respectively, less in 1996 than in the corresponding period of 1995. On a unit basis, these expenses increased from $.30 per Mcfe in the first nine months of 1995 to $.40 per Mcfe in the current period.

  Interest and other debt expenses of $18.4 million in the current period increased 15.7% from $15.9 million on a pro forma basis in the first nine months of 1995. The increase in interest expense resulted primarily from higher interest rates under the 13 1/2% Notes than under the $90.0 million of bank debt refinanced with proceeds from the offering of the 13 1/2% Notes in June 1995 and higher average debt levels during the current period. See "-- Liquidity and Capital Resources". Included in its 1996 interest expense of $14.5 million, the Company recorded noncash charges in the first three quarters of 1996 of $1.7 million for amortization of debt issuance costs, $.7 million for accretion of note discount, $1.5 million for accretion of debt valuation discount and $.1 million in imputed interest associated with the acquisition of oil and gas properties.

  Depreciation, depletion and amortization decreased 37.0% from $24.3 million on a pro forma basis in the first nine months of 1995 to $15.3 million in the current period, primarily as a result of (i) lower depletion rates following impairment charges aggregating $150.1 million recognized in the fourth quarter of 1995 against the carrying value of Kelley's oil and gas properties under FAS 121 and (ii) an increase in quantities of proved developed reserves. On a unit basis, depreciation, depletion and amortization for oil and gas activities decreased from $1.54 per Mcfe in the first nine months of 1995 to $.88 per Mcfe in the current period.

  In the second quarter of 1996, the Company incurred a $2 million restructuring charge associated primarily with staff reductions and related severance settlements with certain employees and various reorganization costs.

  Kelley recognized net losses of $12.3 million in the first nine months of 1996 and $33.2 million on a pro forma basis in the same period last year. The decline in the net losses was primarily attributable to higher oil and gas prices, increased production and lower depreciation, depletion and amortization and exploration costs, partially offset by higher interest and general and administrative expenses.

  Year Ended December 31, 1994 Compared to Year Ended December 31, 1995. Pro forma oil and gas revenues of $38.6 million for 1995 decreased 8.7% compared to $42.3 million in 1994. Pro forma production of natural gas during 1995 increased 3.8% to 18.8 million Mcf from 18.1 million Mcf in 1994, while the average price of natural gas decreased 8.0% to $1.72 per Mcf in 1995 from $1.87 per Mcf in the prior year. Production of crude oil and natural gas liquids in 1995 totaled 347,697 barrels, with an average sales price of $17.31 per barrel compared to 446,283 barrels at $16.30 per barrel in 1994, representing a volume decline of 22.1% and a price increase of 6.2% on a pro forma basis. The decline in oil and gas condensate volumes reflects the decline in liquids rich south Louisiana gas production.

  The decrease in pro forma oil and gas revenues for 1995 was primarily attributable to production declines in the third and fourth quarters, including the loss of production from the divestiture of nonstrategic properties at the beginning of the third quarter and lower natural gas prices. The prices received for Kelley's natural gas production reflect the benefits of hedging arrangements, which added $1.8 million to pro forma oil and gas revenues in 1995. See "--General--Hedging Activities".

  Additionally, Kelley recognized a gain of $.8 million from the sale of nonstrategic properties in July 1995. These nonstrategic properties were offered for sale due to their high operating costs and low priority within Kelley's development strategy. Kelley received net proceeds of $6.8 million for the properties, which accounted for approximately 4.6% of its pro forma proved reserves as of January 1, 1995. The sales affected production levels for the second half of the year. See "--Liquidity and Capital Resources-- Liquidity".

  Production expenses for 1995 decreased 6.5% on a pro forma basis to $11.5 million from $12.3 million in 1994, primarily reflecting a shift to north Louisiana production. For the same reason, on a unit basis, pro forma production expenses decreased to $.55 per Mcfe in 1995 from $.59 per Mcfe in the prior year.

  Pro forma exploration costs totaled $23.7 million in 1995 and $18.1 million in 1994, an increase of 30.9%. The increase in these expenses resulted from higher dry hole and leasehold expiration expenses in south Louisiana.

  Pro forma general and administrative expenses of $7.4 million in 1995 decreased 10.8% compared to $8.3 million in 1994, reflecting the benefits of the restructuring implemented at the end of 1994 plus ongoing cost containment measures. In addition, the Company incurred one-time expenses associated with the Consolidation of $.6 million during 1994. On a unit basis, these expenses decreased from $.40 per Mcfe in 1994 to $.35 per Mcfe in 1995.

  On a pro forma basis, interest and other debt expenses of $22.8 million in 1995 increased 83.9% from $12.4 million in the prior year. The increase in interest expense resulted partially from higher debt levels and from higher interest rates associated with the issuance of the Notes in June 1995. In addition to its interest expense, Kelley recorded noncash charges in 1995 of $3.8 million for amortization of debt issuance costs, of which $1.7 million represents prepaid financing costs written off in connection with a related bank debt refinancing. Kelley also recorded noncash charges in 1995 for accretion of note discount and accretion of debt valuation discount of $.8 million and $1.9 million, respectively.

  Depreciation, depletion and amortization decreased 8.9% on a pro forma basis from $39.7 million in 1994 to $36.2 million in 1995, generally as a result of lower net capitalized costs in 1995. On a unit basis, depreciation, depletion and amortization decreased from $1.91 per Mcfe in 1994 to $1.73 per Mcfe in 1995.

  In December 1994, the Company implemented a restructuring including staff reductions of approximately 25% to streamline management and administrative functions and reduce general and administrative expenses. An additional management realignment was implemented in the fourth quarter of 1995. Nonrecurring charges of $1.1 million and $1.8 million primarily related to severance costs were taken in the fourth quarters of 1995 and 1994, respectively.

  Kelley recognized pro forma net losses before income taxes of $211.5 million in 1995 and $48.6 million in the prior year. The increased loss primarily reflects noncash impairment charges of $150.1 million in 1995 against the carrying value of proved and unproved oil and gas properties, lower gas prices and higher interest expense and exploration costs, partially offset by lower charges for depreciation, depletion and amortization.

  Year Ended December 31, 1993 Compared to Year Ended December 31, 1994. Historical oil and gas revenues of $15.5 million for 1994 decreased 21.3% compared to $19.7 million in 1993. Production of natural gas during 1994 decreased 8.6% to 6.7 million Mcf from 7.3 million Mcf in 1993, while the average price of natural gas decreased 14.1% to $1.89 per Mcf in 1994 from $2.20 per Mcf in the prior year. Production of crude oil and natural gas liquids in 1994 totaled 171,456 barrels, with an average sales price of $16.31 per barrel, compared to 202,064 barrels at $17.84 per barrel in 1993, representing volume and price declines of 15.1% and 8.6%, respectively. The decrease in oil and gas production and revenues during 1994 was due primarily to the 1993 downturn in drilling performance, production declines in certain existing wells and reductions in Kelley's interests in wells that were subject to the roll-up of Kelley Partners 1991 Development Drilling Partnership. The impact of these factors was partially offset by added production from new wells primarily in the third and fourth quarters of 1994, when historical gas equivalent production increased 24.3% and 27.1%, respectively, from levels for such quarters in the prior period.

  Production expenses relating to historical oil and gas operations for 1994 and 1993 were $3.8 million and $4.0 million, respectively, a decrease of 5.0% on a comparative basis. As a percentage of historical oil and gas revenues, production expenses increased to 24.3% in 1994 from 20.3% in the prior year, reflecting the decline in natural gas prices. For the same reason, on a unit basis, production expenses increased to $.49 per Mcfe in 1994 from $.47 per Mcfe in the prior year.

  Historical exploration costs of $7.4 million were expensed in 1994 compared to $14.2 million in 1993, a decrease of 47.9%, primarily reflecting the focus on lower risk prospects during 1994. The decrease in these historical expenses during 1994 was partially offset by an increase in unproved leasehold impairment provisions, delay rental costs and geological and geophysical costs.

  Historical general and administrative expenses of $5.2 million in 1994 increased 26.8% compared to $4.1 million in 1993, reflecting additional overhead expenses borne by Kelley prior to the Consolidation. On a historical basis, these expenses are net of reimbursed overhead incurred on behalf of Kelley Partners, Kelley's subsidiary developmental drilling partnerships ("DDPs") and other working interest owners of properties operated by Kelley, aggregating $12.5 million in both 1994 and 1993.

  Historical interest expense of $3.1 million in 1994 decreased 24.4% from $4.1 million in 1993, primarily reflecting the repayment of borrowings under the Company's credit facilities in May 1994 from part of the proceeds of a public offering of Preferred Stock. In addition, the Company incurred debt conversion costs of $2.5 million and $1.4 million during 1993 and 1994, respectively. Interest expense was further reduced upon the issuance of Preferred Stock during September 1994 in exchange for outstanding convertible subordinated debentures. The decrease in interest expense from lower direct debt in 1994 was partially offset by Kelley's proportionate share of Kelley Partners' increased interest expense.

  Depreciation, depletion and amortization increased 8.5% on a historical basis from $18.9 million in 1993 to $20.5 million in 1994, primarily as a result of an increase in properties subject to amortization per Mcfe. For the same reason, on a unit basis, depreciation, depletion and amortization increased to $2.65 per Mcfe in 1994 from $2.21 per Mcfe in the prior year.

  In December 1994, the Company implemented a restructuring including staff reductions of approximately 25% to streamline management and administrative functions and reduce general and administrative expenses. Nonrecurring charges of $1.8 million primarily related to severance costs were taken in the fourth quarter of 1994.

  The Company recognized net losses before income taxes of $25.0 million in 1994 and $25.2 million in 1993. In addition, the Company recognized noncash charges of $1.4 million plus related expenses for the issuance of preferred stock in exchange for outstanding debentures in the third quarter of 1994 and $2.1 million plus related expenses for the issuance of common stock of Kelley Oil upon conversion of $21.9 million principal amount of debentures at a temporarily reduced conversion rate in the third quarter of 1993.

LIQUIDITY AND CAPITAL RESOURCES

  General. Kelley's liquidity is materially affected by cash flows generated from its oil and gas production and was adversely affected by unsuccessful drilling results in recent years on higher risk prospects in south Louisiana. In addition, high interest expense and restrictions under Kelley's debt instruments after the Consolidation limited Kelley's ability to fund drilling projects. These restrictions required the Company to suspend preferred stock dividends and seek a substantial equity infusion in early 1996 to avoid a financial covenant default under the credit agreement in effect at that time. This effort resulted in the Contour Transaction, completed in February 1996. The Contour Transaction allowed the Company to retire its outstanding bank debt, secure a new banking facility and improve its working capital position. See "Company History".

  Although the Contour Transaction has provided Kelley with the means to continue its drilling operations with the objective of increasing its cash flow and reserves, the Company continues to have $168.3 million face amount of debt outstanding, requiring $19.0 million in annual cash interest payments. On a pro forma basis after giving effect to the Refinancing as of September 30, 1996, the face amount of the Company's debt outstanding would have been $193.7 million and annual cash interest payments on such debt would have been approximately $18.5 million. Although dividends are prohibited under the New Credit Facility and are restricted under the Indenture, the outstanding preferred stock is cumulative, requires dividends to accumulate at the rate of $4.6 million annually and carries liquidation preferences over the Common Stock totaling $47.1 million at September 30, 1996, including such dividend arrearages. The New Credit Facility permits the Company to make a one-time $4.6 million payment of such dividend arrearages on or prior to May 1, 1997. The Indenture also permits the Company to make such payment. The Board of Directors of the Company, however, has not determined whether to make any payments for dividend arrearages at this time, and any such payment must not be prohibited under applicable corporate law.

  Liquidity. Net cash provided by operating activities, before working capital adjustments, during the first nine months of 1996 aggregated $8.1 million. The Company's cash position was increased during the period by $48.0 million from the issuance of 48.0 million shares of Common Stock in the Contour Transaction. These increases were offset by $4.1 million of transaction costs. Funds used in investing and financing activities were comprised of property and equipment expenditures of $40.9 million and net principal retirements of $15.0 million on bank borrowings. As a result of these activities, cash and cash equivalents decreased from $6.4 million at December 31, 1995 to $2.5 million as of September 30, 1996. As of that date, Kelley had a working capital deficit of $17.1 million, compared to a working capital deficit of $9.2 million at the end of 1995.

  Net cash used in operating activities, before working capital adjustments, aggregated $4.6 million during 1995. During the year, the Company's cash position was increased through proceeds of $16.0 million from the issuance of
4.0 million shares of Common Stock in an institutional private placement, net proceeds of $95.3 million from the sale of the 13 1/2% Notes, proceeds of $37.1 million from borrowings under the its credit facilities, net proceeds of $6.8 million from the sale of nonstrategic properties, cash of $1.6 million received in the Consolidation and proceeds of $.3 million from the exercise of employee stock options. Funds used in investing and financing activities were comprised of property and equipment expenditures of $47.0 million, principal payments of $100.0 million on long-term borrowings and preferred stock dividends of $6.6 million. As a result of these activities, cash and cash equivalents decreased from $9.3 million at December 31, 1994 to $6.4 million at December 31, 1995. As of that date, Kelley had a working capital deficit of $9.2 million, as compared to a working capital surplus of $3.8 million at the end of 1994.

  The following table sets forth on an unaudited basis historical and pro forma cash flow from operating activities before working capital adjustments and EBITDA.

                                                                NINE MONTHS
                                                                   ENDED
                                 YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                             -------------------------------  -----------------
                              1993    1994    1994    1995      1995     1996
                             ------- ------- ------- -------  --------  -------
                                               PRO     PRO      PRO
                                              FORMA   FORMA    FORMA
                                             ------- -------  --------
                                              (IN THOUSANDS)
Net cash provided by (used
 in) operating activities
 before working capital
 adjustments................ $ 8,063 $ 1,857 $ 4,917 $(4,124) $    183  $ 9,149
Net cash used in investing
 activities.................  38,520  42,058  75,960  39,535   (25,035)  40,872
EBITDA(1)...................  13,702   8,513  22,509  21,830    17,479   27,025

--------
(1) EBITDA is calculated as operating income before interest expense and other debt expenses, income taxes, exploration costs, restructuring expense, depletion, depreciation, amortization, and impairment of oil and gas properties. EBITDA is not a measure of cash flow as determined by GAAP. The Company has included information concerning EBITDA because EBITDA is a measure used by certain investors in determining a company's historical ability to service its indebtedness. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP as an indicator of Kelley's operating performance or liquidity. EBITDA is not necessarily comparable to a similarly titled measure of another company. The New Credit Facility requires the Company to maintain certain financial ratios related to EBITDA, and the Indenture limits the Company's ability to incur certain indebtedness, pay dividends and engage in certain other transactions if certain financial ratios related to EBITDA are not met. See "Description of the New Credit Facility" and "Description of the Exchange Notes-- Certain Covenants".

  New Credit Facility. In February 1996, the Company repaid outstanding bank borrowings of $30.0 million under its then existing credit facility with proceeds from the Contour Transaction. See "Company History". In connection with the Contour Transaction, the Company entered into a credit facility, which was replaced by the New Credit Facility effective as of December 12, 1996. The borrowers under the New Credit Facility are the Company, Kelley Oil Corporation ("Kelley Oil") and Kelley Operating Company, Ltd. ("Kelley Operating"), with Concorde Gas Marketing, Inc. (a subsidiary of the Company) and the Company's subsidiary partnerships as guarantors.

  The New Credit Facility provides for a maximum $125 million revolving credit loan and matures, with all amounts owed thereunder becoming due and payable, effective December 12, 2006. Borrowings under the New

Credit Facility are subject to a borrowing base to be determined semi-annually by the lenders (based in part on the proved oil and gas reserves and other assets of Kelley) which may be redetermined more frequently at the election of the lenders or the borrowers. Initially, the borrowing base is $57.5 million. To the extent that the borrowing base is less than the aggregate principal amount of all outstanding loans and letters of credit under the New Credit Facility, 50% of such deficiency must be cured within 90 days and the balance must be cured within the next 90 days unless such deficiency is a result of an asset sale, in which case the deficiency must be cured on the date the borrowing base is re-determined as a result of such sale. Borrowings under the New Credit Facility are secured by substantially all of the oil and gas assets of the Company and its subsidiaries and the proceeds therefrom.

  So long as no default or event of default (as defined in the New Credit Facility) is continuing, borrowings under the New Credit Facility bear interest, at the option of the Borrowers, at either (i) LIBOR plus 1.0% to 1.5% (depending on the level of utilization of the borrowing base) or (ii) the higher of (a) the agent's prime rate and (b) the federal funds rate plus 0.5%. The Borrowers incur a quarterly commitment fee ranging from 0.30% to 0.375% per annum on the average unused portion of the borrowing base, depending upon the level of utilization.

  The New Credit Facility contains covenants which, among other things, limit the amount of debt Kelley may incur, limit the placement of liens on Kelley's assets, limit lease transactions, limit Kelley's ability to enter into certain hedging transactions, restrict the ability of the Company or any of its subsidiaries to merge with or into another person and prevent the Company from prepaying certain Subordinated Indebtedness, including the Notes, unless certain conditions are met. Further, covenants require that, for specified periods, the Company maintain specified ratios between EBITDA and Senior Indebtedness and EBITDA and interest on Indebtedness.

  The New Credit Facility also prohibits the payment of dividends, except that it permits the one-time payment on or prior to May 1, 1997 of $4.6 million on dividend arrearages on the outstanding preferred stock. The Board of Directors of the Company, however, has not determined whether to make any payments for dividend arrearages at this time, and any such payment must not be prohibited under applicable corporate law.

  In addition, a reduction in Bessemer's or its affiliates' ownership of the Company below 20% of the Company's Common Stock is considered an event of default under the New Credit Facility.

  Contour. Pursuant to the second stage of Contour's equity investment in the Company, Contour has committed to provide an additional $27.0 million in equity financing upon satisfaction of certain conditions, including the absence of any Company debt repurchase or redemption obligations, but in no event later than January 2000. While exercise of such commitment cannot be assured prior to January 2000, any proceeds received pursuant to such commitment will reduce Kelley's dependence on outside financing to support subsequent drilling and acquisition activities. See "Company History--Contour Transaction".

  Recent Acquisition. On September 30, 1996, Kelley closed the purchase of interests in certain undeveloped reserves located in the Sibley, Sailes, West Bryceland and Ada fields effective as of July 1, 1996. The Company believes that this acquisition has increased Kelley's proved reserves by more than 30 Bcfe. The purchase price for the acquired properties was $10 million, subject to certain adjustments, which the Company financed through borrowings under the Company's credit facility. The Company also is responsible for certain capital expenditures incurred by the seller from March 1, 1996 through July 1, 1996.

  Industry Partnership. Pursuant to the terms and conditions of a joint venture with Williams Production--Gulf Coast Company, a unit of the Williams Companies ("Williams"), effective December 1, 1996, Williams purchased a 50% interest in Kelley's 27,000 net acreage position in the Houma Embayment in Terrebonne Parish, Louisiana for a total purchase price of $20.5 million, a portion of which is committed under the joint venture to drill up to eight exploration prospects in such area. Williams also acquired 50% of Kelley's interest in 23 wells and related facilities in this area. Pursuant to the joint venture, Kelley and Williams have begun a two-rig exploratory drilling program by spudding their initial well in the Houma Embayment. The Company believes that the joint venture will accelerate the exploration and evaluation of the Company's south Louisiana properties, where the Company previously had suspended drilling operations. See "Business and Properties--Significant Properties".

  Capital Commitments. In February 1994, the 1994 Development Drilling Program (the "1994 DDP") completed a public offering of 20.9 million units at $3.00 per unit on a preemptive basis to public unitholders in Kelley Partners. Kelley Oil's subscription commitment to the 1994 DDP, after return of capital, aggregated $56.0 million or 92.2% of the 1994 DDP's total. As of September 30, 1996, Kelley Oil had contributed $46.0 million to the 1994 DDP, together with interest at a market rate on the portion of its commitment that remained outstanding after November 1994. Kelley Oil intends to contribute the unfunded portion of its commitment, which totaled $10.0 million at September 30, 1996, together with interest, as funds are needed for completion of the 1994 DDP's drilling program. Kelley Oil is the primary beneficiary of these commitments as a result of its 92.2% ownership in the 1994 DDP, while approximately $.8 million can be attributable to the public unitholders' interests in the 1994 DDP.

  During 1996, Kelley's capital expenditures continue to be focused on development drilling in north Louisiana, where Kelley currently expects to participate in drilling a total of approximately 70 gross wells, subject to regulatory and third party consents. In addition, Kelley plans to balance its drilling strategy by pursuing acquisition opportunities to expand its reserve base and operating areas, while utilizing its joint venture with Williams to explore and develop its higher potential exploratory prospects in south Louisiana. Kelley has an active program for ongoing evaluation of opportunities meeting its acquisition criteria. There can be no assurance that attractive acquisition candidates will be available to the Company on terms it deems reasonable or that any completed acquisition will ultimately prove to be a successful undertaking by the Company.

  The Company anticipates that, except for any significant property acquisitions, business combinations or development required by exploratory success (and subject to price stability), cash flow from operations, and borrowings under the New Credit Facility will be adequate to fund Kelley's debt service obligations, expected capital expenditure requirements and working capital needs. To fully realize Kelley's objectives for property development and acquisitions, however, the Company may be required to pursue additional financing alternatives.

  Stock-Based Compensation. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, Accounting for Stock Based Compensation ("FAS 123"), effective for the Company on January 1, 1996. FAS 123 permits, but does not require, a fair-value based method of accounting for employee stock option plans, resulting in compensation expense being recognized in the results of operations when stock options are granted. The Company has not elected (and does not expect to elect) to follow the fair-value based method of accounting for stock option plans, and therefore, no compensation expense is (or will be) recognized. However, as required by FAS 123, the Company will provide pro forma disclosure of net income and earnings per share in the notes to its consolidated financial statements for future periods as if the fair-value based method of accounting had been applied.

  Inflation and Changing Prices. Oil and natural gas prices, as with most commodities, are highly volatile, have fluctuated during recent years and generally have not followed the same pattern as inflation.

                            BUSINESS AND PROPERTIES

THE COMPANY

  Kelley is engaged in oil and natural gas exploration, development, production and acquisition. Kelley's activities are concentrated primarily in two geographic areas: north Louisiana and south Louisiana. At September 30, 1996, approximately 87% of Kelley's proved reserves are located on 48,620 gross (23,668 net) acres within four fields in Webster and Bienville Parishes of north Louisiana, where its activities are focused on lower-risk development drilling. Substantially all of the balance of Kelley's proved reserves are located in south Louisiana, primarily in Terrebonne Parish. Kelley intends to continue its primary emphasis on development drilling in its north Louisiana fields where it believes it has opportunities for production growth. Kelley's exploration activities will focus on its existing leaseholdings in Terrebonne Parish, where the Company believes successful wells have the potential for larger reserves and production as compared to development wells in north Louisiana. In that regard, Kelley is utilizing advanced geophysical techniques to re-evaluate and refine interpretations of Kelley's 3-D seismic database and has entered into a joint venture to explore and develop its south Louisiana properties, which the Company believes will enable it to better manage the risks and costs associated with the exploration and development of such properties.

  At January 1, 1996, Kelley had estimated proved reserves of 196.3 Bcf of natural gas and 1,387 Mbbls of oil, aggregating 204.6 Bcfe, with 96% (by energy content) of its proved reserves attributable to natural gas. At such date, the present value of estimated future net revenues attributable to Kelley's proved reserves (based on a December 1995 monthly weighted average natural gas price of $2.06 per Mcf and a 1995 year-end crude oil price of $19.73 per Bbl) was $175.8 million, of which $76.7 million was attributable to proved developed producing reserves, $33.4 million was attributable to proved developed non-producing reserves and $65.6 million was attributable to proved undeveloped reserves. At January 1, 1996, Kelley had leaseholdings comprising 117,528 gross (59,718 net) developed acres and 56,287 gross (47,333 net) undeveloped acres. In addition, pursuant to an acquisition effective as of July 1, 1996, Kelley purchased undeveloped reserves located on north Louisiana properties operated by Kelley, which the Company believes added more than 30 Bcfe to Kelley's proved reserves.

  In January 1996, the Company entered into financing and related agreements (the "Contour Agreements") with Contour Production Company L.L.C. ("Contour"), the successor to a venture formed in 1993 by Bessemer Holdings L.P. ("Bessemer"), the principal investor, and John F. Bookout to pursue acquisitions of oil and gas reserves. The Contour Agreements provide for a two-stage $75.0 million equity investment in the Company by Contour. On February 15, 1996, the first stage of the equity investment was completed through Contour's $48 million purchase of newly issued shares of Common Stock (representing on such date 49.8% of the voting shares of the Company) (the "Contour Transaction"). The remaining $27.0 million of Contour's equity commitment will be invested upon satisfaction of certain conditions, but in no event later than January 2000.

  In connection with the first stage of Contour's investment in the Company, Mr. Bookout, formerly President and Chief Executive Officer of Shell Oil Company, was appointed Chairman, President and Chief Executive Officer of the Company, and certain other experienced oil industry executives were appointed to senior management positions within the Company. The Company's new senior management team, in an effort to increase production and cash flow, redirected Kelley's capital resources towards an accelerated drilling program in north Louisiana, initiating 45 gross (22.7 net) wells during the period beginning on the date of the Contour Transaction and ending September 30, 1996. During the same period, management was successful in reducing the cost of drilling in north Louisiana by implementing competitive bidding procedures for drilling services and by reducing the time required for drilling wells. All wells initiated by Kelley during such period were completed as producing wells, except for wells still being drilled at the end of such period. Kelley's average daily production from its north Louisiana properties for September 1996, was approximately 59 Mmcfe, compared to an average daily production of approximately 35 Mmcfe during February 1996. Kelley's total daily production averaged approximately 77 Mmcfe for September 1996, compared to approximately 58 Mmcfe per day during February 1996, representing an increase of 33%.

STRATEGY

  Kelley's strategy is to increase reserves, production and cash flow in a cost-efficient manner, primarily through the development and exploration of Kelley's existing properties and through selective acquisitions of oil and gas reserves.

  Develop Existing Assets. Kelley will focus its efforts primarily on lower-risk development drilling activities within its existing core properties in the Vacherie Salt Dome region of north Louisiana, where the Company believes it has opportunities to profitably increase production and cash flow. Since the Contour Transaction, the Company's new senior management team has refocused and accelerated Kelley's north Louisiana drilling program. The Company presently intends to continue dedicating a significant share of its capital resources to its north Louisiana fields.

  Implement a Disciplined Approach to Exploration. The Company's new senior management team is implementing a disciplined approach to exploration in south Louisiana. Utilizing current technology, Kelley continues to re-evaluate and refine interpretations of its 3-D seismic database, which covers substantially all of its south Louisiana exploration block, and has entered into a joint venture that will allow it to share the risks and costs associated with resuming exploratory drilling operations in the area. In this regard, Kelley, together with any such partners, will focus its exploration efforts in south Louisiana in the approximately 30,000 gross (27,000 net) acres it holds in the Houma Embayment area of Terrebonne Parish. To date, operators in this historically prolific hydrocarbon-producing region have produced in the aggregate more than six trillion cubic feet of natural gas equivalent.

  Pursue Strategic Acquisitions. Kelley will focus its acquisition strategy primarily on producing oil and gas properties having additional development potential in order to augment existing production and expand and diversify its reserve base. Potential acquisitions will be evaluated based upon a number of factors, including development potential, profit enhancement opportunity, geographic concentration, operatorship and various reserve and production attributes. The Company believes that its new senior management team's experience in evaluating and acquiring oil and gas reserves, together with the additional financial flexibility provided by the Refinancing (as defined herein), should enable Kelley to more effectively execute an acquisition strategy to grow its existing asset base, enhance stockholder value and increase cash flow.

  Reduce Costs. The Company's new senior management team is committed to achieving and maintaining an efficient cost structure. The initial steps of Kelley's cost reduction program include the implementation of new information and business systems, the outsourcing of selected technical and administrative functions and the utilization of competitive bidding and improved drilling techniques in north Louisiana to reduce drilling costs.

COMPETITIVE STRENGTHS

  The Company believes that the following competitive strengths will aid in the successful implementation of its strategy.

  Geographic and Operating Focus. Substantially all of Kelley's reserves and activities are concentrated in north and south Louisiana. The Company believes its geographic focus enhances profit potential by allowing it to manage its large and growing asset base with a relatively small number of employees. Moreover, the concentration of properties operated by Kelley, particularly in the Vacherie Salt Dome area of north Louisiana, enables it to achieve cost and operational efficiencies and to commence recompletion and new drilling activities quickly and cost-effectively. Kelley is the operator of properties accounting for approximately 82% of its current production. As operator, Kelley possesses the ability to enhance profitability by controlling its operating and overhead expense structure, managing production performance and regulating capital expenditure projects. During the first nine months of 1996, Kelley's production expenses for north Louisiana on a per unit basis were $.24 per Mcfe compared to $.35 per Mcfe during 1995. Although Kelley also has been successful in reducing aggregate operating costs in south Louisiana, production expenses on a per unit basis ($.90 per Mcfe during the first nine months of 1996) have increased due to a decline in production in such area.

  Quality Reserves. Kelley's proved reserves as of January 1, 1996, are relatively long-lived (9.8 reserves to production ratio). Based on past production profiles, the Company believes that its north Louisiana wells ordinarily will produce half of their estimated ultimate reserves in the first five years of their productive lives (generally in excess of 20 years) and will produce at lower but more constant rates for the remainder of such lives. From January 1, 1994 through December 31, 1995, Kelley participated in 47 gross (18.8 net) wells (70% of which were drilled by Kelley), all of which have been completed as producing wells, at an average development cost of $.60 per Mcfe with gross average reserves per well of 4.1 Bcfe. These completed wells tested at daily rates of up to 16,600 Mcfe and had an average initial daily production rate of 5,200 Mcfe. During the period beginning with the Contour Transaction and ending September 30, 1996, Kelley drilled 45 gross (22.7 net) wells in north Louisiana, which were developed at a lower average cost per Mcfe than those drilled in 1994 and 1995. The Company believes the high initial production rates, relatively short pay-back periods and long lives of its north Louisiana wells provide a solid base from which to pursue its exploration strategy in south Louisiana as well as its reserve acquisition strategy.

  Favorable Price and Cost Structure. Kelley's oil and gas reserves are located in close proximity to pipeline transportation and key market locations, and, therefore, generally command favorable prices. In north Louisiana, Kelley is able to achieve favorable operating margins because lease operating expenses are generally low as a result of relatively low formation pressures and minimal liquid hydrocarbon and salt water production. Kelley's south Louisiana properties are generally closer to transportation and market locations, and production from these reserves generally receives higher prices because of its rich condensate content. These higher prices partially offset the relatively higher operating costs associated with higher formation pressures, inland water locations and salt water disposal in south Louisiana.

  Effective Use of Technology. Kelley applies advanced technology to lower the risks and costs of exploration and development. The Company, together with its partner, is re-evaluating and refining Kelley's 3-D seismic database, which covers 125 square miles, including virtually all of its south Louisiana exploration prospects. This analysis will increase the possibility of success and allow for better well placement. Moreover, Kelley invests in computer-aided exploration and development hardware and software and has the background and operating experience to engage highly competent and experienced technical consultants, as needed.

  Experienced and Proven Management Team. The four members of the Company's new senior management team have an average of approximately 30 years of experience in the oil and gas industry and Kelley's operating managers possess significant experience in its operating areas. In addition, the new senior management team has been supported in its undertaking by the substantial equity investment arising from the Contour Transaction. Through various performance incentive programs, the Company believes that management, employee and investor interests are strongly aligned.

DESCRIPTION OF PROPERTIES

  Kelley's properties are located principally in Louisiana. As of January 1, 1996, Kelley owned interests in a total of 371 gross (156.8 net) producing wells, of which 198 wells were operated by Kelley, accounting for 82% of Kelley's current production. As of that date, Kelley had leaseholdings covering 117,528 gross (59,718 net) developed acres and 56,287 gross (47,333 net) undeveloped acres. Approximately 96% of Kelley's proved oil and gas reserves (by energy content) as of January 1, 1996, was natural gas. The reserves to production ratio for these properties (based on 1995 production rates) was estimated to be 9.8 as of January 1, 1996.

SIGNIFICANT PROPERTIES

  Kelley's core natural gas properties in north Louisiana are located in the Sailes, Sibley, West Bryceland and Ada fields of Webster and Bienville Parishes, while its core properties in south Louisiana are concentrated in Terrebonne Parish. Production is primarily from the Hosston (north Louisiana) and Miocene (south Louisiana) formations. Substantially all of Kelley's oil and gas properties are pledged to secure borrowings under the New Credit Facility. The following table sets forth certain information about Kelley's interests in its most significant fields, together with information for all other fields combined. Pro forma production data gives effect to the Consolidation as of January 1, 1995.

                         SIGNIFICANT PROVED PROPERTIES

                                   PROVED RESERVES AS OF
                                      JANUARY 1, 1996                           PRODUCTION
                         ----------------------------------------- -----------------------------------------
                                                                     TWELVE MONTHS
                                                                         ENDED          NINE MONTHS ENDED
                                                    PRESENT VALUE  DECEMBER 31, 1995    SEPTEMBER 30, 1996
                                            GAS      OF ESTIMATED  -------------------- --------------------
                           OIL     GAS   EQUIVALENT   FUTURE NET      OIL      GAS         OIL      GAS
PROPERTY                 (MBBLS) (MMCF)   (MMCFE)      REVENUES     (MBBLS)   (MMCF)     (MBBLS)   (MMCF)
--------                 ------- ------- ---------- --------------  -------  ----------  -------   ------
                                                                       PRO FORMA
                                                                   --------------------
                                                    (IN THOUSANDS)
NORTH LOUISIANA:
  Sibley Field..........    128   60,840   61,608      $ 53,112            4      2,347         7      3,977
  Sailes Field..........    131   52,844   53,630        44,033           24      5,821        27      4,826
  West Bryceland Field..     82   43,744   44,236        28,776            4      1,462         6      2,170
  Ada Field.............     22   13,398   13,530        11,885            1        425         2        919
SOUTH LOUISIANA(1):
  Orange Grove/
   Humphreys Field......    172    8,266    9,298        11,979           69      3,136        32      1,399
  Ouiski Bayou Field....    202    2,690    3,902         4,902           46      1,116        19        524
  Fire Island Field.....     36    1,602    1,818         3,374           25      1,060        12        614
OTHER:
  As a group............    614   12,889   16,573        17,700          175      3,461        76      1,792
                          -----  -------  -------      --------      ------- ----------   ------- ----------
      Total.............  1,387  196,273  204,595      $175,761          348     18,828       181     16,221
                          =====  =======  =======      ========      ======= ==========   ======= ==========

--------
(1) Effective December 1, 1996, Kelley entered into a joint venture whereby it sold in the Houma Embayment, including in the Orange Grove/Humphreys and Ouiski Bayou fields, 50% of its net acreage position as well as 50% of its interest in 23 wells and related facilities in such area. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

  Additional information regarding these fields is set forth below. Well and reserve information is provided as of January 1, 1996.

  NORTH LOUISIANA

  Kelley's operations in this region are focused primarily on four contiguous fields in the Vacherie Salt Dome area. Production is primarily from the Hosston Sandstone interval with an average thickness of 3,000 feet. Wells are typically drilled to a maximum depth of approximately 10,500 feet. Operations in this region do not typically experience high formation pressures or significant associated liquid production or salt water disposal. Recently, increases in recoveries from north Louisiana wells have been achieved from revised interpretations of geological fault systems, revised fracture stimulation techniques and regulatory changes that allowed the commingling of production from multiple zones. Based on past production profiles, the Company believes that its north Louisiana wells will ordinarily produce half of their estimated ultimate reserves in the first five years of their productive lives (generally in excess of 20 years) and will produce at lower but more constant rates for the remainder of such lives. At September 30, 1996, Kelley operated an aggregate of 153 gross (84.2 net) wells in this region.

  Sibley Field. The Sibley Field is located in Webster Parish, Louisiana. The Sibley Field proved reserves were 58% developed and 28.9% producing as of December 31, 1995. As of September 30, 1996, Kelley had interests in 57 gross (15.9 net) wells producing primarily from the Hosston formation at depths ranging from 4,500 to 9,000 feet. Kelley operates 28 of the wells. Kelley completed as producers 11 gross (3.2 net) wells in the Sibley Field from January 1, 1996, through September 30, 1996, and was in the process of drilling 1 gross (.4 net) well in this field on September 30, 1996.

  Sailes Field. The Sailes Field is located in Bienville Parish, Louisiana. The Sailes Field proved reserves were 57% developed and 39.1% producing as of December 31, 1995. As of September 30, 1996, Kelley had interests in 78 gross (41.3 net) wells producing from the Hosston formation at depths ranging from 7,000 to 10,500 feet. Kelley operates 69 of the wells. Kelley completed as producers 12 gross (7.5 net) wells in the Sailes Field from January 1, 1996, through September 30, 1996.

  West Bryceland Field. The West Bryceland Field is located in Bienville Parish, Louisiana. The West Bryceland Field proved reserves were 43% developed and 14.8% producing as of December 31, 1995. As of September 30, 1996, Kelley had interests in 69 gross (24.8 net) wells producing from the Hosston formation at depths ranging from 6,500 to 10,500 feet. Kelley operates 39 of the wells. Kelley completed as producers 10 gross (4.6 net) wells in the West Bryceland Field from January 1, 1996, through September 30, 1996, and was in the process of drilling 5 gross (3.3 net) wells in this field on September 30, 1996.

  Ada Field. The Ada Field is located in Bienville and Webster Parishes, Louisiana. The Ada Field proved reserves were 45% developed and 11.5% producing as of December 31, 1995. As of September 30, 1996, Kelley had interests in 17 gross (7.7 net) wells producing primarily from the Hosston formation at depths ranging from 6,000 to 10,000 feet. Kelley operates 10 of the wells. Kelley completed as producers 2 gross (.9 net) wells in the Ada Field from January 1, 1996, through September 30, 1996.

  Recent Acquisition. On September 30, 1996, Kelley closed the purchase of interests in certain undeveloped reserves located in the Sibley, Sailes, West Bryceland and Ada fields effective as of July 1, 1996. The Company believes that this acquisition has increased Kelley's proved reserves by more than 30 Bcfe. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

  SOUTH LOUISIANA

  Kelley's operations in this region primarily are focused on four fields in the Houma Embayment area and one field in nearby Vermilion Parish. The Houma Embayment is composed of high-quality reservoir rock, contributing to high production rates. Wells are typically drilled to a depth of approximately 11,000 to 17,000 feet. Kelley's south Louisiana properties generally are located in close proximity to transportation and market locations, and production therefrom generally receives higher prices because of its rich condensate content. The Company believes these factors partially offset the higher operating costs associated with higher formation pressures, salt water disposal and liquid hydrocarbon handling associated with the region. Kelley operates an aggregate of 54 gross (49.0 net) wells in this region and currently is not drilling any wells in the region. Kelley's average working interest in these properties is approximately 90%. The three most significant fields are described below.

  Orange Grove/Humphreys Field. The Orange Grove/Humphreys Field is located in Terrebonne Parish, Louisiana. All Orange Grove/Humphreys Field proved reserves were developed and 75.7% were producing as of December 31, 1995. As of September 30, 1996, Kelley had interests in 15 gross (12.8 net) wells producing primarily from the Miocene 1st Hollywood and Bourg formations at depths ranging from 2,500 to 13,900 feet. Kelley operates 13 of the wells.

  Ouiski Bayou Field. The Ouiski Bayou Field is located in Terrebonne Parish, Louisiana. All Ouiski Bayou Field proved reserves were developed and producing as of December 31, 1995. As of September 30, 1996, Kelley had interests in 2 gross (1.7 net) wells producing from the Cib op and KK formations at depths ranging from 14,880 to 18,000 feet. Kelley operates all of the wells.

  Fire Island Field. The Fire Island Field is located in Vermilion Parish, Louisiana. All Fire Island proved reserves were developed and producing as of December 31, 1995. As of September 30, 1996, Kelley had an interest in 1 gross (.95 net) well, which is operated by Kelley producing from the MA-36 formation at a depth of 14,400 feet.

  Industry Partnership. Pursuant to the terms and conditions of a joint venture with Williams, effective December 1, 1996, Williams purchased a 50% interest in Kelley's 27,000 net acreage position in the Houma Embayment, including in the Orange Grove/Humphreys and Ouiski Bayou fields, for a total purchase price of $20.5 million, a portion of which is committed under the joint venture to drill up to eight exploration prospects in such area. Williams also acquired 50% of Kelley's interest in 23 wells and related facilities in this area. Pursuant to the joint venture, Kelley and Williams have begun a two-rig exploratory drilling program by spudding their initial well in the Houma Embayment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

PROVED RESERVES

  General. Reserve estimates contained herein were prepared by H. J. Gruy & Associates, Inc. ("Gruy") independent petroleum engineers, as of January 1, 1996, and were prepared by Kelley and reviewed by Gruy at January 1, 1994 and 1995. The estimates were prepared in accordance with SEC regulations using market or contract prices at the end of each reported period. Prices and operating and development costs are not escalated but are held constant over the estimated life of the reserves. See "Risk Factors--Uncertainties in Estimating Reserves and Future Net Revenues".

  Quantities. The following table sets forth the estimated quantities of proved and proved developed reserves of crude oil (including condensate and natural gas liquids) and natural gas owned by Kelley for the years ended December 31, 1993, 1994 and 1995 and principal components of the changes in the quantities of reserves for each of the periods then ended. See "Risk Factors--Uncertainties in Estimating Reserves and Future Net Revenues".

                                PROVED RESERVES

                                     FOR THE YEAR ENDED DECEMBER 31,
                              ------------------------------------------------
                                   1993             1994            1995
                              ---------------  --------------  ---------------
                                OIL     GAS      OIL    GAS      OIL     GAS
                              (MBBLS) (MMCF)   (MBBLS) (MMCF)  (MBBLS) (MMCF)
                              ------- -------  ------- ------  ------- -------
PROVED RESERVES:
  Beginning balance..........  1,837   69,804   1,114  64,875   1,236   93,612
  Revisions of previous
   estimates.................   (913) (23,177)     75  16,055    (558) (27,006)
  Dilutive effect of
   offerings.................   (210)  (5,030)     --      --      --       --
  Purchases of oil and gas
   properties................     --       --      --      --   1,756  127,962
  Revisions of purchased oil
   and gas properties........     --       --      --      --    (766) (37,021)
  Extensions, discoveries,
   improved recovery and
   other additions...........    602   30,605     218  19,379     156   66,864
  Sale of reserves...........     --       --      --      --    (118) (10,388)
  Production.................   (202)  (7,327)   (171) (6,697)   (319) (17,750)
                               -----  -------   -----  ------   -----  -------
  Ending balance.............  1,114   64,875   1,236  93,612   1,387  196,273
                               =====  =======   =====  ======   =====  =======
PROVED DEVELOPED RESERVES:
  Producing..................    365   17,434     414  28,806     669   63,488
  Non-producing..............    237   12,658     260  19,665     528   47,799
                               -----  -------   -----  ------   -----  -------
    Total proved developed...    602   30,092     674  48,471   1,197  111,287
                               =====  =======   =====  ======   =====  =======

  Reserves as of January 1, 1996, declined 14.9% to 204.6 Bcfe when compared to pro forma reserves of 240.5 Bcfe reported as of January 1, 1995 (after giving effect to the Consolidation). In 1995, Kelley added 13.6 Bcfe of reserves through successful drilling in north Louisiana and added 53.2 Bcfe from 36 gross (12.5 net) proved undeveloped reserve locations in core north Louisiana fields. These additions were offset by downward revisions resulting from the reassessment of certain developed and undeveloped south Louisiana properties aggregating 11.6 Bcfe and 39.6 Bcfe, respectively, and the divestiture of certain nonstrategic properties, which accounted for approximately 11.1 Bcfe. Upward revisions to reserve estimates during 1994 were related to successful developmental drilling, which allowed additional reserves to be categorized as proved. Downward revisions to reserve estimates in 1993 reflected unsuccessful drilling activities in south Louisiana. The dilutive effect of offerings in 1993 relates to the sale of units by Kelley Partners, which reduced Kelley Oil's proportional interest in Kelley Partners' reserves.

  The addition of reserves in 1995 attributable to "Purchases" is attributable to the Consolidation. At the end of 1995, further evaluation led to revisions of the quantities of reserves acquired in the Consolidation.

  Values. The following table sets forth estimated future net revenues from the production and sale of Kelley's estimated proved reserves and the present value of estimated future net revenues on a historical basis as of January 1, 1994, on a pro forma basis as of January 1, 1995, and on a historical basis as of January 1, 1996. Pro forma information gives effect to the Consolidation as of January 1, 1995.

  The prices used in the information presented below were based on oil and natural gas prices received at the end of each reported period without escalation. Gas prices as of any month end, as customary, are based upon the weighted average price of gas for such month. The prices as of December 31, 1995 were $2.06 per Mcf of natural gas and $19.73 per barrel of crude oil, compared to prices as of December 31, 1993 and 1994 of $2.49 and $1.66, respectively, per Mcf of natural gas and $13.80 and $15.65, respectively, per barrel of crude oil.

  Estimated future net revenues are computed after giving effect to estimated future development and production costs, based on year-end costs and assuming the continuation of existing economic conditions. The calculation does not take into account the effect of various cash outlays, including general and administrative costs and interest expense, and does not give effect to estimated future income taxes. In computing the present value of the estimated future net revenues, a discount factor of 10% was used to adjust for the present value of estimated future net revenues. Present value, regardless of the discount rate used, is materially affected by assumptions about the timing of future production, which may prove to have been inaccurate. The following reserve value data represents estimates only, which are subject to considerable uncertainty. See "Risk Factors--Uncertainties in Estimating Reserves and Future Net Revenues". Additional reserve information is included in Note 15 ("Supplementary Information") of the Consolidated Financial Statements included elsewhere in this Prospectus.

              ESTIMATED FUTURE NET REVENUES FROM PROVED RESERVES

                                                        AS OF JANUARY 1,
                                                 --------------------------
                                                   1994     1995     1996
                                                 -------- -------- --------
                                                         PRO FORMA
                                                         ---------
                                                       (IN THOUSANDS)
Estimated future net revenues from production
 of proved reserves:
  Proved developed.............................  $ 65,644 $169,444 $195,376
  Proved undeveloped...........................    67,234  102,983  123,430
                                                 -------- -------- --------
    Total proved...............................  $132,878 $272,427 $318,806
                                                 ======== ======== ========
Present value of estimated future net revenues:
  Proved developed.............................  $ 43,207 $107,025 $110,114
  Proved undeveloped...........................    32,059   56,590   65,647
                                                 -------- -------- --------
    Total proved...............................  $ 75,266 $163,615 $175,761
                                                 ======== ======== ========

  The Company has not filed any estimates of reserves with any federal authority or agency during the past year other than estimates contained in filings with the SEC.

  There are numerous uncertainties in estimating quantities of proved reserves believed to have been discovered and in projecting future rates of production and the timing of development expenditures, including many factors beyond the control of the Company. The reserve data set forth in this Prospectus are only estimates. Reserve estimates are inherently imprecise and may be expected to change as additional information becomes available. Furthermore, estimates of oil and gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured exactly, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net revenues expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. There also can be no assurance that the reserves set forth herein will ultimately be produced or that the proved undeveloped reserves set forth herein will be developed within the periods anticipated. It is likely that variances from the estimates will be material. In addition, the estimates of future net revenues from proved reserves of Kelley and the present value thereof are based upon certain assumptions about future production levels, prices and costs that may not be correct when judged against actual subsequent experience. The Company emphasizes with respect to the estimates prepared by independent petroleum engineers that the discounted future net revenues should not be construed as representative of the fair market value of the proved reserves owned by Kelley since discounted future net revenues are based upon projected cash flows which do not provide for changes in oil and natural gas prices from those in effect on the date indicated or for escalation of expenses and capital costs subsequent to such date. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based. Actual results will differ, and are likely to differ materially, from the results estimated. Accordingly, investors in Exchange Notes are cautioned not to place undue reliance on the reserve data included in this Prospectus. See "Risk Factors--Uncertainties in Estimating Reserves and Future Net Revenues".

PRODUCTION, PRICE AND COST HISTORY

  The following table sets forth certain production data, the average sales prices and average production expenses attributable to Kelley's properties on a historical basis for 1993, 1994 and 1995 and for the nine months ended September 30, 1996, and on a pro forma basis for 1994 and 1995 after giving effect to the Consolidation as of January 1, 1994. Detailed additional information concerning Kelley's oil and gas production activities is contained in the Supplementary Information in Note 15 to the Consolidated Financial Statements included elsewhere in this Prospectus.

                                                                    NINE MONTHS
                                  YEAR ENDED DECEMBER 31,              ENDED
                          ---------------------------------------- SEPTEMBER 30,
                           1993   1994   1995    1994      1995        1996
                          ------ ------ ------ --------- --------- -------------
                                               PRO FORMA PRO FORMA
                                               --------- ---------
PRODUCTION DATA:
 Oil and other liquid
  hydrocarbons (Mbbls)..     202    171    319     446       348         181
 Natural gas (Mmcf).....   7,327  6,697 17,750  18,141    18,828      16,221
 Natural gas equivalent
  (Mmcfe)...............   8,539  7,723 19,664  20,817    20,916      17,307
AVERAGE SALES PRICE PER
 UNIT:
 Oil and other liquid
  hyrocarbons (per
  Bbl)..................  $17.84 $16.31 $17.37  $16.30    $17.31      $21.29
 Natural gas (per Mcf)..    2.20   1.89   1.71    1.87      1.72        2.27
 Natural gas equivalent
  (per Mcfe)............    2.31   2.01   1.83    2.03      1.84        2.35
AVERAGE PRODUCTION
EXPENSES (PER MCFE).....     .47    .49    .55     .59       .55         .44

PRODUCTION PERFORMANCE

  Kelley's equivalent gas production for the nine months ended September 30, 1996, represents on a pro forma basis a 9.4% increase when compared to the same period last year. On a pro forma basis, equivalent gas production in 1995 was essentially unchanged from 1994. Within its core properties in north Louisiana, Kelley participated in the completion as producing wells 21 gross (8.7 net), 26 gross (10.1 net) and 48 gross (24.1 net) wells as to which drilling was initiated in 1994, 1995 and the first nine months of 1996, respectively. However,

Kelley's production during these periods was adversely affected by several factors, including production declines in its south Louisiana properties where certain major wells performed below expectations, disappointing drilling results in south Louisiana and the sale of nonstrategic properties in July 1995.

  In 1995, revised completion techniques contributed to higher initial flow rates in many of Kelley's new north Louisiana wells, some of which were not completed and brought on production until late in 1995 and thus did not contribute significantly to production until 1996. After declining to a total of approximately 4.4 Bcfe in the third quarter of 1995, equivalent gas production has increased 22.7% to 5.4 Bcfe during the second quarter of 1996. In the second quarter of 1996, Kelley further increased its focus on north Louisiana operations with the initiation of a six-rig drilling program. As a result of recent well completions in north Louisiana and the accelerated drilling program, Kelley anticipates further improvement in production levels in that area.

PRODUCTIVE WELLS AND ACREAGE

  As of December 31, 1995, Kelley had leaseholdings comprising 117,528 gross (59,718 net) developed acres and 56,287 gross (47,333 net) undeveloped acres, all located within the continental United States. The oil and gas leases in which Kelley has an interest are for varying primary terms and many, particularly in south Louisiana, require the payment of delay rentals in lieu of drilling operations. In north Louisiana most of Kelley's leasehold interests are held by production, that is, so long as natural gas and oil are produced from the properties covered thereby, the leases continue indefinitely. The leases may be surrendered at any time by notice to the lessors, by the cessation of production or by failure to make timely payment of delay rentals.

  As of December 31, 1995, Kelley had working interests in 344 gross (145.4 net) productive gas wells and 27 gross (11.4 net) productive oil wells (including producing wells and wells capable of production). The following table sets forth Kelley's ownership interests in its leaseholds as of December 31, 1995.

                                         DEVELOPED(1)         UNDEVELOPED(2)
                                     --------------------- ---------------------
                                     GROSS ACRES NET ACRES GROSS ACRES NET ACRES
                                     ----------- --------- ----------- ---------
   Louisiana........................   106,649    58,508     56,287     47,333
   Texas............................     8,747     1,083         --         --
   Other states.....................     2,132       127         --         --
                                       -------    ------     ------     ------
     Total..........................   117,528    59,718     56,287     47,333
                                       =======    ======     ======     ======

--------
(1) Acres spaced or assignable to productive wells.
(2) Acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether that acreage contains proved reserves.

DEVELOPMENT AND EXPLORATION

  The following table sets forth the number of gross and net productive and dry development wells and exploratory wells drilled by Kelley in north Louisiana and in south Louisiana and elsewhere during the periods indicated, together with pro forma information giving effect to the Consolidation as of January 1, 1994.

                                         YEAR ENDED DECEMBER 31,
                         -------------------------------------------------------  NINE MONTHS ENDED
                             1993          1994          1994          1995      SEPTEMBER 30, 1996
                         ------------- ------------- ------------- ------------- -------------------
                         GROSS   NET   GROSS   NET   GROSS   NET   GROSS   NET     GROSS      NET
                         ------ ------ ------ ------ ------ ------ ------ ------ -------------------
                                                       PRO FORMA     PRO FORMA
                                                     ------------- -------------
NORTH LOUISIANA:
 Exploratory wells:
   Oil..................     --     --     --     --     --     --     --     --        --        --
   Natural gas..........     --     --     --     --     --     --     --     --        --        --
   Dry..................      1    .61     --     --     --     --     --     --        --        --
                         ------ ------ ------ ------ ------ ------ ------ ------ --------- ---------
     Total..............      1    .61     --     --     --     --     --     --        --        --
                         ====== ====== ====== ====== ====== ====== ====== ====== ========= =========
 Development wells:
   Oil..................     --     --     --     --     --     --      1    .05         1       .04
   Natural gas..........      6   1.10     22   5.92     22   8.53     22   9.26        43     21.40
   Dry..................      2    .22     --     --     --     --     --     --        --        --
                         ------ ------ ------ ------ ------ ------ ------ ------ --------- ---------
     Total..............      8   1.32     22   5.92     22   8.53     23   9.31        44     21.44
                         ====== ====== ====== ====== ====== ====== ====== ====== ========= =========
 Total north Louisiana:
   Producing............      6   1.10     22   5.92     22   8.53     23   9.31        44     21.44
   Dry..................      3    .83     --     --     --     --     --     --        --        --
                         ------ ------ ------ ------ ------ ------ ------ ------ --------- ---------
     Total..............      9   1.93     22   5.92     22   8.53     23   9.31        44     21.44
                         ====== ====== ====== ====== ====== ====== ====== ====== ========= =========
SOUTH LOUISIANA AND
 OTHER:
 Exploratory wells:
   Oil..................     --     --     --     --     --     --     --     --        --        --
   Natural gas..........      3   1.30      3   1.48      3   2.09     --     --        --        --
   Dry..................      4   1.75      3   1.98      3   2.78      1    .95        --        --
                         ------ ------ ------ ------ ------ ------ ------ ------ --------- ---------
     Total..............      7   3.05      6   3.46      6   4.87      1    .95        --        --
                         ====== ====== ====== ====== ====== ====== ====== ====== ========= =========
 Development wells:
   Oil..................     --     --     --     --     --     --     --     --        --        --
   Natural gas..........      9   3.88      6   3.25      6   4.57      4   3.78        --        --
   Dry..................     --     --      1    .63      1    .89      1    .95        --        --
                         ------ ------ ------ ------ ------ ------ ------ ------ --------- ---------
     Total..............      9   3.88      7   3.88      7   5.46      5   4.73        --        --
                         ====== ====== ====== ====== ====== ====== ====== ====== ========= =========
 Total south Louisiana
  and other:
   Producing............     12   5.18      9   4.73      9   6.66      4   3.78        --        --
   Dry..................      4   1.75      4   2.61      4   3.67      2   1.90        --        --
                         ------ ------ ------ ------ ------ ------ ------ ------ --------- ---------
     Total..............     16   6.93     13   7.34     13  10.33      6   5.68        --        --
                         ====== ====== ====== ====== ====== ====== ====== ====== ========= =========

  On September 30, 1996, Kelley had 8 gross (3.91 net) development wells in progress, all in north Louisiana.

MARKETING

  Kelley does not refine or process any of the oil and natural gas it produces. Kelley's natural gas production is sold to various purchasers typically in the areas where the natural gas is produced. Kelley currently is able to sell, under contract or in the spot market, all of its natural gas at current market prices. Substantially all of Kelley's natural gas is sold under short-term contracts or contracts providing for periodic adjustments or in the spot market; therefore, its revenue streams are sensitive to changes in current market prices. Kelley's sales of crude oil, condensate and natural gas liquids generally are made at posted field prices, which are not subject to regulation.

  In addition to marketing Kelley's natural gas production, a subsidiary of the Company provides gas transportation arrangements, supervises gas gathering operations and performs revenue receipt and disbursement services as well as regulatory filing, recordkeeping, inspection, testing and monitoring functions. Another subsidiary of the Company coordinates the connection of newly drilled wells to various pipeline systems, does gas market surveys and oversees gas balancing with its various gas gatherers and transporters. During 1994, Kelley received from certain of its members and from unrelated customers either fees or a marketing differential at the rate of $.05 per MMBTU of gas sold and delivered under these arrangements. For 1995 and the first nine months of 1996, the marketing fee was modified to 2% of the resale price for marketed natural gas. The Company believes that similar arrangements are customary among natural gas producers and their marketing affiliates. See "Selected Consolidated Financial Data" and the Consolidated Financial Statements included elsewhere in this Prospectus for information as to the Company's net gas marketing revenues, which include such marketing fees received by such subsidiary.

  Kelley believes that its activities are not currently constrained by a lack of adequate transportation systems or system capacity and does not foresee any material disruption in available transportation for its production. However, there can be no assurance that Kelley will not encounter any such constraints in the future. In such event, Kelley would be forced to seek alternate sources of transportation and may face increased costs.

HEDGING

  The prices received for Kelley's natural gas production are subject to market fluctuations. From time to time, Kelley has used forward sales contracts, natural gas swap agreements and options to minimize the exposure of Kelley's natural gas production to downward price fluctuations. Kelley's hedging activities also cover the natural gas production attributable to the interest in such production of the public unitholders in Kelley's subsidiary partnerships. Through a combination of swap agreements and forward sales contracts, 13.9 million MMBTUs of Kelley's natural gas production for 1995 were affected by hedging transactions at an average NYMEX quoted price of $1.78 per MMBTU before transaction costs and transportation costs on gas delivered under forward sales contracts. For the first nine months of 1996, through a combination of natural gas swap agreements and forward sales contracts, approximately 69.4% of Kelley's anticipated natural gas production was affected by hedging transactions at an average NYMEX quoted price of $2.17 per MMBTU before transaction and transportation costs on gas delivered under forward sales contracts. Approximately 57.6% of Kelley's anticipated natural gas production for the balance of 1996 had been hedged through swap agreements or forward sales contracts at an average NYMEX quoted price of $2.25 per MMBTU before transaction and transportation costs on gas delivered under forward sales contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General".

COMPETITION

  Kelley operates in a highly-competitive environment with respect to acquiring reserves, marketing oil and natural gas and securing trained personnel. Many of Kelley's larger competitors possess and employ financial and personnel resources substantially greater than those available to Kelley. Such companies may be able to pay more for productive oil and natural gas properties and to define, evaluate, bid for and purchase a greater number of properties than Kelley's financial or personnel resources permit. Kelley's ability to acquire additional reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly-competitive environment. In addition, there is substantial competition for capital available for investment in the oil and natural gas industry. There can be no assurance that Kelley will be able to compete successfully in the future in acquiring reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel, and raising additional capital.

REGULATION

  Kelley's operations are subject to extensive and continually changing regulation, as legislation affecting the oil and natural gas industry is under constant review for amendment and expansion. Many departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry increases Kelley's cost of doing business and, consequently, affects its profitability. However, Kelley does not believe that it is affected in a significantly different manner by these regulations than are its competitors in the oil and natural gas industry. Because of the numerous and complex federal and state statutes and regulations that may affect Kelley, directly or indirectly, the following discussion of certain statutes and regulations should not be relied upon as an exhaustive review of all matters affecting Kelley's operations.

  TRANSPORTATION AND PRODUCTION

  Transportation and Sale of Natural Gas. Prior to January 1, 1993, various aspects of Kelley's natural gas operations were subject to regulations by the FERC under the Natural Gas Act of 1938 (the "NGA") and the NGPA with respect to "first sales" of natural gas, including price controls and certificate and abandonment authority regulations. However, as a result of the enactment of the Decontrol Act, the remaining "first sales" restrictions imposed by the NGA and the NGPA terminated on January 1, 1993.

  The FERC regulates interstate natural gas pipeline transportation rates and service conditions, which affect the marketing of gas produced by Kelley, as the revenues received by Kelley for sales of such natural gas. Since the latter part of 1985, the FERC has adopted policies intended to make natural gas transportation more accessible to gas buyers and sellers on an open and nondiscriminatory basis. The FERC's most recent action in this area, Order No. 636, reflected the FERC's finding that, under the then-existing regulatory structure, interstate pipelines and other gas merchants, including producers, did not compete on a "level playing field" in selling gas. Order No. 636 instituted individual pipeline services restructuring proceedings, designed specifically to "unbundle" those services provided by many interstate pipelines (for example, transportation, sales and storage) so that buyers of natural gas may secure supplies and delivery services from the most economical source, whether interstate pipelines or other parties. The FERC has issued final orders in the restructuring proceedings, and a number of pipelines have filed tariff sheets reflecting refinements in the implementation of Order No. 636 following three years of operation under the program. In addition, the FERC has announced its intention to reexamine certain of its transportation related policies, including the appropriate manner in which interstate pipelines release transportation capacity under Order No. 636 and, more recently, the price that shippers can charge for released capacity. The FERC also has issued a new policy regarding the use of nontraditional methods of setting rates for interstate gas pipelines in certain circumstances as alternatives to cost-of-service based rates. A number of pipelines have obtained FERC authorization to charge negotiated rates as one such alternative.

  Although the FERC's actions, such as Order No. 636, do not regulate gas producers such as Kelley, these actions are intended to foster increased competition within all phases of the natural gas industry. To date, the FERC's pro-competition policies have not materially affected Kelley's business or operations. On a prospective basis, however, such orders may substantially increase the burden on the producers and transporters to nominate and deliver on a daily basis a specified volume of natural gas. Producers and transporters which deliver deficient volume or volumes in excess of such daily nominations could be subject to additional charges by the pipeline carriers.

  The United States Court of Appeals for the District of Columbia Circuit has affirmed the Commission's Order No. 636 restructuring rule and remanded certain issues for further explanation or clarification. Numerous petitions seeking judicial review of the individual pipeline restructuring orders are currently pending in the United States Court of Appeals for the District of Columbia Circuit. It is not possible to predict what, if any, effect the order on remand or the Court's decision in the individual pipeline cases will have on the Company. The Company does not believe, however, that it will be affected any differently than other gas producers or marketers with which it competes.

  Additional proposals and proceedings that might affect the natural gas industry are considered from time to time by Congress, the FERC, state regulatory bodies and the courts. Kelley cannot predict when or if any such proposals might become effective or their effect, if any, on Kelley's operations. The natural gas industry historically has been very heavily regulated; thus there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue indefinitely into the future.

  Transportation and Sale of Crude Oil. Sales of crude oil and condensate can be made by Kelley at market prices not subject at this time to price controls. The price that Kelley receives from the sale of these products is affected by the cost of transporting the products to market. Commencing in October 1993, the FERC issued a series of orders (Order Nos. 561 and 561-A) in which it revised its regulations governing the rates that may be charged by oil pipelines. The new rules, which became effective January 1, 1995, provide a simplified, generally applicable method for regulating such rates by use of an index for setting rate ceilings. In certain circumstances, the new rules permit oil pipelines to establish rates using traditional costs of service and other methods of ratemaking. On October 28, 1994, the FERC issued two separate Orders (Nos. 571 and 572), which adopt additional regulations governing rates that an oil pipeline may be authorized to charge. Order No. 571 authorizes a pipeline to implement cost-of-service based rates, provided it can demonstrate that there is a substantial divergence between the actual costs experienced by the carrier and the indexed rate that the pipeline is directed to charge under Order No. 561. In Order No. 572, the FERC adopted regulations that authorize a pipeline to charge market-based rates, provided it can demonstrate that it lacks significant market power in the market(s) in which it proposes to charge such rates. These rules have been affirmed by the U.S. Court of Appeals for the District of Columbia Circuit. The effect that these new rules may have on moving Kelley's liquid products to market cannot yet be determined.

  Regulation of Production. The production of oil and natural gas is subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. State and federal statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. Most states in which Kelley owns and operates properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of the spacing, plugging and abandonment of wells. Many states also restrict production to the market demand for oil and natural gas and several states have indicated interest in revising applicable regulations. The effect of these regulations is to limit the amount of oil and natural gas Kelley can produce from its wells and to limit the number of wells or the locations at which Kelley can drill. Moreover, each state generally imposes an ad valorem, production or severance tax with respect to production and sale of crude oil, natural gas and gas liquids within its jurisdiction.

  ENVIRONMENTAL REGULATIONS

  General. Various federal, state and local laws and regulations governing the discharge of materials into the environment, or otherwise relating to the protection of the environment, affect Kelley's operations and costs. In particular, Kelley's exploration, development and production operations, its activities in connection with storage and transportation of crude oil and other liquid hydrocarbons and its use of facilities for treating, processing or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulation. As with the industry generally, compliance with existing regulations increases Kelley's overall cost of business. Such areas affected include unit production expenses primarily related to the control and limitation of air emissions and the disposal of produced water, capital costs to drill exploration and development wells resulting from expenses primarily related to the management and disposal of drilling fluids and other oil and gas exploration wastes and capital costs to construct, maintain and upgrade equipment and facilities.

  The Company incurs some expenses related to the disposition of drilling fluids and produced waters, but these costs do not constitute a material expense to the Company. The Company anticipates that it will incur additional expenses related to compliance with environmental regulations at the time it abandons a producing property or lease. The amount of these costs will vary, but based on the Company's experience, the amount and timing of these costs should not materially increase the Company's overall cost of business. In addition, the Company does not anticipate that it will be required to make any significant capital expenditures to comply with current environmental requirements.

  Environmental regulations historically have been subject to frequent change by regulatory authorities, and the Company is unable to predict the ongoing cost to Kelley to comply with these laws and regulations or the future impact of such regulations on its operations. However, the Company does not believe that changes to these regulations will materially adversely affect Kelley's competitive position because its competitors are similarly affected. A discharge of hydrocarbons or hazardous substances into the environment could subject Kelley to substantial expense, including both the cost to comply with applicable regulations pertaining to the remediation of releases of hazardous substances into the environment and claims by neighboring landowners and other third parties for personal injury and property damage. Kelley maintains some insurance, which may provide some protection against some environmental liabilities, but the coverage of such insurance and the amount of protection afforded thereby cannot be predicted with respect to any particular possible environmental liability and may not be adequate to protect Kelley from substantial expense.

  Water. The Oil Pollution Act (the "OPA") was enacted in 1990 and amends provisions of the Federal Water Pollution Control Act of 1972 (the "FWPCA") and other statutes as they pertain to prevention and response to oil spills. The OPA subjects owners of facilities to strict, joint and potentially unlimited liability for removal costs and certain other consequences of an oil spill, where such spill is into navigable waters, along shorelines or in the exclusive economic zone. In the event of an oil spill into such waters, substantial liabilities could be imposed upon the Company. States in which Kelley operates also have enacted similar laws. Regulations are being developed under both the OPA and state laws that may impose additional regulatory burdens on the Company.

  The FWPCA imposes restrictions and strict controls regarding the discharge of produced waters and other oil and gas wastes into navigable waters. These controls have become more stringent over the years, and it is probable that additional restrictions will be imposed in the future. Permits must be obtained to discharge pollutants into state and federal waters. The FWPCA provides for civil, criminal and administrative penalties for any unauthorized discharges of oil and other hazardous substances in reportable quantities and, along with the OPA, imposes substantial potential liability for the costs of removal, remediation and damages. State laws for the control of water pollution also provide varying civil, criminal and administrative penalties and impose liabilities in the case of a discharge of petroleum or its derivatives, or other hazardous substances, into state waters. In addition, the Environmental Protection Agency ("EPA") has promulgated regulations that require many oil and gas production operations to obtain permits to discharge storm water runoff. The Company believes that compliance with existing permits and with foreseeable new permit requirements will not have a material adverse effect on the Kelley's financial condition or results of operations.

  Air Emissions. The operations of Kelley are subject to the Federal Clean Air Act and comparable state and local statutes. The Company believes that Kelley's operations are in substantial compliance with such statutes in all states in which it operates.

  Amendments to the Federal Clean Air Act enacted in 1990 require or will require most industrial operations in the United States to incur capital expenditures in order to meet air emission control standards developed by the EPA and state environmental agencies. Although no assurances can be given, the Company believes implementation of such amendments will not have a material adverse effect on Kelley's financial condition or results of operations.

  Solid Waste. The Federal Resource Conservation and Recovery Act ("RCRA") is the principal federal statute governing the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements (and liability for failure to meet such requirements) on a person who is either a "generator" or "transporter" of hazardous waste or an "owner" or "operator" of a hazardous waste treatment, storage or disposal facility. At present, RCRA includes a statutory exemption that allows oil and gas exploration and production wastes to be classified as non-hazardous waste. A similar exemption is contained in many of the state counterparts to RCRA. As a result, Kelley is not required to comply with a substantial portion of RCRA's requirements because Kelley's operations generate minimal quantities of hazardous wastes. However, at various times in the past, proposals have been made to rescind the exemption that excludes oil and gas exploration and production wastes from regulation as hazardous waste under RCRA. Repeal or modification of this exemption by administrative, legislative or judicial process, or through changes in applicable state statutes, would increase the volume of hazardous waste to be managed and disposed of by Kelley. Hazardous wastes are subject to more rigorous and costly disposal requirements than are non-hazardous wastes. Such changes in the regulations may result in additional capital expenditures or operating expenses by Kelley.

  Superfund. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as "Superfund", imposes liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the "owner" or "operator" of the site and companies that disposed or arranged for the disposal of the hazardous substances found at the site. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of its ordinary operations, Kelley may generate waste that may fall within CERCLA's definition of a "hazardous substance". Kelley may be jointly and severally liable under CERCLA or under analogous state laws for all or part of the costs required to clean up sites at which such wastes have been disposed.

  Kelley currently owns or leases, and has in the past owned or leased, numerous properties that for many years have been used for the exploration and production of oil and gas. Although Kelley has utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by Kelley or on or under other locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose actions with respect to the treatment and disposal or release of hydrocarbons or other wastes were not under Kelley's control. These properties and wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under such laws, Kelley could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) or to perform remedial plugging operations to prevent future contamination.

TITLE TO PROPERTIES

  Kelley's properties, in addition to being mortgaged to secure the New Credit Facility, are subject to royalty interests, liens incident to operating agreements, liens for current taxes and other customary burdens, including other mineral encumbrances and restrictions. The Company does not believe that any mortgage, lien or other burden materially interferes with the use of such properties in the operation of Kelley's business.

  The Company believes that Kelley has satisfactory title to or rights in all of its producing properties. As is customary in the oil and natural gas industry, minimal investigation of title is made at the time of acquisition of undeveloped properties. Title investigation is made, and title opinions of local counsel are generally obtained before commencement of drilling operations or at least in connection with the preparation of division orders when production is obtained and the revenues therefrom are allocated.

EMPLOYEES

  As of November 30, 1996, Kelley had 70 full-time employees. Kelley's staff includes employees experienced in geology, geophysics, petroleum engineering, land acquisition and management, finance and accounting. None of Kelley's employees is represented by a union. Kelley has never experienced an interruption in its operations from any kind of labor dispute, and its working relationships with its employees are satisfactory.

LEGAL PROCEEDINGS

  Following Kelley Oil's announcement of the initial proposal for the Consolidation in August 1994, four separate lawsuits were filed against Kelley Oil and its directors relating to the Consolidation and the 1991 DDP Exchange. In November 1994, Kelley Oil entered into a memorandum of understanding with the plaintiffs in three of the lawsuits, providing for a proposed settlement based on the revised Consolidation proposal negotiated by a special committee of Kelley Oil's nonmanagement directors and the settling plaintiffs. A stipulation and agreement of compromise, settlement and release reflecting the terms of the proposed settlement was filed in the United States District Court for the Southern District of Texas on November 23, 1994. At a hearing held on the same date, the court approved the consolidation of all four lawsuits and the certification of a unitholder class requested by the settling parties. On March 3, 1995, following a hearing on the fairness of the settlement, the court entered a final order approving the settlement, dismissing the consolidated lawsuits with prejudice and reducing the award of attorneys' fees and disbursements contemplated by the stipulation to $1.5 million, payable $.3 million in cash and the balance in Common Stock of the Company. An appeal subsequently filed by the nonsettling plaintiff is currently pending in the United States Court of Appeals for the Fifth Circuit. Although the Company believes approval of the settlement and dismissal of the lawsuits should be upheld, it could be required, if not upheld, to litigate certain claims alleged in the lawsuits, including the adequacy and fairness of the exchange ratios for the Consolidation.

  Kelley is involved from time to time in various claims and lawsuits incidental to its business. In the opinion of management, the ultimate liability thereunder, if any, will not have a material effect on the financial condition of Kelley.

                                COMPANY HISTORY

THE CONSOLIDATION

  The Company was formed in 1994 to consolidate the equity ownership of Kelley Partners and Kelley Oil. Prior to the Consolidation in 1994, drilling activities were conducted jointly by Kelley Partners and DDPs sponsored by Kelley Oil for that purpose. Historically, Kelley Oil (the managing general partner of Kelley Partners) participated proportionately in these operations, with Kelley Partners retaining one-third of its working interest in each prospect and assigning drilling rights for the balance of its interest to a DDP. In addition to serving as managing general partner of each DDP, Kelley Oil purchased for its own investment account all units in DDPs that were not subscribed preemptively by other investors in Kelley Partners. In the Consolidation, the Company acquired Kelley Oil's interests in the remaining DDPs sponsored during 1994 and 1992 aggregating 92.2% and 84.3%, respectively. The Consolidation was completed on February 7, 1995 upon approval by investors in Kelley Partners and Kelley Oil.

  In the Consolidation, the outstanding capital stock of Kelley Oil and units in Kelley Partners ("Units") held by investors other than Kelley Oil and its subsidiaries ("public unitholders") were converted into a total of 43.7 million shares of Common Stock of the Company, 2.4 million shares of the Company's $2.625 convertible exchangeable preferred stock ("Public Preferred Stock") and 2.2 million shares of cumulative convertible preferred stock ("ESOP Preferred Stock") held by its Employee Stock Ownership Plan (the "ESOP"). As a result of the Consolidation, Kelley Oil became a wholly-owned subsidiary of the Company, and Kelley Partners became a 99.99%-owned subsidiary partnership. The Consolidation was treated as a purchase of the public unitholders' interests in Kelley Partners by the Company for financial accounting purposes. Accordingly, historical financial and reserve information presented in this Prospectus thereto reflects Kelley Oil's historical results on a stand-alone basis prior to the Consolidation, with the results of Kelley's combined operations recorded thereafter.

THE CONTOUR TRANSACTION

   In November 1995, the Company reported that it expected to be substantially capital constrained by the middle of 1996 due to low levels of internally generated cash flow and borrowing restrictions. At that time, Kelley implemented an immediate reduction in its drilling activities and aggressively pursued outside capital in the form of an equity placement, merger or sale of the Company. Following discussions with potential acquirors, the Company entered into the Contour Agreements in January 1996, which provided for a two-stage equity investment of $75 million in the Company by Contour. On February 15, 1996, the first stage of the equity investment was completed through Contour's $48 million purchase of newly issued shares of Common Stock (representing on such date 49.8% of the voting shares of the Company) (the "Contour Transaction"). Additionally, the Company entered into an option agreement (the "Contour Option"), under which Contour has committed to provide the Company with $27 million in additional equity financing through an option to purchase 27 million shares (the "Maximum Option Number") of Common Stock upon satisfaction of certain conditions, including the absence of any Company debt repurchase or redemption obligations as a result of the purchase (a "Debt Event"), but in no event later than January 2000. A Debt Event would occur upon (i) a "Change of Control" as defined in the 13 1/2% Indenture, (ii) a "Change in Control" as defined in the indenture for the Company's 7 7/8% Convertible Subordinated Notes due 1999 (the "7 7/8% Notes") or (iii) a "Redemption Event" as defined in the indenture for the Company's 8 1/2% Convertible Subordinated Debentures due 2000 (the "8 1/2% Debentures"). A Debt Event with respect to either series of notes or the 8 1/2% Debentures would entitle each holder of the affected securities to require the repurchase or redemption of the holder's securities. Contour is required to exercise the Contour Option for the Maximum Option Number within 30 days after it concludes in its sole discretion that a Debt Event would not occur as a result of the purchase but in no event later than January 2000. While the exercise of the Contour Option would not cause a Debt Event under the indenture for the 8 1/2% Debentures, it would require waivers or consents from the holders of a majority in aggregate principal amount of the 7 7/8% Notes. The Refinancing eliminated the possibility of a Debt Event as to the 13 1/2% Notes.

  In connection with the Contour Transaction, the Company also (i) obtained consents from its principal stockholders to amend its Certificate of Incorporation to increase its authorized Common Stock from 100 million shares to 200 million shares, (ii) entered into employment agreements with John F. Bookout and other new executives named by him, (iii) reduced the size of its Board to seven members and reconstituted the Board with three continuing directors and four designees of Contour and (iv) replaced its credit facility. Proceeds from the Contour Transaction, after repayment of bank debt, plus funds available under its credit facility have permitted Kelley to continue drilling operations and permitted it to pursue acquisition opportunities needed to execute its business strategy for replacing its production and expanding its reserves. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

OTHER

  In March 1996, Kelley Partners was merged into the Company (the "Partnership Merger") as part of ongoing efforts to streamline operations and reduce costs. Prior to the Partnership Merger, Kelley Partners had outstanding 8 1/2% Debentures in the aggregate principal amount of $26.9 million and 7 7/8% Notes in the aggregate principal amount at maturity of $34.4 million. Under the terms of the Consolidation, the 8 1/2% Debentures and 7 7/8% Notes became convertible into the Company's Common Stock or a combination of its Common Stock and Public Preferred Stock instead of units in Kelley Partners based on the exchange ratios for the units in the Consolidation. In connection with the Partnership Merger, the two outstanding subordinated debt issues became direct obligations of the Company.

  In March 1996, the Special Conversion Right for the Public Preferred Stock was triggered by the Contour Transaction. Under the Special Conversion Right, the conversion price of the Public Preferred Stock was reduced to $4.00 for a period of 45 days ended April 25, 1996. A total of .7 million shares of Public Preferred Stock were tendered pursuant to the Special Conversion Right, resulting in the issuance of 4.4 million shares of Common Stock and a reduction in the outstanding Public Preferred Stock to 1.7 million shares as of June 30, 1996. Although dividends on both classes of preferred stock were suspended in January 1996, the decrease in outstanding Public Preferred Stock and the conversion of the ESOP Preferred Stock will reduce future dividend arrearages. Although the Board of Directors of the Company has made no determination regarding the payment of dividend arrearages on the Public Preferred Stock, and while any such payments must not be prohibited under applicable corporate law, the New Credit Facility and the Indenture are expected to permit the Company to make a one-time payment of such dividend arrearages on or before January 31, 1997. However, the New Credit Facility prohibits the payment of future preferred dividends.

  The Company had four outstanding series of ESOP Preferred Stock, which ranked junior in dividend and liquidation rights to the Public Preferred Stock. In June 1996, each of the outstanding 1.9 million shares of ESOP Preferred Stock was redeemed for one share of the Company's Common Stock.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  Current Directors and Executive Officers. In February 1996, upon the closing of the Contour Transaction, John F. Bookout, President of Contour, was appointed as Chairman of the Board, President and Chief Executive Officer of the Company. In connection with the Contour Transaction, the Board of Directors appointed Dallas D. Laumbach, William C. Rankin and, on July 16, 1996, Thomas E. Baker to senior executive positions with the Company, and the Board was reconstituted with three continuing directors and four designees of Contour.

  Set forth below are the names, ages and positions of the current executive officers and directors of the Company. All directors are elected for a term of one year and serve until their successors are duly elected and qualified. All executive officers hold office until their successors are duly appointed and qualified.

                                                                               OFFICER OR
                                                                               DIRECTOR OF
                                                                               THE COMPANY
   NAME                  AGE                     POSITION                         SINCE
   ----                  ---                     --------                      -----------
John F. Bookout.........  73 President, Chief Executive Officer and a Director    1996
Thomas E. Baker.........  65 General Counsel and Corporate Secretary              1996
Dallas D. Laumbach......  59 Senior Vice President--Exploration and Production    1996
William C. Rankin.......  47 Senior Vice President and Chief Financial Officer    1996
Charles L. Winn, Sr. ...  68 Senior Vice President--Exploration                   1991
William E. Albrecht.....  45 Vice President--Engineering and Development          1996
Lawrence G. Marble......  43 Controller and Principal Accounting Officer          1996
Stephen M. Smith........  45 Treasurer                                            1995
John J. Conklin, Jr. ...  66 Director                                             1993
Ralph P. Davidson.......  69 Director                                             1993
William J. Murray.......  81 Director                                             1984
Ogden M. Phipps.........  57 Director                                             1996
Michael B. Rothfeld.....  49 Director                                             1996
Ward W. Woods...........  55 Director                                             1996

  John F. Bookout joined the Company as Chairman of the Board, President and Chief Executive Officer in February 1996 upon completion of the Contour Transaction. He served as Chairman of the Board of Contour since its inception in 1993. Before joining Contour as a founder, Mr. Bookout served in positions of increasing responsibility for 38 years at Shell Oil Company, starting in 1950 as a geologist and culminating from 1976 through June 1988 as President, Chief Executive Officer and a director. From 1988 through 1993, he served as a member of the Supervisory Board of Royal Dutch Petroleum. He currently serves on the board of directors of McDermott International Inc., J. Ray McDermott, S.A. and The Investment Company of America as well as the board of trustees of the United States Counsel for International Business and various civic and educational bodies. Mr. Bookout received Bachelor's and Master's degrees in geology from the University of Texas.

  Thomas E. Baker, an attorney, joined the Company in July 1996 as General Counsel and Corporate Secretary. His experience includes 28 years at Shell Oil Company, where he served as a Corporate Secretary from 1984 until his retirement in 1991. From 1991 through 1996, Mr. Baker was engaged in a private consulting practice. Mr. Baker received a B.S. in accounting from the University of Notre Dame, and an LL.B. and an LL.M. from Georgetown University and an LL.M. from New York University.

  Dallas D. Laumbach has served as Senior Vice President--Exploration and Production of the Company since February 1996 and has served concurrently as President of Concorde Gas, Inc. since August 1996. He previously served as Senior Vice President of Contour since December 1993. Before joining Contour, Mr. Laumbach served in positions of increasing responsibility for 24 years at Shell Oil Company, concluding as Manager--Business Development in Shell's Head Office. He received a Bachelor's degree in mechanical engineering from Iowa State University, a Master's degree in mechanical engineering from the University of New Mexico and a Ph.D. in mechanical engineering from Massachusetts Institute of Technology.

  William C. Rankin has served as Senior Vice President and Chief Financial Officer of the Company since February 1996. He previously served as Vice President and Chief Financial Officer of Contour commencing in March 1994, after serving eight years as a senior financial officer of Hadson Corporation, including the last four years as Senior Vice President and Chief Financial Officer of Hadson Energy Resources Corporation. Mr. Rankin received a Bachelor's degree in accounting from the University of Arkansas.

  Charles L. Winn, Sr. joined the Company in October 1991 and has served as Senior Vice President since October 1995 and as a Vice President since February 1993. From 1973 until joining the Company, he was the President and principal shareholder of Wincan, Inc., which was a private company engaged in the geophysical interpretation of oil and gas prospects through the application of advanced seismic techniques and was acquired by Kelley Oil in 1991. Mr. Winn studied mechanical engineering at Texas Tech University.

  William E. Albrecht has served as Vice President--Production of the Company since February 1996. He joined Contour in October 1993 as a Vice President after serving for one year in the Corporate Engineering Group at Enron Oil & Gas Company. During 1991 and 1990, Mr. Albrecht served as Manager of Acquisitions for Pacific Enterprises Oil Company and Hadson Energy Resources Corporation, respectively. Mr. Albrecht received a Bachelor's degree in engineering from the U.S. Military Academy at West Point and a Master's degree in systems management from the University of Southern California.

  Lawrence G. Marble has served as Controller and Principal Accounting Officer of the Company since April 1996. Prior to joining the Company, he served as Controller for Energy Development Corporation for seven years, and for the previous thirteen years held various accounting management positions with Total Minatome Corporation, CSX Oil & Gas Corporation and Arthur Andersen & Co. Mr. Marble is a certified public accountant and received his Bachelor's degree in accounting from Texas A&M University.

  Stephen M. Smith has served as Treasurer of the Company since November 1995. Prior to joining the Company, Mr. Smith served as Vice President--Energy at Bank One, Texas, N.A. for more than five years. He received a Bachelor's degree in finance from the University of Texas and a Master's degree in finance from the University of Houston.

  John J. Conklin, Jr. has served as a director of the Company since November 1993. Mr. Conklin has been a private investor since his retirement in 1989 as a senior partner of Conklin, Cahill & Co., a member firm of the New York Stock Exchange, where he was active for over 35 years. He has also served as a member of the Board of Governors of the New York Stock Exchange, the Board of Directors of the New York Futures Exchange and the National Market Advisory Board.

  Ralph P. Davidson served as Chairman of the Board of the Company from October 1995 through February 1996 and has served as a director of the Company since November 1993. Mr. Davidson served since 1993 as the Chairman of Capital Publishing Company, the publisher of Washington Monthly, a journal of political commentary, while also providing consulting services to nonprofit organizations since 1991 as President of Davidson Associates. From 1980 through 1987, he was Chairman of the Board of Time, Inc., where he spent 21 years with Time Magazine in various executive capacities. Mr. Davidson is a director of First Interstate Bancorp and a member of the Board of Trustees of Phoenix House and the National Council for Adoption.

  William J. Murray has served as a director of the Company since March 1984. Mr. Murray has been an independent petroleum consultant for more than the past five years. He served on the Texas Railroad Commission for 16 years, during six of which he served as Chairman. Mr. Murray currently serves on a number of industry committees, including as Chairman of the Industry Advisory Committee on Natural Gas Ratable Take and Chairman of the Industry Voluntary Allocation Committee.

  Ogden M. Phipps has served as a director of the Company since February 1996. He was Chairman of the Board of Bessemer Securities Corporation ("BSC") from 1982 through 1994 and of The Bessemer Group, Incorporated ("BGI") from 1991 through 1994. BSC is the principal limited partner of Bessemer Holdings, L.P. ("Bessemer"). Mr. Phipps continues to serve as a director of BSC and BGI. He also serves as a director of Stant Corporation and several private companies and an officer and director of several non-profit organizations.

  Michael B. Rothfeld has served as a director of the Company since February 1996. Since 1989, he has been the sole stockholder and president of corporations that serve as a general partner or manager of the general partner of Bessemer and other investment partnerships. He is also the sole stockholder and president of a corporation that is a general partner of Bessemer Partners & Co. From June 1989 through June 1993, Mr. Rothfeld was also a Managing Director of BSC. He is Chairman of the Board of Graphic Controls Corporation and a director of several private companies.

  Ward W. Woods has served as a director of the Company since February 1996. Since 1989, he has been the sole stockholder and president of corporations that serve as the managing general partner or principal manager of the general partner of Bessemer and other investment partnerships. He is also the sole stockholder and president of a corporation that is the managing general partner of Bessemer Partners & Co. Mr. Woods is the President and Chief Executive Officer of BSC, which he joined in 1989. He is Chairman of the Board of Stant Corporation, BCP/Essex Holdings, Inc. and a director of Freeport-McMoRan Copper & Gold Inc., Boise Cascade Corporation, Graphic Controls Corporation and several private companies.

BOARD AND COMMITTEES

  During 1996, the Board was comprised of (i) Messrs. Conklin, Davidson and Murray, who remained on the Board after the Contour Transaction and (ii) Fair Colvin, Jr., Bromley DeMeritt, Frank G. Lyon, W. Matt Ralls and Alan N. Sidnam, who resigned in accordance with the agreement covering the Contour Transaction. See "--Directors and Executive Officers".

  The Board has established an Audit Committee and a Compensation Committee. During the first months of 1996, both committees were comprised Messrs. Conklin, Davidson, Lyon, Murray and Sidnam. In April 1996, the Board made new assignments for these Committees and established a Nominating Committee. The new assignments are as follows:

           AUDIT                  COMPENSATION              NOMINATING
         COMMITTEE                  COMMITTEE                COMMITTEE
         ---------                ------------              ----------
Ralph P. Davidson--Chairman  Ward W. Woods--Chairman Ogden M. Phipps--Chairman
John J. Conklin, Jr.         John J. Conklin, Jr.    William J. Murray
Michael B. Rothfeld          Ralph P. Davidson       Ward W. Woods
                             Ogden M. Phipps

  The Audit Committee is charged with various duties relating to the Company's financial reporting obligations. These responsibilities include recommending the appointment of independent auditors to the Board, reviewing the compensation of the auditors, reviewing the scope and results of the annual audit performed by the independent auditors, assuring that proper guidelines are established for the dissemination of financial information, conferring with the auditors to assure the adequate training and supervision of the Company's accounting personnel, meeting periodically with the auditors, the Board and senior management to ensure the adequacy of internal controls and reporting functions and reviewing the Company's consolidated financial statements. The Audit Committee held one meeting during 1996, with all members of the Committee participating.

  The Compensation Committee has the authority to review the compensation policies of the Company, consider and recommend to the Board succession plans for senior management and administer and make awards under the Company's employee benefit plans. The Compensation Committee held two meetings during 1996, with all members of the Committee participating.

  The Nominating Committee was formed in 1996 to evaluate the size and composition of the Board and establish guidelines for director qualifications. Any recommendations by stockholders will be considered if received within 120 days prior to the anniversary date of the last annual meeting of stockholders.

COMPENSATION OF DIRECTORS

  The Company's nonmanagement directors receive compensation of $3,750 on a quarterly basis and $1,000 per committee meeting attended.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

  The following table sets forth the total remuneration paid during 1996, 1995 and 1994 to the two individuals who served as the Chief Executive Officer of the Company during 1996 and the Company's four other most highly compensated executive officers during 1996 (the "Named Executive Officers"). Compensation for 1996 reflects full-year amounts estimated as of December 15, 1996.

                          SUMMARY COMPENSATION TABLE

                                                           LONG TERM
                                  ANNUAL COMPENSATION    COMPENSATION        ALL OTHER
                                  ---------------------------------------   OPTION/SAR
NAME AND PRINCIPAL POSITION  YEAR  SALARY   BONUS(1)  OTHER(2) AWARDS (#) COMPENSATION(3)
---------------------------  ---- --------- ------------------ ---------- ---------------
John F. Bookout(4)......     1996 $ 700,000 $     --  $   --         --       $ 2,667
Chairman, President and
 CEO                         1995       --        --      --         --           --
                             1994       --        --      --         --           --
Fair Colvin, Jr.(4).....     1996   171,875   150,000   7,200        --       144,792(5)
Former CEO; Former Pres-
 ident                       1995   275,000       --      --     300,000       22,500
of Concorde Gas, Inc.        1994   275,000   137,500     --         --        24,247
Dallas D. Laumbach(4)...     1996   166,250       --      --     862,500        3,800
Senior Vice President--      1995       --        --      --         --           --
Exploration and Produc-
 tion                        1994       --        --      --         --           --
William C. Rankin(4)....     1996   144,375       --      --     862,500        3,300
Senior Vice President
 and Chief                   1995       --        --      --         --           --
Financial Officer            1994       --        --      --         --           --
Charles L. Winn, Sr. ...     1996   160,000       --   13,200        --         3,200
Senior Vice President--      1995   145,833       --      --     150,000       21,875
Exploration                  1994   143,000       --      --         --        23,115
William E. Albrecht(4)..     1996   109,374       --      --     775,000        2,500
Vice President--Engi-
 neering                     1995       --        --      --         --           --
and Development              1994       --        --      --         --           --

--------
(1) Bonus payments in each year reflect awards for performance.
(2) Perquisites and other benefits did not exceed 10% of any named officer's total annual salary and bonus.
(3) 1996 amounts include matching contributions by the Company to the named executive officer's 401(k) account. 1995 and 1994 amounts reflect the portion of contributions to the ESOP attributable to the named executive officers. Prior to 1996, the Company made annual contributions to the ESOP, on behalf of all employees, in an amount equal to 15% of their cash compensation up to a specified level. See "--Employee Benefit Plans--
    Section 401(k) and Employee Stock Ownership Plan".
(4) Mr. Colvin served as President and CEO from October 1995 through February 1996. In February 1996, Mr. Bookout was appointed Chairman, President and CEO of the Company, Mr. Colvin remained President of Concorde Gas, Inc., Mr. Laumbach was appointed Senior Vice President--Exploration and Production, Mr. Rankin was appointed Senior Vice President and Chief Financial Officer and Mr. Albrecht was appointed Vice President-- Engineering and Development. In August 1996, Mr. Colvin retired from Kelley.
(5) Includes $103,125 paid to Mr. Colvin during 1996 pursuant to his Change of Control Agreement and $41,667 pursuant to a consulting agreement with the Company. See "Certain Transactions".

STOCK OPTIONS

  The Company maintains incentive stock option plans (collectively, the "ISO Plans") adopted in 1987 (the "1987 Plan"), 1991 (the "1991 Plan"), 1995 (the
"1995 Plan") and 1996 (the "1996 Plan"), covering 500,000 shares, 500,000 shares, 1.5 million shares and 1.0 million shares, respectively, of Common Stock. The Company also maintains a 1996 Nonqualified Stock Option Plan (the "NSO Plan"), which was adopted in February 1996 in accordance with the terms of the Contour Agreements and provides for the grant of options to purchase a total of 2.5 million shares of Common Stock to new senior executives designated by Mr. Bookout. See "Employee Benefit Plans--Stock Option Plans". The following table sets forth information as of December 31, 1996, on stock options held by the Named Executive Officers in 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                    VALUE OF
                                                      NUMBER OF   UNEXERCISED
                                  SHARES             UNEXERCISED  IN-THE-MONEY
                                 ACQUIRED    VALUE   OPTIONS AT    OPTIONS AT
  NAME                          ON EXERCISE REALIZED YEAR END(1)  YEAR END(3)
  ----                          ----------- -------- -----------  ------------
John F. Bookout................    None       N/A       None             N/A
Fair Colvin, Jr. ..............    None       N/A      300,000(1)     75,000(1)
Dallas D. Laumbach.............    None       N/A      862,500(2)  1,401,563(2)
William C. Rankin..............    None       N/A      862,500(2)  1,401,563(2)
Charles L. Winn, Sr. ..........    None       N/A      150,000(1)     37,000(1)
William E. Albrecht............    None       N/A      775,000(2)  1,259,375(2)

--------
(1) All of the stock options are currently exercisable after giving effect to accelerated vesting of unvested options as a result of change of control provisions for options granted under the 1995 Plan, which were triggered by the Contour Transaction.
(2) None of the options are currently exercisable as a result of vesting provisions.
(3) Calculated utilizing the closing price of the Common Stock on the Nasdaq Stock Market on December 16, 1996.

  The following table provides information about options granted during 1996 under the NSO Plan to the Named Executive Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                         ---------------------------------------------
                                                                       POTENTIAL REALIZABLE VALUE
                                                                         VALUE AT ASSUMED ANNUAL
                          NUMBER OF    % OF TOTAL  EXERCISE               RATES OF STOCK PRICE
                          SECURITIES  OPTIONS/SARS OR BASE                  APPRECIATION FOR
                          UNDERLYING   GRANTED TO   PRICE                    OPTION TERM(1)
                         OPTIONS/SARS EMPLOYEES IN   (PER   EXPIRATION ---------------------------
  NAME                     GRANTED    FISCAL YEAR   SHARE)     DATE         5%           10%
  ----                   ------------ ------------ -------- ---------- ------------- -------------
John F. Bookout.........       --          --         --          --             --            --
Fair Colvin, Jr. .......       --          --         --          --             --            --
Dallas D. Laumbach......   862,500        34.5%      1.00   2/15/2006      1,404,922     2,237,103
William C. Rankin.......   862,500        34.5%      1.00   2/15/2006      1,404,922     2,237,103
Charles L. Winn, Sr. ...       --          --         --          --             --            --
William E. Albrecht.....   775,000        31.0%      1.00   2/15/2006      1,262,393     2,010,150

--------
(1) In accordance with SEC guidelines, the potential realizable value was calculated assuming that the market value of the underlying security appreciates in value from the date of grant to the end of the option term at the assumed rate noted in the table. Actual gains, if any, upon exercise of NSOs and sales of the underlying shares of Common Stock will be dependent on future performance and stock market conditions, which may not reflect the potential realizable values shown in the table.

EMPLOYEE BENEFIT PLANS

  Section 401(k) and Employee Stock Ownership Plan. The Company has converted its ESOP into a Section 401(k) Plan (the "401(k) Plan"). All employees are eligible to participate in the 401(k) Plan. The Company previously contributed to the ESOP an annual amount equal to 15% of each employee's compensation (up to a specified level) to enable the ESOP to purchase qualifying securities for the accounts of employees. Qualifying securities were allocated to employees' accounts in the ESOP in amounts that were proportionate to the ESOP's repayment of borrowings incurred to purchase those securities, all of which are currently allocated following repayment of ESOP borrowings in 1995.

  Employees become fully vested in their accounts in the 401(k) Plan after six years of service. Prior to converting the ESOP into a Section 401(k) Plan, the ESOP held Preferred Stock which the Board redeemed in exchange for the same number of shares of Common Stock. Effective with the conversion of the ESOP into a Section 401(k) Plan, participants have the opportunity to invest their accounts in various mutual funds and in Common Stock. The Company matches employees' contributions to the 401(k) Plan in an amount up to 6% of the employee's salary.

  Stock Option Plans. The purpose of the ISO Plans and the NSO Plan is to offer eligible employees of the Company and its subsidiaries an opportunity to acquire or increase their proprietary interests in the Company and provide additional incentive to contribute to its performance and growth. The ISO Plans are designed to qualify under section 422 of the Code. Under the 1987 Plan, options were granted to purchase a total of 185,000 shares of common stock of Kelley Oil at $1.10 per share during 1988 and 315,000 shares at $2.00 per share during 1989. Under the 1991 Plan, options were granted to purchase a total of 219,000 shares of Kelley Oil's common stock at $7 5/8 per share during 1991, 15,000 shares at $7.00 per share during 1993 and 266,000 shares of Common Stock at prices ranging from $1 3/4 to $2 3/8 per share during 1995. The options granted under the 1991 Plan with an exercise price of $7 5/8 per share were repriced in 1995, to the extent then outstanding, at $4 1/8 per share. Under the 1995 Plan, options to purchase a total of 1.5 million shares of Common Stock were granted during 1995 at exercise prices ranging from $1 3/4 to $2 3/8 per share. In 1995, 1994 and 1993, options were exercised for a total of 225,000, 66,000 and 58,000 shares, respectively, at prices from $1.10 to $7 5/8 per share.

  The exercise price for options granted under the ISO Plans is fixed by the Compensation Committee of the Board at the fair market value of the Common Stock at the time of the grant. Each option granted under the ISO Plans is exercisable during the term of the optionee's employment and three years thereafter for up to ten years from the date of grant. The exercise price for options granted under the NSO Plan is $1.00 per share. The ISO Plans and NSO Plan will terminate upon the earlier of (i) the date on which all shares available for issuance have been issued upon the exercise of options granted thereunder or (ii) ten years from the date of adoption or April 2001 in the case of the 1996 Plan.

EMPLOYMENT AGREEMENTS

  In connection with the Contour Transaction, the Company entered into three-year employment agreements with John F. Bookout, Dallas D. Laumbach, William
C. Rankin and William E. Albrecht at base salaries of $800,000, $190,000, $165,000 and $125,000, respectively. Each of the agreements provides for a lump sum severance payment if the covered executive is terminated without cause, as defined in the agreements. The severance payment would be equal to one year's compensation based on the salary and bonus rate at the time of termination, except that Mr. Bookout would be entitled to a payment covering the balance of the three year term. Each of the agreements provides for various customary benefits and for indemnification of the covered executive under certain conditions.

CHANGE OF CONTROL AGREEMENTS

  In November 1995, the Company entered into change of control agreements with 16 management and professional personnel, entitling them to severance benefits in the event their employment with the Company is terminated under certain circumstances following a change of control, as defined in the agreements. For this purpose, the Contour Transaction constituted a change of control. The severance benefits amount to salary continuation for twelve months, based on the employee's highest compensation rate during the two years prior to termination, for all covered employees other than certain executive officers, including Mr. Colvin and Mr. Winn, Sr., who were entitled upon termination of employment to salary continuation for a period ranging from 18 months to 36 months, depending on the individual. The Company's change of control agreements with six individuals were triggered upon their termination of employment during 1996. In addition, Mr. Colvin's change of control agreement was triggered upon his retirement from the Company in August 1996, which requires total payments to Mr. Colvin over a three-year period aggregating $825,000. See "Certain Transactions." The Company currently has outstanding change of control agreements with certain management and professional personnel, under which the Company would be obligated to pay up to an aggregate of approximately $.9 million if the employment of these individuals were terminated under certain circumstances within two years of the Contour Transaction.

                            PRINCIPAL STOCKHOLDERS

NONMANAGEMENT OWNERSHIP

  The following table sets forth information as of September 30, 1996, with respect to the persons known by the Company to own beneficially more than five percent of any class of its capital stock.

                          NAME AND ADDRESS              AMOUNT AND NATURE    PERCENTAGE
 TITLE OF CLASS         OF BENEFICIAL OWNER          OF BENEFICIAL OWNERSHIP  OF CLASS
 --------------         -------------------          ----------------------- ----------
Common Stock    Contour Production Company L.L.C.(1)      48,000,000(1)        48.84%
                630 Fifth Avenue, 39th Floor
                New York, New York 10111

--------
(1) Excludes 27.0 million shares of Common Stock subject to the Contour Option. Bessemer owns a majority of the membership interests in Contour. Based on a Statement on Schedule 13-D filed with the SEC, Contour and Bessemer are each deemed to beneficially own the shares of Common Stock held of record by Contour following the Closing of the Contour Transaction. As of November 30, 1996, those shares represented 47.98% of the Company's total voting power. JFB Squared, Ltd. and Bevairohn, Ltd., partnerships controlled by John F. Bookout, Chairman, President and CEO of the Company, and three other investment partnerships having the same general partner as Bessemer own the remaining interests in Contour and may be deemed to beneficially own the Common Stock held by Contour. Contour has agreed, subject to certain limitations, to vote for the election of Mr. Bookout as a director of the Company.

MANAGEMENT OWNERSHIP

  The following table sets forth information as of September 30, 1996, with respect to the Common Stock and Public Preferred Stock beneficially owned, directly or indirectly, by each of the Company's directors, by the Named Executive Officers and by all of its current directors and executive officers as a group.

                                                              SHARES
                                            SHARES              OF
                                              OF              PUBLIC
  NAME OF                                   COMMON  PERCENT  PREFERRED PERCENT
BENEFICIAL OWNER                           STOCK(1) OF CLASS   STOCK   OF CLASS
----------------                           -------- -------- --------- --------
John F. Bookout(2)........................     --     --         --      --
Fair Colvin, Jr. ......................... 117,627    .12        --      --
Dallas D. Laumbach........................     --     --         --      --
William C. Rankin.........................     --     --         --      --
Charles L. Winn, Sr. (3).................. 166,957    .17        --      --
William E. Albrecht.......................     --     --         --      --
John J. Conklin, Jr. .....................  71,037    .07        --      --
Ralph P. Davidson(4)...................... 122,862    .13      4,500     .26%
William J. Murray(5)......................  86,680    .09      2,000     .11
Ogden M. Phipps...........................     --     --         --      --
Michael B Rothfeld(2).....................     --     --         --      --
Ward W. Woods(2)..........................     --     --         --      --
All current directors and executive
 officers as a group (14 persons)......... 456,536    .46%     6,500     .37%

--------
(1) Represents shares of Common Stock owned directly and indirectly as indicated below, exclusive of indirect beneficial ownership under the ISO Plans and the NSO Plan, which amount to 1.142 million shares and 2.5 million shares, respectively.
(2) Excludes 48.0 million shares of Common Stock held by Contour, in which Messrs. Bookout, Rothfeld and Woods and partnerships controlled by Mr. Bookout have an indirect interest and as to which each of Messrs. Rothfeld and Woods have disclaimed beneficial ownership. Also excludes 27.0 million shares of Common Stock subject to the Contour Option.
(3) Includes 744 shares of Common Stock held by Mr. Winn's wife.
(4) Includes 122,253 shares of Common Stock held by Mr. Davidson's wife and 609 shares of Common Stock and 500 shares of Public Preferred Stock held by his daughter.
(5) Includes 4,875 shares of Common Stock held in a pension trust and 2,000 shares of Public Preferred Stock held in Mr. Murray's defined benefit pension plan.

                             CERTAIN TRANSACTIONS

  Kelley Oil was the managing general partner of Kelley Partners prior to the merger of Kelley Partners into the Company in March 1996 and is the managing general partner of DDPs sponsored prior to the Consolidation to conduct development drilling operations on selected properties of the Company. Kelley Oil was reimbursed by Kelley Partners and the DDPs for all appropriate administrative and overhead expenses incurred in the administration of these partnerships aggregating approximately $1.6 million net of intercompany eliminations in 1995. Kelley Oil was also reimbursed by these affiliated programs for direct costs incurred and advanced in connection with their lease acquisition, exploration and development activities aggregating approximately $6.1 million in 1995.

  Following the removal of David L. Kelley as Chairman, President and Chief Executive Officer of the Company in October 1995, the Company entered into consulting arrangements with Mr. Kelley at a monthly rate of $10,000 through December 31, 1996. The Company also entered into a termination and settlement agreement with Mr. Kelley, providing for (i) severance benefits to Mr. Kelley aggregating $467,000 payable in monthly installments through December 31, 1996, (ii) transfer to Mr. Kelley of title to his corporate automobile with an estimated value of $24,000, (iii) assumption of his unfunded subscriptions for units in the 1992 DDP and the 1994 DDP in exchange for those units pursuant to their respective partnership agreements, (iv) miscellaneous benefits with a total estimated value of $75,000 and (v) an undertaking to pay Mr. Kelley an amount equal to any federal income tax liability incurred by him as special general partner of Kelley Partners and its operating partnership upon any merger of Kelley Partners or its operating partnership into the Company, as a result of which the Company paid Mr. Kelley $70,000 in connection with the March 1996 merger of Kelley Partners into the Company.

  During 1995, the Company entered into change of control agreements with 16 employees entitling them to salary continuation for a period of 12 months, except for Fair Colvin, Matt Ralls and Charles Winn, for whom the periods are 36 months, 24 months and 18 months, respectively, in the event their employment is terminated under certain circumstances within two years after a change of control, as defined in the agreements. See "Management--Change of Control Agreements". During the first nine months of 1996, the Company's change of control agreements with W. Matt Ralls, Amelia Johnson, Russell T. Stevens, Fair Colvin and Regan Wood were triggered entitling them to salary continuation aggregating $474,000, $89,250, $102,000, $825,000 and $152,000,
respectively. During the fourth quarter of 1996, the Company's change of control agreements with Claude C. Crumrine and Stephen Stabile were triggered, entitling them to salary continuation aggregating $109,220 and $85,000, respectively. The Company's maximum liability under its change of control agreements with remaining employees as of December 15, 1996, was approximately $.9 million. In connection with Mr. Colvin's resignation, the Company entered into a six-month consulting agreement with Mr. Colvin, which expires February 15, 1997 and pursuant to which he will be paid an aggregate consulting fee of $50,000.

  In connection with the Contour Transaction, the Company entered into an agreement (the "Advisory Agreement") with Bessemer Partners & Co. ("BPCO"), an affiliate of Bessemer, providing for the engagement of BPCO to provide the Company with financial advisory services for a term expiring at the end of 1998. Under the Advisory Agreement, BPCO has assisted the Company in arranging a new credit facility and negotiating the related agreements and is assisting the Company in restructuring its current capital structure. For its services under the Advisory Agreement, BPCO received an advisory fee of $2 million at the closing of the Contour Transaction and $500,000 in December 1996 and is entitled to receive $500,000 per year payable in December 1997 and 1998. In addition, BPCO is entitled to reimbursement of expenses incurred in connection with rendering advisory services. The Company also has agreed to indemnify BPCO and its affiliates against certain liabilities under the Advisory Agreement.

  It is the policy of the Company to structure any transactions between the Company and its officers, directors, principal stockholders or other affiliates only on terms no less favorable to the Company than terms that could be obtained on an arms-length basis from unrelated parties and only upon approval by a majority of the Company's independent and disinterested directors.

                       DESCRIPTION OF THE EXCHANGE NOTES

  The Exchange Notes will be issued as a separate series of notes under an indenture (the "Indenture") dated as of October 15, 1996, among the Company, Kelley Oil Corporation, Kelley Operating Company, Ltd. and United States Trust Company of New York, as trustee (the "Trustee"). The Exchange Notes will be senior unsecured obligations of the Company and are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Outstanding Notes for which they may be exchanged pursuant to this offer, except for certain transfer restrictions and registration rights relating the Outstanding Notes and except for certain interest provisions relating to those rights. Under the terms of the Indenture, the covenants and events of default will apply equally to the Exchange Notes and the Outstanding Notes, and the Exchange Notes and the Outstanding Notes will be treated as one class for all actions to be taken by the holders thereof and for determining their respective rights under the Indenture. References to the Notes include the Exchange Notes and the Outstanding Notes unless the context otherwise requires. The Outstanding Notes were issued under the Indenture on October 29, 1996, in an aggregate principal amount of $125,000,000. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summaries of certain provisions of the Indenture and the Registration Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture and the Registration Agreement, including the definition of certain terms contained therein and those terms that are made a part of the Indenture by reference to the Trust Indenture Act. Copies of the Indenture and Registration Agreement have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Capitalized terms not otherwise defined below or elsewhere in this Prospectus have the meanings given to them in the Indenture. The definitions of certain capitalized terms used in the summary are set forth below under "--Certain Definitions".

GENERAL

  The Exchange Notes will be unsecured senior subordinated obligations of the Company, limited to $125 million aggregate principal amount, and will mature on October 15, 2006. The Exchange Notes will bear interest at the rate per annum of 10 3/8% from the date of issuance of the Exchange Notes, payable semiannually to Holders of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing on the first such date following the issuance of the Exchange Notes. Outstanding Notes that are accepted for exchange will cease to accrue interest on and after the date on which interest on the Exchange Notes begins to accrue. Accrued and unpaid interest on the Outstanding Notes that are exchanged for Exchange Notes will be payable on or before the first April 15 or October 15 following the date of issuance of the Exchange Notes. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest will accrue at 1% per annum in excess of such rate. Interest on the Exchange Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Exchange Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

OPTIONAL REDEMPTION

  Except as set forth in the following paragraph the Exchange Notes will not be redeemable at the option of the Company prior to October 15, 2001. Thereafter, the Exchange Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 15 of the years set forth below:

                                                   REDEMPTION
           PERIOD                                    PRICE
           ------                                  ----------
           2001...................................  105.188%
           2002...................................  102.594
           2003 and thereafter....................  100

  In addition, at any time and from time to time prior to October 15, 1999, the Company may redeem in the aggregate up to 35% of the original principal amount of the Notes with the proceeds of one or more Equity Offerings following which there is a Public Market, at a redemption price (expressed as a percentage of principal amount) of 110.375% plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that either at least $75 million aggregate principal amount of the Notes must remain outstanding after each such redemption or such redemption must retire the Notes in their entirety.

  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

SINKING FUND

  There will be no sinking fund payments for the Exchange Notes.

SUBSIDIARY GUARANTIES

  Kelley Operating and Kelley Oil have issued, and each other Restricted Subsidiary of the Company (other than the Programs) that has total net assets as of the end of the most recent fiscal year (as set forth on the balance sheet of such Restricted Subsidiary prepared in accordance with GAAP) equal to or greater than the greater of $2.5 million and one percent (1%) of Adjusted Consolidated Net Tangible Assets as of such date will issue, a Subsidiary Guaranty of the Notes as described herein. Each Subsidiary Guarantor, as primary obligor and not merely as surety, will irrevocably and unconditionally guarantee on a senior subordinated basis the performance and the punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all the obligations of the Company under the Indenture and the Notes (all such obligations guaranteed by the Subsidiary Guarantors being herein called the "Guaranteed Obligations" and each such Subsidiary Guaranty being herein called a "Subsidiary Guaranty"). Each Subsidiary Guaranty will be limited in amount to an amount not to exceed the maximum amount that can, after giving effect to all other contingent and fixed liabilities of the applicable Subsidiary Guarantor, be guaranteed by such Subsidiary Guarantor without rendering such Subsidiary Guaranty voidable under applicable law relating to fraudulent transfer or fraudulent conveyance or similar laws affecting the rights of creditors generally. Each Subsidiary Guarantor will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee and the Holders in enforcing any rights under the Subsidiary Guaranty with respect to such Subsidiary Guarantor.

  Each Subsidiary Guaranty is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations,
(b) be binding upon the relevant Subsidiary Guarantor and (c) enure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

  Pursuant to the Indenture, any Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the same extent the Company may consolidate with, merge with or into, or transfer all or substantially all its assets to, any other Person; provided, however, that if such Person is not the Company or a Subsidiary Guarantor, such Subsidiary Guarantor's obligations under the

Indenture and its Subsidiary Guaranty must be expressly assumed by such other Person. However, upon the sale or disposition (by merger or otherwise) of any Subsidiary Guarantor to an entity (other than to the Company or a Subsidiary Guarantor) permitted by the Indenture, such Subsidiary Guarantor will be released and relieved from all its obligations under its Subsidiary Guaranty. See "--Certain Covenants--Merger and Consolidation".

RANKING

  The indebtedness evidenced by the Exchange Notes and any Subsidiary Guaranty will be unsecured, general obligations of the Company and the relevant Subsidiary Guarantor, respectively, subordinated in right of payment, as set forth in the Indenture, to the prior payment of all Senior Indebtedness of the Company or Senior Indebtedness of the applicable Subsidiary Guarantor, as the case may be, including the Company's and such Subsidiary Guarantor's obligations under the Credit Agreement. After giving pro forma effect to the Refinancing, as of September 30, 1996, the Company would have had approximately $7.0 million of Senior Indebtedness outstanding.

  Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Exchange Notes and only Indebtedness of a Subsidiary Guarantor that is Senior Indebtedness of such Subsidiary Guarantor will rank senior to such Subsidiary Guarantor's Subsidiary Guaranty, in each case in accordance with the provisions of the Indenture. The Exchange Notes and the Subsidiary Guaranties will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company or Senior Subordinated Indebtedness of the relevant Subsidiary Guarantor, as the case may be. The Company has agreed in the Indenture that it will not Incur, directly or indirectly, and it will not permit any Subsidiary Guarantor to Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured.

  Substantially all the operations of the Company are currently conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Exchange Notes, even though such obligations may not constitute Senior Indebtedness. The Exchange Notes and each Subsidiary Guaranty, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company (other than the relevant Subsidiary Guarantor). After giving pro forma effect to the Refinancing, as of September 30, 1996, the Company's subsidiaries (other than the Subsidiary Guarantors) would have had no liabilities to any Person other than the Company and its subsidiaries. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock of certain of the Company's subsidiaries, such limitation is subject to a number of significant qualifications; moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "--Certain Covenants--Limitation on Indebtedness and Preferred Stock of Subsidiaries".

  The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Designated Senior Indebtedness is not paid when due or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company must resume payments on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

  Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before the Noteholders are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution is made to Noteholders that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

  If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration.

  The obligations of a Subsidiary Guarantor under its Subsidiary Guaranty, as they relate to the principal of and interest on the Notes, are unsecured senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty, as they relate to the principal of and interest on the Notes.

  By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders, and creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Noteholders.

  Notwithstanding the foregoing, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below will not be contractually subordinated in right of payment to any Senior Indebtedness or subject to the restrictions described herein.

CERTAIN DEFINITIONS

  "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in the Oil and Gas Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in the Oil and Gas Business.

  "Adjusted Consolidated Assets" means at any time the total amount of assets of the Company and its consolidated Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), after deducting therefrom all current liabilities of the Company and its consolidated Restricted Subsidiaries (excluding intercompany items), all as set forth on the consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as of the end of the most recent fiscal quarter ended at least 45 days prior to the date of determination.

  "Adjusted Consolidated Net Tangible Assets" or "CNTA" means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the Company's most recently completed fiscal year, which reserve report is prepared or reviewed by independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenues of (A) estimated proved oil and gas reserves of the Company and its Restricted Subsidiaries attributable to any material acquisition consummated since the date of such year-end reserve report, and (B) estimated oil and gas reserves of the Company and its Restricted Subsidiaries attributable to material extensions, discoveries and other additions and upward determinations of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report which would, in the case of determinations made pursuant to clauses (A) and (B), in accordance with standard industry practice, result in such additions or revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenues of (C) estimated proved oil and gas reserves of the Company and its Restricted Subsidiaries produced or disposed of since the date of such year-end reserve report and (D) reductions in the estimated oil and gas reserves of the Company and its Restricted Subsidiaries since the date of such year-end reserve report attributable to material downward determinations of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report which would, in the case of determinations made pursuant to clauses (C) and (D), in accordance with standard industry practice, result in such determinations, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company's engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change which is an increase, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer, (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributed, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (iv) the greater of (I) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date no earlier than the date of the Company's latest audited financial statements (provided that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed), minus (b) the sum of
(i) minority interests, (ii) any gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements, (iii) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company's year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties, (iv) the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company's year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto and (v) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenues specified in the immediately preceding clause (a)(i) (utilizing the same prices utilized in the Company's year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Restricted Payments", "--Certain Covenants-- Limitation on Affiliate Transactions" and "--Certain Covenants--Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof. Shareholders and Affiliates of Bessemer Securities Corporation ("BSC") that would not be Affiliates of the Company other than by reason of being shareholders or Affiliates of BSC and that neither in fact participate in the management of any of BSC, Bessemer, Holdings or the Company, nor are controlled by BSC, Bessemer, Holdings, the Company, or any of their respective Affiliates who in fact participate in the management of any of BSC, Bessemer, Holdings or the Company, shall not be deemed to be "Affiliates" of the Company.

  "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or
(iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary. Notwithstanding the foregoing, none of the following shall be deemed to be an Asset Disposition: (1) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (2) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments"), (3) the sale or transfer (whether or not in the ordinary course of business) of oil and gas properties or direct or indirect interests in real property; provided, however, that at the time of such sale or transfer such properties do not have associated with them any proved reserves, (4) the abandonment, farm-out, lease or sublease of developed or undeveloped oil and gas properties in the ordinary course of business, (5) the trade or exchange by the Company or any Restricted Subsidiary of any oil and gas property owned or held by the Company or such Restricted Subsidiary for any oil and gas property owned or held by another Person or (6) the sale or transfer of hydrocarbons or other mineral products or surplus or obsolete equipment in the ordinary course of business.

  "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the Sale/Leaseback Transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

  "Banks" has the meaning specified in the Credit Agreement.

  "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

  "Business Day" means each day which is not a Legal Holiday (as defined in the Indenture).

  "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

  "Change of Control" means the occurrence of any of the following events:

    (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (i)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

    (ii) during any period of two consecutive years from and after the Issue Date, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

    (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition (other than an Asset Disposition involving assets having a fair market value of less than the greater of one percent (1%) of Adjusted Consolidated Net Tangible Assets as of the end of the Company's then most recently completed fiscal year and $2.0 million), then EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition (including by way of lease) of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma

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

calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

  "Consolidated Current Liabilities" as of the date of determination means the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating (i) all intercompany items between the Company and any Restricted Subsidiary and (ii) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

  "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication,
(i) interest expense attributable to capital leases and imputed interest with respect to Attributable Debt, (ii) capitalized interest, (iii) non-cash interest expenses, (iv) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (v) net costs (including amortization of fees and upfront payments) associated with interest rate caps and other interest rate and currency options that, at the time entered into, resulted in the Company and its Restricted Subsidiaries being net payees as to future payouts under such caps or options, and interest rate and currency swaps and forwards for which the Company or any of its Restricted Subsidiaries has paid a premium, (vi) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, to the extent that, by the terms of the Preferred Stock, failure to pay such dividends would result in a bankruptcy of the issuer thereof and (vii) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary or secured by a Lien on assets of the Company or any Restricted Subsidiary to the extent such Indebtedness constitutes Indebtedness of the Company or any Restricted Subsidiary (whether or not such Guarantee or Lien is called upon); provided, however, "Consolidated Interest Expense" shall not include any (w) amortization of costs relating to debt issuances (including the amortization of debt discount) other than the amortization of debt discount related to the issuance of securities with an original issue price of not more than 90% of the principal thereof, (x) amortization of debt discount to the extent it relates to revaluations of financial instruments recognized in connection with the Consolidation, (y) Consolidated Interest Expense with respect to any Indebtedness Incurred pursuant to clause (b)(8) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (z) noncash interest expense Incurred in connection with interest rate caps and other interest rate and currency options that, at the time entered into, resulted in the Company and its Restricted Subsidiaries being either neutral or net payors as to future payouts under such caps or options.

  "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period

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

shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and
(B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;
(iv) any gain or loss realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(E) thereof.

  "Consolidated Net Tangible Assets", as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of: (i) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary; (ii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors; (iii) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied; (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (v) treasury stock; (vi) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and (vii) Investments in and assets of Unrestricted Subsidiaries.

  "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus
(ii) paid-in capital or capital surplus relating to such Capital Stock plus
(iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

  "Contour Option" means that certain Option Agreement, dated as of February 15, 1996, between the Company and Contour Production Company L.L.C., a Delaware limited liability company.

  "Credit Agreement" means that certain Credit Agreement, dated as of February 14, 1996, by and among the Company and Texas Commerce Bank National Association (or any successor thereto or replacement thereof), as agent and as a lender, and certain other institutions, as lenders, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time.

  "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including the Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, production payments, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

  "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Senior Indebtedness" means (i) all the obligations of the Company or any Restricted Subsidiary under any Credit Facility and (ii) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

  "Disqualified Stock" means, with respect to any Person, any Capital Stock to the extent that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, it (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable, in whole or in part, at the option of the holder thereof, in each case described in the immediately preceding clauses (i), (ii) or (iii), on or prior to the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "--Certain Covenants--Change of Control"; provided further, however, that the Company's Convertible Exchangeable Preferred Stock outstanding on the Issue Date shall not be deemed Disqualified Stock.

  "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

  "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) provision for taxes based on income or profits, (b) depletion and depreciation expense, (c) amortization expense (d) exploration costs and (e) all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period except such amounts as the Company determines in good faith are nonrecurring), and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.


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

  "Equity Offering" means a primary offering, whether public or private, of shares of common stock of the Company.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

  "Guarantee" means, without duplication, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Oil and Gas Hedging Contract, Interest Rate Agreement or Currency Agreement.

  "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

  "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

  "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;
(ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property (which purchase price is due more than six months after the date of taking delivery of title to such property), including all obligations of such Person for the deferred purchase price of property under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends); (vi) all obligations of such Person relating to any Production Payment or in respect of production imbalances (but excluding production imbalances arising in the ordinary course of business); (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment); (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by any Lien on any property or asset of such first-mentioned Person (whether or not such obligation is assumed by such first-mentioned Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured and (ix) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

  It is understood that none of the following shall constitute Indebtedness:
(i) indebtedness arising from agreements providing for indemnification or adjustment of purchase price or from guarantees securing any obligations of the Company or any of its Subsidiaries pursuant to such agreements, incurred or assumed in connection with the disposition of any business, assets or Subsidiary of the Company, other than guarantees or similar credit support by the Company or any of its Subsidiaries of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; (ii) any trade payables and other accrued current liabilities incurred in the ordinary course of business as the deferred purchase price of property; (iii) obligations arising from guarantees to suppliers, lessors, licensees, contractors, franchisees or customers incurred in the ordinary course of business; (iv) obligations (other than express Guarantees of indebtedness for borrowed money) in respect of Indebtedness of other Persons arising in connection with (A) the sale or discount of accounts receivable, (B) trade acceptances and (C) endorsements of instruments for deposit in the ordinary course of business, (v) obligations in respect of performance bonds provided by the Company or its Subsidiaries in the ordinary course of business and refinancings thereof; (vi) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such obligation is extinguished within two business days of its incurrence; and (vii) obligations in respect of any obligations under workers' compensation laws and similar legislation.

  "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

  "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers or joint interest partners or drilling partnerships sponsored by the Company or any Restricted Subsidiary in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "--Certain Covenants-- Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

  "Issue Date" means the date on which the Notes are originally issued.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

  "Limited Recourse Indebtedness" means, with respect to any Production Payments, Indebtedness, the terms of which limit the liability of the Company and its Restricted Subsidiaries solely to the hydrocarbons covered by such Production Payments; provided, however, that no default with respect to such Indebtedness would permit any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices) of more than 15% during a fiscal quarter in the discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause
(a)(i) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (i) any acquisitions during the fiscal quarter of oil and gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist and (ii) any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock".

  "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, commissions and other fees (including financial and other advisory fees) and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

  "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Net Present Value" means, with respect to any proved hydrocarbon reserves, the discounted future net revenues associated with such reserves, determined in accordance with the rules and regulations (including interpretations thereof) of the SEC in effect on the Issue Date.

  "Net Working Capital" means (a) all current assets of the Company and its Restricted Subsidiaries minus (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, determined in accordance with GAAP.

  "Offering Memorandum" means the Offering Memorandum dated October 25, 1996, in connection with the sale of the Outstanding Notes.

  "Oil and Gas Business" means the business of the exploration for, and exploitation, development, acquisition, production, processing (but not refining), marketing, storage and transportation of, hydrocarbons, and other related energy and natural resource businesses (including oil and gas services businesses related to the foregoing).

  "Oil and Gas Hedging Contract" means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against oil and gas price fluctuations.

  "Permitted Business Investment" means any Investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including (i) ownership interests in oil and gas properties, processing facilities, gathering systems or ancillary real property interests and (ii) Investments in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, qunitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties.

  "Permitted Holders" means (i) the members of Contour Production Company L.L.C., a Delaware limited liability company ("Contour"), as of the Issue Date (the "Contour Group"), (ii) Contour, so long as Contour is controlled (as defined in the definition of "Affiliate" above), directly or indirectly, by the Contour Group, (iii) officers, principals, employees, direct or indirect owners or Affiliates of Persons described in clauses (i) or (ii), (iv) Persons who beneficially own Voting Stock of the Company on the Issue Date and (v) officers or employees of the Company or any of its Subsidiaries as of the Issue Date.

  "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is an Oil and Gas Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is an Oil and Gas Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants-- Limitation on Sales of Assets and Subsidiary Stock" and (ix) Permitted Business Investments.

  "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United

States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;
(e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person; (f) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person (including Liens securing Indebtedness of the pollution control or revenue bond type); provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; (g) Liens to secure Indebtedness permitted under the provisions described in clause (b)(1) or (b)(8) under "--Certain Covenants--Limitation on Indebtedness"; provided, however, that any such Lien securing Indebtedness described in such clause (b)(8) shall be limited to the hydrocarbons related thereto and any gathering systems utilized in gathering and transporting such hydrocarbons; (h) Liens existing on the Issue Date; (i) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries; (j) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries; (k) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person (or, in the case of the Company, to a Wholly Owned Subsidiary); (l) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations; (m) Liens arising in the ordinary course of business in favor of the United States, any state thereof, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute; (n) Liens to secure any Refinancing (or successive Refinancing) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f),
(h), (i) and (j); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (f), (h), (i) or (j) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing; (o) Liens on, related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof; (p) Liens on pipeline or pipeline facilities which arise out of operation of law; (q) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases; and (r) Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing (but not the refining) of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other similar agreements which are customary in the Oil and Gas Business. Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clause
(f), (i) or (j) above to the extent (A) such Lien applies to any Additional Assets or Permitted Business Investment acquired directly or indirectly from Net Available Cash pursuant to clause (a)(i)(B) or paragraph (c) of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and (B) the fair value of such Additional Assets or Permitted Business Investment is less than the sum of (x) the amount of Indebtedness secured by such Lien plus (y) the amount of Net Available Cash so invested in such Additional Assets or Permitted Business Investment.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

  "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

  "Programs" means Kelley Partners 1992 Development Drilling Program, a Texas limited partnership, and Kelley Partners 1994 Development Drilling Program, a Texas limited partnership, together with Kelley Partners 1992 Development Drilling Joint Venture, a Texas general partnership, Kelley Partners 1994 Development Drilling Joint Venture, a Texas general partnership, and each of their respective successors.

  "Public Market" means any time when at least 15% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

  "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness (including an Incurrence pursuant to clause (ii) of the first or third paragraph of the covenant described under "--Certain Covenants--Merger and Consolidation"). "Refinanced" and "Refinancing" shall have correlative meanings.

  "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture including Indebtedness that Refinances Refinancing Indebtedness and Indebtedness that is deemed to be Incurred at the time of a merger or consolidation pursuant to clause (ii) of the first or third paragraph of the covenant described under "--Certain Covenants--Merger and Consolidation", provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary (other than a Subsidiary Guarantor) that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

  "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

  "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (y) dividends or distributions payable solely to the Company or a Restricted Subsidiary, and (z) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

  "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

  "SEC" means the Securities and Exchange Commission.

  "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

  "Senior Indebtedness" means with respect to any Person (i) Indebtedness of such Person, and all obligations of such Person under any Credit Facilities, whether outstanding on the Issue Date or thereafter Incurred and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating such Person to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, with respect to obligations described in the immediately preceding clause (i) or (ii), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes or the applicable Subsidiary Guaranty, as the case may be; provided, however, that Senior Indebtedness shall not include (1) any obligation of such Person to any Subsidiary of such Person, (2) any liability for Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture (other than, in the case of the Company or any of its Restricted Subsidiaries, Indebtedness under any Credit Facility that is Incurred on the basis of a representation by the Company to the applicable lenders that such Person is permitted to Incur such Indebtedness under the Indenture).

  "Senior Subordinated Indebtedness" means (i) with respect to the Company, the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness and (ii) with respect to a Subsidiary Guarantor, the Subsidiary Guaranty of such Subsidiary Guarantor and any other Indebtedness of such Subsidiary Guarantor that specifically provides that such Indebtedness is to rank pari passu with such Subsidiary Guaranty in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Subsidiary Guarantor which is not Senior Indebtedness.

  "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

  "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

  "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or
(iii) one or more Subsidiaries of such Person.

  "Subsidiary Guarantor" means Kelley Operating, Kelley Oil and each other Restricted Subsidiary of the Company (other than the Programs) that (i) has total net assets as of the end of the most recent fiscal year (as set forth on the balance sheet of such Subsidiary prepared in accordance with GAAP) equal to or greater than the greater of $2.5 million and one percent (1%) of Adjusted Consolidated Net Tangible Assets as of such date and (ii) delivers a Subsidiary Guaranty.

  "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes, which Guarantee will be subordinated to Senior Indebtedness of such Subsidiary Guarantor on substantially the same terms as the Notes are subordinated to Senior Indebtedness of the Company. Any such Subsidiary Guaranty (i) will be substantially in the form prescribed by the Indenture, (ii) will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering such Subsidiary Guaranty, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally and (iii) will provide that, upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor permitted by the Indenture, such Subsidiary Guarantor shall be released from all its obligations under its Subsidiary Guaranty.

  "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a Person (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's Investors Service, Inc. or "A-2" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

  "Total Assets" of the Company means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

  "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

  "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

  "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

CERTAIN COVENANTS

  The Indenture contains covenants including, among others, the following:

    Limitation on Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or a Subsidiary Guarantor may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, the

  Consolidated Coverage Ratio equals or exceeds (i) 2.0 to 1.0, if such Indebtedness is Incurred on or prior to September 30, 1999, (ii) 2.25 to 1.0, if such Indebtedness is Incurred after September 30, 1999 and on or prior to September 30, 2001, and (iii) 2.5 to 1.0 if such Indebtedness is Incurred after September 30, 2001.

    (b) Notwithstanding the foregoing paragraph (a), the Company and any Restricted Subsidiary may Incur the following Indebtedness:

       (1) Indebtedness of the Company Incurred pursuant to any Credit Facility, so long as the aggregate principal amount of all Indebtedness outstanding under all Credit Facilities does not, at any one time, exceed the aggregate amount of borrowing availability as of such date under all Credit Facilities that determine availability on the basis of a borrowing base or other asset-based calculation; provided, however, that in no event shall the aggregate principal amount of Indebtedness Incurred pursuant to this clause (1) outstanding at any one time exceed $250.0 million; provided further, however, that if the Company or a Subsidiary Guarantor Incurs any Indebtedness pursuant to this clause (1) that would cause the total principal amount of Indebtedness outstanding under this clause (1) to exceed an amount equal to $150.0 million (less the aggregate amount of all Net Available Cash of Asset Dispositions applied to reduce Senior Indebtedness pursuant to clause (a)(i)(A) of the covenant described under the caption "--Limitation on Sales of Assets and Subsidiary Stock"), the Consolidated Coverage Ratio on the date of such Incurrence must be at least 2.0 to 1.0;

       (2) Indebtedness owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

       (3) The Notes and the Subsidiary Guaranties;

       (4) Indebtedness outstanding on the Issue Date (other than
           Indebtedness described in clause (1), (2) or (3) of this covenant);

       (5) Indebtedness or Preferred Stock of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness or Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving effect thereto, the Consolidated Coverage Ratio equals or exceeds (i) 1.8 to 1.0, if such Indebtedness is Incurred on or prior to September 30, 1999, (ii) 2.05 to 1.0, if such Indebtedness is Incurred after September 30, 1999 and on or prior to September 30, 2001, and (iii) 2.3 to 1.0, if such Indebtedness is Incurred after September 30, 2001.

       (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4), (5) above, this clause (6) or clause (7) or (13) below; provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Restricted Subsidiary described in clause (5), such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary or the Company;

       (7) Indebtedness of the Company or a Restricted Subsidiary represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in an Oil and Gas Business and in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness Incurred pursuant to this clause (7) in any single calendar year shall not exceed $15.0 million;

       (8) Indebtedness with respect to Production Payments; provided, however, that any such Indebtedness shall be Limited Recourse Indebtedness; provided further, however, that the Net Present Value of the reserves related to such Production Payments shall not exceed 30% of the Total Assets of the Company at the time of Incurrence;

       (9) Indebtedness consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture;

      (10) Indebtedness under Oil and Gas Hedging Contracts and Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company;

      (11) Indebtedness in respect of letters of credit issued for the benefit of the Company or any of its Restricted Subsidiaries to the extent they are issued in connection with the ordinary course of business of the Company and its Restricted Subsidiaries, Incurred in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed $15.0 million;

      (12) Indebtedness of the Company or a Restricted Subsidiary Incurred to finance capital expenditures (or Refinancings thereof) in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (12) and then outstanding, does not exceed $10.0 million;

      (13) Indebtedness of the Company or a Restricted Subsidiary Incurred for the purpose of financing all or any part of the cost of acquiring oil and gas reserves, another Person (other than a Person that was, immediately prior to such acquisition, a Subsidiary of the Company) engaged in the Oil and Gas Business or all or substantially all the assets of such a Person; provided, however, that on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio equals or exceeds
          (i) 1.8 to 1.0, if such Indebtedness is Incurred on or prior to September 30, 1999, (ii) 2.05 to 1.0, if such Indebtedness is Incurred after September 30, 1999 and on or prior to September 30, 2001, and (iii) 2.3 to 1.0 if such Indebtedness is Incurred after September 30, 2001; and

      (14) Indebtedness in an aggregate principal amount which, together with the principal amount of all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed the greater of 6% of Adjusted Consolidated Net Tangible Assets as of the end of the most recent fiscal year ending at least 90 days prior to the date of such Incurrence and $15.0 million.

    (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations; provided, however, that this paragraph (c) shall not prohibit the Company from refinancing at maturity any of its Subordinated Obligations outstanding on the Issue Date; provided, further, however, that this paragraph (c) shall not prohibit the Refinancing of the Company's 7 7/8% Convertible Subordinated Notes due 1999, provided that within 30 days thereafter the Company receives $27.0 million Net Cash Proceeds from the exercise of the Contour Option.

    (d) For purposes of determining compliance with the foregoing covenant,
  (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

    (e) Notwithstanding paragraphs (a) and (b) above, the Company shall not, and the Company shall not permit any Subsidiary Guarantor to, Incur (i) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of such Person, unless such Indebtedness is Senior Subordinated Indebtedness of such Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person or (ii) any Secured Indebtedness that is not Senior Indebtedness of such Person unless contemporaneously therewith effective provision is made to secure the Notes or the relevant Subsidiary Guaranty equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

  Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Notes are originally issued to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); (C) the aggregate Net Cash Proceeds received by the Company from the issue or sale subsequent to the Issue Date of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan; provided, however, that if such employee stock ownership plan incurs any Indebtedness with respect thereto, such aggregate amount shall be limited to an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such employee stock ownership plan with respect to such Indebtedness; (D) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date, of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); and (E) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above (but only to the extent that such Net Cash Proceeds were used to purchase or redeem such Capital Stock as provided in this clause (i)); (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (iv) the repurchase of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed $1.0 million in any calendar year and $6.0 million in the aggregate; provided further, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments; (v) amounts paid to holders of the Company's Convertible Exchangeable Preferred Stock to the extent such amounts do not exceed the amount of dividends in arrears through and including November 1, 1996 in respect of such Convertible Exchangeable Preferred Stock; provided, however, that at the time of payment of such amounts, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that the amount of such amounts shall be excluded in the calculation of the amount of Restricted Payments; (vi) dividends paid from time to time in respect of the Company's Convertible Exchangeable Preferred Stock (other than amounts permitted by clause (v) above); provided, however, that at the time of payment of such dividends, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that the amount of such dividends shall be included in the calculation of the amount of Restricted Payments; or (vii) other Restricted Payments in an aggregate amount not to exceed $10.0 million; provided, however, that such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Company or a Restricted Subsidiary,
(b) to make any loans or advances to the Company or a Restricted Subsidiary or
(c) to transfer any of its property or assets to the Company or a Restricted Subsidiary, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or
(ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause
(iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (iv) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

  Limitation on Sales of Assets and Subsidiary Stock. (a) In the event and to the extent that the Net Available Cash received by the Company or any Restricted Subsidiary from one or more Asset Dispositions occurring on or after the Issue Date in any period of 12 consecutive months exceeds 10% of Adjusted Consolidated Assets as of the beginning of such 12-month period, then the Company shall (i) within 180 days (in the case of (A) below) or 360 days (in the case of (B) below) after the date such Net Available Cash so received exceeds such 10% of Adjusted Consolidated Assets (A) apply an amount equal to such excess Net Available Cash to repay Senior Indebtedness or Indebtedness of a Restricted Subsidiary, in each case owing to a Person other than the Company or any Affiliate of the Company or (B) invest an equal amount, or the amount not so applied pursuant to clause (A), in Additional Assets or a Permitted Business Investment or (ii) apply such excess Net Available Cash (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of the covenant described hereunder. The amount of such excess Net Available Cash required to be applied during the applicable period and not applied as so required by the end of such period shall constitute "Excess Proceeds".

  If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10.0 million, the Company must, not later than the fifteenth Business Day of such month, make an offer (an "Excess Proceeds Offer") to purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) on such date, at a purchase price equal to 100% of the principal amount of such Notes, plus, in each case, accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment").

  The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations thereunder in the event that such Excess Proceeds are received by the Company under the covenant described hereunder and the Company is required to repurchase Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

  (b) In the event of the transfer of substantially all (but not all) the property and assets of the Company as an entirety to a Person in a transaction permitted by the covenant described under "--Merger and Consolidation", the Successor Company (as defined therein) shall be deemed to have sold the properties and assets of the Company not so transferred for purposes of the covenant described hereunder, and shall comply with the provisions of the covenant described hereunder with respect to such deemed sale as if it were an Asset Disposition and the Successor Company shall be deemed to have received Net Available Cash in an amount equal to the fair market value (as determined in good faith by the Board of Directors) of the properties and assets not so transferred or sold.

  (c) In the event of an Asset Disposition by the Company or any Restricted Subsidiary that consists of a sale of hydrocarbons and results in Production Payments, the Company or such Restricted Subsidiary shall apply an amount equal to the Net Available Cash received by the Company or such Restricted Subsidiary to (i) reduce Senior Indebtedness of the Company or Indebtedness of a Restricted Subsidiary, in each case owing to a Person other than the Company or any Affiliate of the Company, within 180 days after the date such Net Available Cash is so received, or (ii) invest in Additional Assets or a Permitted Business Investment within 360 days after the date such Net Available Cash is so received.

  Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof
(1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $1.0 million, is set forth in writing and has been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction or (3) if such Affiliate Transaction involves an amount in excess of $10.0 million, has been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any sale of hydrocarbons or other mineral products or the entering into or performance of Oil and Gas Hedging Contracts, gas gathering, transportation or processing contracts or oil or natural gas marketing or exchange contracts, in each case, in the ordinary course of business, so long as the terms of any such transaction are approved by a majority of the members of the Board of Directors who are disinterested with respect to such transaction as being the most favorable of at least (x) two bids, quotes or proposals, at least one of which is from a Person that is not an Affiliate of the Company (in the event that the Company determines in good faith that it is able to obtain only two bids, quotes or proposals with respect to such transaction) or (y) three bids, quotes or proposals, at least two of which are from Persons that are not Affiliates of the Company (in all other circumstances), (ii) the sale to an Affiliate of the Company of Capital Stock of the Company that does not constitute Disqualified Stock, (iii) transactions contemplated by any employment agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with industry practice, (iv) transactions between or among the Company and its Restricted Subsidiaries, (v) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption "--Limitation on Restricted Payments", (vi) the transactions described in the Offering Memorandum under the caption "Certain Transactions" and (vii) loans or advances to employees in the ordinary course of business and approved by the Company's Board of Directors in an aggregate principal amount not to exceed $1.0 million outstanding at any one time.

  Change of Control. (a) Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), in accordance with the terms contemplated in paragraph (b) below.

  (b) Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

  (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

  The Change of Control purchase feature is a result of negotiations between the Company and the Placement Agents. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under "--Limitation on Indebtedness", "--Limitation on Liens" and "--Limitation on Sale/Leaseback Transactions". Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

  For purposes of clause (iii) of the definition of "Change of Control" included in "--Certain Definitions" and in the Indenture, under New York law, the governing law of the Indenture, there is no consistently predictable measure of what constitutes the sale of "all or substantially all" of the property of the Company. As a result, the Holders and the Company may not agree on whether a particular transaction constitutes the sale of "all or substantially all" of the property of the Company such that the Company would be obligated under the Indenture to make an offer to purchase the Notes, in which case the Holders may have the burden of proving that the transaction constitutes the sale of "all or substantially all" of the property of the Company.

  The New Credit Agreement prohibits the Company from purchasing any Notes and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes.

  Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

  The provisions under the Indenture relating to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

  The Company will not be required to make an offer to purchase the Notes as a result of a Change of Control if a third party (i) makes such offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture relating to the Company's obligations to make such an offer and (ii) purchases all Notes validly tendered and not withdrawn under such an offer.

  Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Company shall not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except (i) to the Company or a Wholly Owned Subsidiary, (ii) if, immediately after giving effect to such issuance, sale or other disposition, the Company and its Restricted Subsidiaries would own less than 20% of the Voting Stock of such Restricted Subsidiary and have no greater economic interest in such Restricted Subsidiary, (iii) if, immediately after giving effect to such issuance, sale or other disposition, the Company and its Restricted Subsidiaries would own greater than 80% of the Voting Stock of such Restricted Subsidiary and have no lesser economic interest in such Restricted Subsidiary or (iv) to the extent such shares represent directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or Restricted Subsidiary.

  Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, to secure any Indebtedness that is not Senior Indebtedness of the Company or such Restricted Subsidiary, other than Permitted Liens, without effectively providing that the Notes or the applicable Subsidiary Guaranty shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

  Limitation on Sale/Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "--Limitation on Indebtedness" and
(B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes or the applicable Subsidiary Guaranty pursuant to the covenant described under "--Limitation on Liens", (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property and (iii) the Company applies the proceeds of such transaction in compliance with the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock".

  Future Guarantors. Promptly after the end of the first fiscal year in which any Restricted Subsidiary (other than the Programs), at the end of such fiscal year, has total net assets (as set forth on the balance sheet of such Subsidiary prepared in accordance with GAAP) equal to or greater than the greater of $2.5 million and one percent (1%) of Adjusted Consolidated Net Tangible Assets, the Company shall cause such Restricted Subsidiary to issue a Subsidiary Guaranty for the benefit of the holders of the Notes.

  Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) or, if applicable, paragraph (b)(13), of the covenant described under "--Limitation on Indebtedness", (iv) immediately after giving effect to such transaction, the Successor Company shall have Adjusted Consolidated Net Tangible Assets in an amount that is not less than the Adjusted Consolidated Net Tangible Assets of the Company immediately prior to such transaction; and
(v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; provided, however, that clauses (iii) and (iv) shall not be applicable to any such transaction solely between the Company and any Restricted Subsidiary.

  The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in

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the case of a conveyance, transfer or lease of all or substantially all its assets shall not be released from the obligation to pay the principal of and interest on the Notes.

  The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or series of transactions, all or substantially all its assets to any Person unless: (i) the resulting, surviving or transferee Person shall expressly assume by a guaranty agreement, in a form acceptable to the Trustee, all the obligations of such Subsidiary Guarantor, if any, under its Subsidiary Guaranty; (ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and, treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and (iii) the Company delivers to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such guaranty agreement, if any, complies with the Indenture. Notwithstanding the foregoing, upon certain consolidations, mergers, conveyances, transfers and leases, the Subsidiary Guarantor and its successor or transferee shall be released from all of such Subsidiary Guarantor's obligations under its Subsidiary Guaranty as described in the definition of "Guarantee".

  SEC Reports. Notwithstanding that the Company may not at any time be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act (excluding however information with respect to benefit plans and long-term compensation arrangements) and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

DEFAULTS

  An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated
Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under "--Certain Covenants--Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "--Certain Covenants", "--Limitation on Indebtedness", "--Limitation on Restricted Payments", "--Limitation on Restrictions on Distributions from Restricted Subsidiaries", "--Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase
Notes), "--Limitation on Affiliate Transactions", "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries", "--Change of Control" (other than a failure to purchase Notes), "--Limitation on Liens", "--Limitation on Sale/Leaseback Transactions", "--Future Guarantors" or
"--SEC Reports", (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Significant Subsidiary (other than Limited Recourse Indebtedness) is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $10.0 million is rendered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision") or (ix) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty if such default continues for a period of 10 days after notice thereof to the Company. However, a default under clauses (iv), (v) and
(viii) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

  If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

  The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during such fiscal year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereto.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or noncompliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note,
(iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption",
(v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions, (viii) make any change to the subordination provisions of the

Indenture that would adversely affect the Noteholders or (ix) make any change in any Subsidiary Guaranty that could adversely affect such holder.

  Without notice to or the consent of any holder of the Notes, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to make any change to the subordination provisions that would limit or terminate the benefits available to any holder of Senior Indebtedness (or its Representative) to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or their Representative) consents to such change.

  The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

  After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

  The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

  The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clauses (iii) and (iv) under "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "--Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under the first of paragraph of "--Certain Covenants--Merger and Consolidation" above. If the Company exercises its legal defeasance option or its covenant defeasance option each Subsidiary Guarantor, if any, will be released from all its obligations with respect to its Subsidiary Guaranty.

  In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

  United States Trust Company of New York is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

  The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

BOOK-ENTRY; DELIVERY AND FORM


  The Exchange Notes initially will be represented by one permanent global Exchange Note in definitive, fully registered form without interest coupons (the "Global Exchange Note") and will be deposited with the Trustee as custodian for, and registered in the name of, a nominee of DTC.

  Ownership of beneficial interests in the Global Exchange Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

  So long as DTC, or its nominee, is the registered owner or holder of the Global Exchange Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Exchange Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Exchange Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of a participant through which the Exchange Note is held.

  Payments of the principal of, and interest on, the Global Exchange Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global Exchange Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Exchange Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

  The Company expects that DTC will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Exchange Note is credited and only in respect of such portion of the aggregate principal amount of an Exchange Note as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Exchange Note for Certificated Notes, which it will distribute to its participants.

  The Company understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

  The Indenture requires that payments in respect of Notes (including principal, premium and interest) be made by wire transfer of immediately available funds to the account specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

  If DTC is at any time unwilling or unable to continue as a depositary for the Global Exchange Note and a successor depositary is not appointed by the Company within 90 days, or if there is an Event of Default under the Notes, the Company will issue Certificated Notes in exchange for the Global Exchange Note.

GOVERNING LAW

  The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

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

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Notes to initial purchasers of Outstanding Notes who are United States Holders (as defined below) and the principal United States federal income and estate tax consequences of the purchase, ownership, exchange and disposition of the Notes to initial purchasers of Outstanding Notes who are Foreign Holders (as defined below). This discussion was prepared by representatives of the Company and is based on currently existing provisions of the Code, existing, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion does not address the tax consequences to subsequent purchasers of Notes and is limited to purchasers of Outstanding Notes who hold the Notes as capital assets, within the meaning of section 1221 of the Code. This discussion also does not address the tax consequences to Foreign Holders that are subject to United States federal income tax on a net basis on income realized with respect to a Note because such income is effectively connected with the conduct of a U.S. trade or business. Such Foreign Holders are generally taxed in a similar manner to United States Holders, but certain special rules do apply. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular initial purchasers of Outstanding Notes in light of their personal circumstances or to certain types of initial purchasers of Outstanding Notes (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged the risk of owning a Note).

  PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

UNITED STATES FEDERAL INCOME TAXATION OF UNITED STATES HOLDERS

  As used herein, the term "United States Holder" means a holder of a Note that is, for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of source.

  Payment of Interest on Notes. Interest paid or payable on a Note will be taxable to a United States Holder as ordinary interest income, generally at the time it is received or accrued, in accordance with such holder's regular method of accounting for United States federal income tax purposes.

  Sale, Exchange or Retirement of the Notes. The exchange of an Outstanding Note by a United States Holder for an Exchange Note should not constitute a taxable exchange. For purposes of determining gain or loss on the subsequent sale or exchange of the Exchange Notes, a Holder's basis in the Exchange Notes should be the same as the Holder's basis in the Outstanding Notes exchanged therefor. Holders should be considered to have held the Exchange Notes from the time of their original acquisition of the Outstanding Notes.

  Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, a United States Holder generally will recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such United States Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such United States Holder, less any principal payments received by such United States Holder.

  Gain or loss recognized on the disposition of a Note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the United States Holder's holding period for the
Note is more than one year.

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

  Backup Withholding and Information Reporting. Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest on a Note, and to proceeds of the sale or redemption of a Note before maturity. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment if a United States Holder fails to furnish his taxpayer identification number (social security or employer identification number), certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable requirements of the backup withholding rules. Certain United States Holders, including all corporations, are not subject to backup withholding and information reporting requirements. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such United States Holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service ("IRS").

UNITED STATES FEDERAL INCOME TAXATION OF FOREIGN HOLDERS

  As used herein, the term "Foreign Holder" means a holder of a Note that is, for United States federal income tax purposes, (a) a nonresident alien individual, (b) a foreign corporation, (c) a nonresident alien fiduciary of a foreign estate or trust or (d) a foreign partnership.

  Payment of Interest on Notes. In general, payments of interest received by a Foreign Holder will not be subject to a United States federal withholding tax, provided that (i)(a) the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the Foreign Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership, (c) the Foreign Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and (d) either (I) the beneficial owner of the Note, under penalties of perjury, provides the Company or its agent with such beneficial owner's name and address and certifies on IRS Form W-8 (or a suitable substitute form) that it is not a United States Holder or (II) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such an IRS Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Notes or qualifying intermediary and furnishes the Company or its agent a copy thereof or (ii) the Foreign Holder is entitled to the benefits of an income tax treaty under which interest on the Notes is exempt from United States withholding tax and the Foreign Holder or such Foreign Holder's agent provides a properly executed IRS Form 1001 claiming the exemption. Payments of interest not exempt from United States federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).

  Sale, Exchange or Retirement of the Notes. The exchange of an Outstanding Note by a Foreign Holder for an Exchange Note should not constitute a taxable exchange. For purposes of determining gain or loss on the subsequent sale or exchange of the Exchange Notes, a Holder's basis in the Exchange Notes should be the same as the Holder's basis in the Outstanding Notes exchanged therefor. Holders should be considered to have held the Exchange Notes from the time of their original acquisition of the Outstanding Notes. Moreover, a Foreign Holder generally will not be subject to United States federal income tax (and generally no tax will be withheld) with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a Note unless the Foreign Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and, generally, either has a "tax home" or an "office or other fixed place of business" in the United States.

  Backup Withholding and Information Reporting. Backup withholding and information reporting requirements do not apply to payments of interest made by the Company or a paying agent to Foreign Holders if the certification described above under "--United States Federal Income Taxation of Foreign Holders--Payment of Interest on Notes" is received, provided that the payor does not have actual knowledge that the holder is a United States Holder. If any payments of principal and interest are made to the beneficial owner of a Note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker" (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Note or a coupon to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by a foreign office of a broker that is a United States person, that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" (generally, a foreign corporation controlled by certain United States shareholders) with respect to the United States unless the broker has documentary evidence in its records that the holder is a Foreign Holder and certain other conditions are met or the holder otherwise establishes an exemption. Payment by a United States office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a Foreign Holder or otherwise establishes an exemption.

  The procedures described above for withholding tax on interest payments, and some of the associated backup withholding and information reporting rules, are currently the subject of new proposed regulations, which are proposed to be effective for payments made after December 31, 1997, subject to certain transition rules. The proposed regulations, if adopted in their current form, would not substantially change the treatment of Foreign Holders described above, except that a Form W-8 generally would be required for certification purposes.

  Federal Estate Taxes. Subject to applicable estate tax treaty provisions, Notes held at the time of death (or Notes transferred before death but subject to certain retained rights or powers) by an individual who at the time of death is a Foreign Holder will not be included in such Foreign Holder's gross estate for United States federal estate tax purposes provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or hold the Notes in connection with a U.S. trade or business.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. The Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where the Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale. In
addition, until               , 1997, all dealers effecting transactions in
the Exchange Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or negotiated prices. Any such resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any other broker-dealer or the purchasers of any Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests those documents in the Letter of Transmittal. The Company has agreed to pay certain expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Notes), other than commissions or concession of any brokers or dealers, and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

  By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer agrees that, on receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which request the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to the broker-dealer), the broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct the misstatement or omission and has furnished copies of the amended or supplemental Prospectus to the broker-dealer. If the Company shall give any such notice to suspend the use of the Prospectus, it shall extend the 90-day period referred to above by the number of days during the period from and including the date of the giving of the notice to and including when broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes.

                                 LEGAL MATTERS

  Certain matters with respect to the legality of the Notes are being passed upon for the Company by Fulbright & Jaworski L.L.P.

                                    EXPERTS

  In connection with the Contour Transaction, the Company dismissed Ernst & Young LLP ("E&Y") as its principal accountant, effective February 15, 1996. On the same date, the Company engaged Deloitte & Touche LLP ("D&T") as its principal accountant to audit its financial statements. The change in accountants was approved by the audit committee of the Company's board of directors, contingent upon the closing of the Contour Transaction. Neither of E&Y's reports on the Company's financial statements for the years ended December 31, 1994 and 1993 contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During the last two years and the interim period prior to the change in accountants, (i) the Company had no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) E&Y did not advise the Company of any "reportable event" as defined in Regulation S-K under the Securities Exchange Act of 1934 and (iii) the Company did not consult with D&T on any accounting, auditing, financial reporting or any other matters.

  D&T audited the accounts and financial statements of the Company for the year ended December 31, 1995 included in this Prospectus, and E&Y audited the accounts and financial statements of the Company for the years ended December 31, 1994 and 1993 included in this Prospectus. The Company has been informed by each of D&T and E&Y that neither firm nor any of its respective partners or employees has any financial interest, direct or indirect, in the Company or in any of its subsidiaries and that during its association, neither firm nor any of its respective partners has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or other employee.

  The consolidated financial statements of Kelley Oil & Gas Corporation as of December 31, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of Kelley Oil & Gas Corporation for the years ended December 31, 1994 and 1993 included in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of Kelley Oil & Gas Partners, Ltd. for the years ended December 31, 1994 and 1993 included in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                        INDEPENDENT PETROLEUM ENGINEERS

  The estimated reserve evaluations and related calculations of H. J. Gruy & Associates, Inc., independent petroleum engineers, have been included herein in reliance upon the authority of such firm as an expert in petroleum engineering.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. Certain of the information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Company and the securities offered by this Prospectus. The Company is subject to certain periodic reporting and other informational requirements of the Exchange Act, and, in accordance therewith, will file certain reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information are available for inspection at, and copies of these materials may be obtained on payment of the fees prescribed therefor by the rules and regulations of the Commission from the Commission at its principal offices located at Judiciary Plaza, 450 Fifth Street, Room 1024, Washington, D.C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

  So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the Commission to the Trustee and the holders of the Outstanding Notes and the Exchange Notes. The Company has agreed that, notwithstanding that it may not remain subject to the periodic reporting requirements of the Exchange Act, it will nonetheless continue to furnish information that would be required by Section 13 of the Exchange Act to be filed by the Company (excluding information with respect to benefit plans and long-term compensation arrangements) to the Trustee and the holders of the Outstanding Notes or Exchange Notes as if it were subject to those periodic reporting requirements.

  In addition, the Company has agreed that for so long as any of the Notes are outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, it will make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act until such time as the Company has either exchanged the Outstanding Notes for the Exchange Notes or until such time as the holders thereof have disposed of the Outstanding Notes pursuant to an effective registration statement filed by the Company.

                      INCORPORATION OF CERTAIN DOCUMENTS

  All documents filed by the Company pursuant to the Exchange Act, after the date of this Prospectus and before the termination of the Registration Statement of which this Prospectus is a part with respect to registration of the Exchange Notes, shall be deemed to be incorporated by reference in this Prospectus and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or replaces such statement.

  The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on written or oral request of that person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to those documents, unless those exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for copies of these materials should be directed to: Kelley Oil & Gas Corporation, 601 Jefferson, Suite 1100 Houston, Texas 77002, Attention: Investor Relations, telephone (713) 652-5200.

                                   GLOSSARY

  BBL. One stock tank barrel, or 42 U.S. Gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

  BCF. One billion cubic feet of natural gas.

  BCFE. One billion cubic feet of natural gas equivalent (see Mcfe for equivalency).

  "BEHIND PIPE" Hydrocarbons in a potentially producing horizon penetrated by a wellbore, the production of which has been postponed pending the production of hydrocarbons from another formation penetrated by the wellbore. These hydrocarbons are classified as proved but non-producing reserves.

  3-D SEISMIC. (Three-Dimensional Seismic) Seismic reflections from the subsurface used to map strata in three dimensions.

  "DEVELOPMENT COSTS" The costs incurred in preparing proved reserves for production, i.e., costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering, and storing oil and gas, but not including exploration costs.

  "DEVELOPMENT WELL" A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

  "ESTIMATED FUTURE NET REVENUES" are the estimated net revenues (cash flows) expected to be derived upon production and sale from proved oil and gas reserves at a date indicated. Estimated future net revenues are computed after giving effect to estimated future development and production costs at a date indicated and assuming the continuation of existing economic conditions. The calculation does not take into account the effect of various cash outlays, including general and administrative costs and interest expense, and does not give effect to estimated future income taxes.

  "EXPLORATION COSTS" Costs incurred in exploring property. Exploration involves identifying areas that may warrant examination and examining specific areas, including drilling exploratory wells.

  "GROSS ACRES" The total number of acres in which a working interest is owned.

  "GROSS WELLS" The total number of wells in which a working interest is owned.

  "LEASE OPERATING EXPENSES" The expenses of lifting oil and gas from a producing formation to the surface, and the transportation and marketing thereof, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, maintenance, allocated overhead costs, ad valorem taxes and other expenses incidental to production, but not including severance taxes or capital costs.

  MBBLS. One thousand barrels of crude oil or other liquid hydrocarbons.

  MCF. One thousand cubic feet of natural gas.

  MCFE. One thousand cubic feet of natural gas equivalent (converting one barrel of oil to six Mcf of natural gas based on commonly accepted rough equivalency of energy content).

  MMBBLS. One million barrels of crude oil or other liquid hydrocarbons.

  MMBTU. One million British Thermal Units.

  MMCF. One million cubic feet of natural gas.

  MMCFE. One million cubic feet of natural gas equivalent (see Mcfe for equivalency).

  "NET ACRES" The sum of acres determined by adding the products of gross acres in which there is an interest multiplied by the fractional working interests of Kelley therein.

  "NET WELLS" The sum of the fractional working interests owned by Kelley in gross wells.

  NYMEX. New York Mercantile Exchange.

  "PRESENT VALUE OF ESTIMATED FUTURE NET REVENUES" An estimate of the present value of the estimated future net revenues is calculated by discounting estimated future net revenues at an annual rate of 10%, in accordance with SEC practice, to determine their "present value". The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. Estimates of future net cash revenues are made using oil and natural gas prices and costs at the date indicated and held constant for the life of the reserves.

  "PRODUCING WELL" or "PRODUCTIVE WELL" A well that is producing oil or natural gas or that is capable of producing commercial quantities without further capital expenditure.

  "PRODUCTION EXPENSES" Lease operating expenses plus severance taxes.

  "PROVED DEVELOPED RESERVES" Proved developed reserves are those quantities of crude oil, natural gas and natural gas liquids that, upon analysis of geological and engineering data, that can be expected with reasonable certainty to be recoverable in the future from known oil and natural gas reservoirs under existing economic and operating conditions. This classification includes those: (a) which are expected to be recovered from currently open and producing zones under continuation of existing equipment and operating methods (proved developed producing reserves); and (b) which consist of (i) reserves from wells that have been completed and tested but are not yet producing due to lack of market or minor completion problems that reasonably can be expected to be corrected, and (ii) reserves currently behind pipe in existing wells which reasonably can be expected to be productive due to both the well log characteristics and analogous production in the immediate vicinity of the well (proved developed nonproducing reserves).

  "PROVED RESERVES" Proved reserves are those estimated quantities of crude oil, natural gas and other hydrocarbon liquids which, by analysis of geological and engineering data, can be estimated with reasonable certainty to be commercially recoverable in future years from known reservoirs and under current economic conditions, operating methods and government regulations.

  "PROVED UNDEVELOPED RESERVES" Proved undeveloped reserves are reserves that are expected to be recovered from (a) new wells on undrilled acreage, (b) deepening existing wells to a different reservoir or (c) where a relatively large expenditure is required to (i) recomplete an existing well or (ii) install production or transportation facilities for primary or improved recovery projects.

  "RESERVES TO PRODUCTION RATIO" Calculated by dividing the total proved reserves as of a specific date by production for the twelve-month period immediately preceding such date. This term is sometimes referred to as "average reserve life" (in years) or "estimated reserve life" (in years) by industry participants or followers.

  "WORKING INTEREST" The interest in an oil and gas property (normally a leasehold interest) that gives the owner the right to drill, produce and conduct oil and gas operations on the property and to a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES:
Independent Auditors' Reports............................................   F-2
Consolidated Balance Sheets at December 31, 1994 and 1995 and unaudited
 at September 30, 1996...................................................   F-4
Consolidated Statements of Loss for the years ended December 31, 1993,
 1994 and 1995 and unaudited for the nine months ended September 30, 1995
 and 1996................................................................   F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1993, 1994 and 1995 and unaudited for the nine months ended
 September 30, 1995 and 1996.............................................   F-6
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for
 the years ended December 31, 1993, 1994 and 1995 and unaudited for the
 nine months ended September 30, 1996....................................   F-7
Notes to Consolidated Financial Statements...............................   F-8
Unaudited Pro Forma Statement of Loss for the year ended December 31,
 1995 ...................................................................  F-30
Notes to Unaudited Pro Forma Financial Statement of Loss.................  F-31
KELLEY OIL & GAS PARTNERS, LTD.:
Independent Auditors' Report.............................................  F-32
Consolidated Balance Sheets at December 31, 1993 and 1994................  F-33
Consolidated Statements of Loss for the years ended December 31, 1993 and
 1994 and unaudited for the period from January 1, 1995 through
 February 7, 1995........................................................  F-34
Consolidated Statements of Cash Flows for the years ended December 31,
 1993 and 1994 and unaudited for the period from January 1, 1995 through
 February 7, 1995........................................................  F-35
Consolidated Statements of Changes in Partners' Equity for the years ended December 31, 1993 and 1994 and unaudited for the period from
 January 1, 1995 through February 7, 1995................................  F-36
Notes to Consolidated and Interim Financial Statements...................  F-37

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Kelley Oil & Gas Corporation

  We have audited the accompanying consolidated balance sheet of Kelley Oil & Gas Corporation and subsidiaries as of December 31, 1995, and the related consolidated statements of loss, cash flows, and stockholders' equity (deficit) for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Kelley Oil & Gas Corporation and subsidiaries at December 31, 1995, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the consolidated financial statements, in 1995 the Company changed its method of accounting for the impairment of long-lived assets to conform with Statement of Financial Accounting Standards No. 121.

DELOITTE & TOUCHE LLP

Houston, Texas
March 28, 1996

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Kelley Oil & Gas Corporation

  We have audited the accompanying consolidated balance sheet of Kelley Oil & Gas Corporation and Subsidiaries (the "Company") as of December 31, 1994, and the related consolidated statements of loss, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kelley Oil & Gas Corporation and Subsidiaries at December 31, 1994, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the financial statements, in 1994 the Company changed its method of accounting for oil and gas production activities.

                                          Ernst & Young LLP

Houston, Texas
March 6, 1995

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                 DECEMBER 31,
                                               ------------------  SEPTEMBER 30,
                                                 1994      1995        1996
                                               --------  --------  -------------
                                                                    (UNAUDITED)
ASSETS:
  Cash and cash equivalents..................  $  9,268     6,352       2,531
  Accounts receivable........................    11,059    13,753     16, 207
  Accounts receivable--drilling programs.....     7,330     2,035       2,413
  Prepaid expenses and other current assets..       222       557       1,694
                                               --------  --------    --------
   Total current assets......................    27,879    22,697      22,845
                                               --------  --------    --------
  Oil and gas properties, successful efforts
   method:
   Unproved properties, net..................     1,430    13,050      13,342
   Properties subject to amortization........   129,883   287,970     330,091
  Pipelines and other transportation assets,
   at cost...................................     2,652     4,723       4,689
  Furniture, fixtures and equipment..........     1,665     1,233       1,468
                                               --------  --------    --------
                                                135,630   306,976     349,590
  Less: Accumulated depreciation, depletion
   and amortization..........................   (60,718) (178,334)   (194,088)
                                               --------  --------    --------
   Total property and equipment..............    74,912   128,642     155,502
                                               --------  --------    --------
  Other non-current assets (net of
   accumulated amortization).................     3,722         3       1,074
                                               --------  --------    --------
  TOTAL ASSETS...............................  $106,513   151,342     179,421
                                               ========  ========    ========
LIABILITIES:
  Accounts payable and accrued expenses......  $  5,696    19,500      28,695
  Accounts payable--drilling programs........    15,924    12,430      11,212
  Current maturities of long-term bank debt..     2,471        --          --
                                               --------  --------    --------
   Total current liabilities.................    24,091    31,930      39,907
                                               --------  --------    --------
  Long-term bank debt........................    26,480    22,000       7,000
  Senior notes...............................        --    95,926      96,796
  Convertible subordinated debentures........     5,097    21,694      22,605
  Convertible subordinated notes.............     5,665    25,360      26,948
                                               --------  --------    --------
   TOTAL LIABILITIES.........................    61,333   196,910     193,256
                                               --------  --------    --------
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $1.50 par value, 10,000,
   20,000 and 20,000 shares authorized at
   December 31, 1994 and 1995 and September
   30, 1996, respectively; 5,163, 4,304 and
   1,746 shares issued and outstanding at
   December 31, 1994 and 1995 and September
   30, 1996, respectively (liquidation value
   $53,750, $66,532 and $47,074,
   respectively).............................     7,743     6,456       2,618
  Common stock, $.01 par value, 35,000,
   100,000 and 200,000 shares authorized at
   December 31, 1994 and 1995 and September
   30, 1996, respectively; 17,685, 44,041 and
   98,288 shares issued and outstanding at
   December 31, 1994 and 1995 and September
   30, 1996, respectively....................       177       440         983
  Additional paid-in capital.................    98,647   225,804     273,088
  Retained deficit...........................   (60,366) (278,268)   (290,524)
                                               --------  --------    --------
                                                 46,201   (45,568)    (13,835)
  Less: deferred employee compensation.......    (1,021)       --          --
                                               --------  --------    --------
   TOTAL STOCKHOLDERS' EQUITY (DEFICIT)......    45,180   (45,568)    (13,835)
                                               --------  --------    --------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
   (DEFICIT).................................  $106,513   151,342     179,421
                                               ========  ========    ========

                See Notes to Consolidated Financial Statements.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF LOSS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          NINE MONTHS ENDED
                            YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                           ---------------------------  ----------------------
                             1993     1994      1995       1995        1996
                           --------  -------  --------  ----------- ----------
                                                        (UNAUDITED) (UNAUDITED)
Oil and gas revenues.....  $ 19,711   15,487    36,042     26,284     40,201
Gas marketing revenues,
 net.....................     1,353    1,335       956        677      1,078
Gain on sale of oil and
 gas properties..........        --       --       777        777         --
Interest and other
 income..................     1,506    1,416       986        727        938
                           --------  -------  --------    -------    -------
  Total revenues.........    22,570   18,238    38,761     28,465     42,217
                           --------  -------  --------    -------    -------
Production expenses......     3,993    3,760    10,835      7,739      7,638
Exploration costs........    14,226    7,404    23,387     10,523      4,216
General and
 administrative
 expenses................     4,079    5,172     7,030      4,346      6,950
Interest expense and
 other debt expenses.....     6,638    4,571    21,956     15,137     18,376
Restructuring expense....        --    1,814     1,115         --      2,000
Depreciation, depletion
 and amortization........    18,857   20,474    35,591     23,704     15,293
Impairment of oil and gas
 properties..............        --       --   150,138         --         --
                           --------  -------  --------    -------    -------
  Total expenses.........    47,793   43,195   250,052    61, 449     54,473
                           --------  -------  --------    -------    -------
Loss before income
 taxes...................   (25,223) (24,957) (211,291)   (32,984)   (12,256)
Income taxes.............        --       --        --         --         --
                           --------  -------  --------    -------    -------
Net loss.................   (25,223) (24,957) (211,291)   (32,984)   (12,256)
Less: cumulative
 preferred stock
 dividends...............       894    2,905     6,607     (4,867)        --
                           --------  -------  --------    -------    -------
NET LOSS APPLICABLE TO
 COMMON STOCK............  $(26,117) (27,862) (217,898)   (37,851)   (12,256)
                           ========  =======  ========    =======    =======
Loss per share:
  Primary and assuming
   full dilution:
    Net loss.............  $  (1.63)   (1.58)    (5.31)      (.94)      (.14)
                           ========  =======  ========    =======    =======
Average common and common
 equivalent shares
 outstanding:
  Primary and assuming
   full dilution.........    15,967   17,653    41,032     40,141     87,368

                See Notes to Consolidated Financial Statements.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                            NINE MONTHS ENDED
                             YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                            ---------------------------  -----------------------
                              1993     1994      1995       1995        1996
                            --------  -------  --------  ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
OPERATING ACTIVITIES:
Net loss..................  $(25,223) (24,957) (211,291)   (32,984)    (12,256)
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 operating activities:
  Depreciation, depletion
   and amortization.......    18,857   20,474    35,591     23,704      15,293
  Impairment of oil and
   gas properties.........        --       --   150,138
  Gain on sale of oil and
   gas properties.........        --       --      (777)      (777)        (77)
  Dry hole costs..........    11,773    4,751    18,152
  Amortization of
   debenture and note
   costs..................        91       29     1,019
  Debenture conversion
   costs..................     2,490    1,449        --
  Accretion of debt
   discount...............        --       --     1,866
  Accretion of note
   discount...............        75      111       717
  Restructuring expense...        --       --        --
  Changes in operating
   assets and liabilities:
  Decrease (increase) in
   accounts receivable....    10,502   (1,896)    9,419     11,979      (3,115)
  Decrease (increase) in
   prepaid expenses and
   other current assets...       282      116        38         41      (1,137)
  Decrease (increase) in
   other non-current
   assets.................     1,723   (2,274)    3,075      1,971      (1,629)
  Increase (decrease) in
   accounts payable and
   accrued expenses.......    (1,132)  (2,128)  (14,988)   (13,365)      4,794
                            --------  -------  --------   --------     -------
Net cash provided by (used
 in) operating
 activities...............    19,438   (4,325)   (7,041)    (1,361)      8,062
                            --------  -------  --------   --------     -------
INVESTING ACTIVITIES:
Investment in property and
 equipment................   (38,602) (42,323)  (47,005)   (32,295)    (41,402)
Cash received in
 consolidation............        --       --     1,596      1,596          --
Proceeds from sale of oil
 and gas properties.......        --       --     6,836      6,807          --
Proceeds from sale of
 equipment................        82      265       584        403         530
                            --------  -------  --------   --------     -------
Net cash used in investing
 activities...............   (38,520) (42,058)  (37,989)  (23,489)     (40,872)
                            --------  -------  --------   --------     -------
FINANCING ACTIVITIES:
Proceeds from long term
 borrowings...............    21,785   34,302    37,100     15,100      29,000
Principal payments on
 long-term borrowings.....    (5,462) (19,000) (100,000)  (100,000)    (44,000)
Proceeds from sale of
 senior notes.............        --       --    99,629     99,629          --
Proceeds from sale of
 preferred stock..........        --   32,503        --         --          --
Proceeds from sale of
 common stock.............       297      123    16,319     16,319      48,052
Dividends paid on
 preferred stock..........      (894)  (2,905)   (6,607)    (4,867)         --
Note offering costs.......        --       --    (4,327)    (4,289)         --
Syndication costs charged
 to equity................        --       --        --         (5)     (4,063)
Debenture conversion
 costs....................      (356)     (79)       --         --          --
                            --------  -------  --------   --------     -------
Net cash provided by
 financing activities.....    15,370   44,944    42,114     21,887      28,989
                            --------  -------  --------   --------     -------
Increase (decrease) in
 cash and cash
 equivalents..............    (3,712)  (1,439)   (2,916)    (2,963)     (3,821)
Cash and cash equivalents,
 beginning of period......    14,419   10,707     9,268      9,268       6,352
                            --------  -------  --------   --------     -------
Cash and cash equivalents,
 end of period............  $ 10,707    9,268     6,352      6,305       2,531
                            ========  =======  ========   ========     =======

                See Notes to Consolidated Financial Statements.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                                            ADDITIONAL RETAINED
                                           PREFERRED COMMON  PAID IN   EARNINGS
                                             STOCK   STOCK   CAPITAL   (DEFICIT)
                                           --------- ------ ---------- ---------
Stockholders' equity at January 1, 1993..   $ 5,055   147     30,296     (6,387)
Issuance of 2,821 shares of common stock
 upon conversion of debentures...........        --    28     27,046         --
Issuance of 88 shares of common stock....        --     1        296         --
Preferred stock cash dividends...........        --    --         --       (894)
Net loss.................................        --    --         --    (25,223)
                                            -------   ---    -------   --------
  BALANCE AT DECEMBER 31, 1993...........     5,055   176     57,638    (32,504)
                                            -------   ---    -------   --------
Issuance of 1,380 shares of preferred
 stock, $1.50 par value..................     2,070    --     30,433         --
Issuance of 413 shares of preferred stock
 in exchange for debentures, $1.50 par
 value...................................       618    --     10,454         --
Issuance of 66 shares of common stock....        --     1        122         --
Preferred stock cash dividends...........        --    --         --     (2,905)
Net loss.................................        --    --         --    (24,957)
                                            -------   ---    -------   --------
  BALANCE AT DECEMBER 31, 1994...........     7,743   177     98,647    (60,366)
                                            -------   ---    -------   --------
Additional paid in capital from issuance
 of preferred and common stock in
 consolidation...........................        --    --    108,632         --
Issuance of 650 shares of preferred
 stock, $1.50 par value, in
 consolidation...........................       975    --         --         --
Issuance of 20,622 shares of common stock
 in consolidation........................        --   206         --         --
Issuance of 4,000 shares of common stock
 in private placement....................        --    40     15,960         --
Conversion of 1,508 shares of preferred
 stock to 1,508 shares of common stock...    (2,262)   15      2,247         --
Issuance of 225 shares of common stock...        --     2        318         --
Syndication costs........................        --    --         --         (4)
Preferred stock cash dividends...........        --    --         --     (6,607)
Net loss.................................        --    --         --   (211,291)
                                            -------   ---    -------   --------
  BALANCE AT DECEMBER 31, 1995...........     6,456   440    225,804   (278,268)
                                            -------   ---    -------   --------
Issuance of 48,000 shares of common stock
 in Contour Transaction..................        --   480     47,520         --
Conversion of 697 shares of preferred
 stock to 4,355 shares of common stock...    (1,045)   44      1,002         --
Conversion of 1,862 shares of preferred
 stock to 1,862 shares of common stock...    (2,793)   19      2,774         --
Issuance of 30 shares of common stock....        --    --         52         --
Syndication costs........................        --    --     (4,064)        --
Net loss.................................        --    --         --    (12,256)
                                            -------   ---    -------   --------
  BALANCE AT SEPTEMBER 30, 1996
   (unaudited)...........................   $ 2,618   983    273,088    290,524
                                            =======   ===    =======   ========

                See Notes to Consolidated Financial Statements.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization. Kelley Oil & Gas Corporation (the "Company" or "KOGC") was incorporated in Delaware in September 1994 for the purpose of effecting a consolidation (the "Consolidation") of the equity interests in Kelley Oil Corporation, a Delaware corporation ("Kelley Oil"), and Kelley Oil & Gas Partners, Ltd., a Texas limited partnership ("Kelley Partners") of which Kelley Oil was the managing general partner. The Consolidation was completed on February 7, 1995 upon approval by investors in Kelley Oil and Kelley Partners. As a result of the Consolidation, Kelley Oil became a wholly owned subsidiary of the Company, and Kelley Partners became a 99.99% owned subsidiary partnership. The Company's operations, conducted through Kelley Oil and its subsidiaries, include the development of oil and gas properties and the purchase, sale and transportation of natural gas. In March 1996, Kelley Partners was merged into the Company (the "Partnership Merger"). See Note 2-- Affiliated Programs and Managed Properties.

  Accounting Treatment of the Consolidation. In the Consolidation, each outstanding unit of limited partner interest ("Units") in Kelley Partners owned by investors other than Kelley Oil and its subsidiaries ("Public Unitholders") was converted into 1.2188 shares of KOGC's common stock ("Common Stock") or, at the election of each Public Unitholder, .609 of a share of Common Stock and .127 of a share of KOGC's $2.625 convertible exchangeable preferred stock ("Preferred Stock"). Stockholders of Kelley Oil received equivalent securities of the Company on a one for one basis. Kelley Oil's 19.9% ownership interest in Kelley Partners was not converted into the Company's Common or Preferred Stock, since that ownership interest was reflected in the valuation of Kelley Oil and the consideration allocated to its stockholders. At the time of the Consolidation, the KOGC capital stock received by Kelley Oil's stockholders represented a majority of the total voting power of the combined capital stock issued by the Company in the Consolidation. Accordingly, the Consolidation has been treated as a purchase by the Company of the Public Unitholders' interests in Kelley Partners. As a result of the purchase accounting treatment of the Consolidation, the Company's consolidated financial statements through December 31, 1994 reflect only Kelley Oil's historical results, and its financial statements for 1995 reflect Kelley Oil's historical results through the date of the Consolidation, with results of combined operations recorded thereafter.

  Principles of Consolidation. The consolidated financial statements include the accounts of the Company and its corporate subsidiaries, all of which are wholly owned, and KOGC's proportionate interests in Kelley Partners, its operating partnership, Kelley Operating Company, Ltd. ("Kelley Operating"), and development drilling programs sponsored by Kelley Oil to conduct drilling operations on properties of Kelley Operating ("DDPs"). All significant intercompany accounts and transactions have been eliminated in consolidation.

  Revenue Recognition. The Company recognizes oil and gas revenue from its interests in producing wells as oil and gas is produced and sold from those wells. Oil and gas sold in production operations is not significantly different from the Company's share of production. Revenues from the purchase, sale and transportation of natural gas are recognized upon completion of the sale and when transported volumes are delivered. In addition, gas marketing revenues and cost of gas sold have been presented on a net basis for the periods presented and are reflected in "Gas marketing revenues, net" on the Consolidated Statements of Loss.

  Oil and Gas Properties. The Company's interests in its oil and gas properties are held directly by the Company, Kelley Operating, Kelley Oil and Petrofunds, Inc. (a subsidiary of the Company). All of these properties are located in the United States.

  Under the successful efforts method adopted by KOGC, the costs of successful wells, development dry holes and productive leases are capitalized and amortized on a unit-of-production basis over the life of the related reserves. Cost centers for amortization purposes are determined on a field-by-field basis. Estimated future abandonment and site restoration costs, net of anticipated salvage values, are taken into account in depreciation, depletion and amortization. Exploratory drilling costs are initially capitalized pending determination of proved

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES reserves but are charged to expense if no proved reserves are found. Other exploration costs, including geological and geophysical expenses, leasehold expiration costs and delay rentals, are expensed as incurred. Unproved properties are periodically assessed for impairment in value, with any impairment charged to expense.

  Property Impairment under FAS 121. In the fourth quarter of 1995, the Company implemented the Financial Accounting Standards Board's Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("FAS 121"). Under FAS 121, certain assets are required to be reviewed periodically for impairment whenever circumstances indicate their carrying amount exceeds their fair value and may not be recoverable. As a result of its continuing operating losses and a decline in its proved reserves at January 1, 1996 from year-earlier pro forma levels, the Company performed an assessment of the carrying value of its oil and gas properties indicating an impairment should be recognized as of year end. Under this analysis, the fair value for KOGC's proved oil and gas properties was estimated on a depletable unit basis using escalated pricing and present value discount factors reflecting risk assessments. The fair value of the Company's unproved properties was predicated on current acreage cost estimates. Based on this analysis, the Company recognized noncash impairment charges against the carrying values of its proved and unproved oil and gas properties under FAS 121 aggregating $83.4 million and $66.7 million, respectively, at December 31, 1995.

  Pipelines and Other Transportation Assets. The costs of pipelines and other transportation assets are depreciated using the straight-line method over the estimated useful lives of the related assets.

  Furniture, Fixtures and Equipment. Furniture, fixtures and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful life of five years. Maintenance and repairs are charged to expense.

  Restructuring. On December 29, 1994, Kelley Oil implemented a restructuring focused on staff reductions of approximately 25% intended to streamline management and administrative functions and reduce general and administrative expenses. An additional management realignment was implemented in the fourth quarter of 1995. Non-recurring charges of $1.8 million and $1.1 million were taken in the fourth quarters of 1994 and 1995, respectively, to account for these measures. In the second quarter of 1996, the Company incurred a $2.0 million (unaudited) restructuring charge, associated with management realignment and termination settlements. Of this amount $.3 million (unaudited) was paid in the second quarter with the balance of $1.7 million (unaudited) included in accounts payable and accrued expenses on the balance sheet. Management anticipates an additional restructuring charge will be incurred by the end of 1996.

  Loss per Share. Primary loss per share reflects net loss less preferred stock dividends divided by the average number of common shares and equivalents outstanding during the respective years. Common shares issuable under stock options and upon conversion of convertible subordinated debentures and convertible preferred stock are added to average common shares and equivalents outstanding when dilutive.

  Income Taxes. Under the Statement of Financial Accounting Standards No. 109 ("SFAS 109"), the tax effect of each item in the consolidated statements of loss is recognized in the current period regardless of when the tax is paid. Taxes on amounts that affect financial and taxable income in different periods are reported as deferred income taxes. These temporary differences relate primarily to (i) intangible drilling and development costs associated with oil and gas properties capitalized and amortized based upon units of production for financial reporting purposes and expensed as incurred for tax reporting purposes and (ii) differences in financial reporting provisions for depreciation and amortization and that of income tax reporting. See Note 6-- Income Taxes.

  Cash and Cash Equivalents. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Included in cash and cash equivalents at December 31, 1994 was a $.2 million certificate of deposit pledged to support Kelley Oil's guaranty of ESOP borrowings. See Note 3--Long Term Debt.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

  Financial Instruments. The Company's financial instruments consist of cash and cash equivalents, receivables, payables and debt. As of December 31, 1995, the estimated fair value of the Company's debt approximated its carrying value. The estimated fair values at December 31, 1995 were determined using the Black-Scholes pricing model based on quoted market prices and the borrowing rates available for debt with similar terms and maturities.

  Derivative Financial Instruments. From time to time, the Company has entered into transactions in derivative financial instruments covering future natural gas production principally as a hedge against natural gas price declines. Realized and unrealized gains and losses are recorded in other assets or liabilities until the underlying natural gas is produced and sold, at which time those gains and losses are included in oil and gas revenues. See Note 12--Hedging Activities.

  Other Non-Current Assets. Other non-current assets consist of debt issue costs, goodwill and other intangible assets. Goodwill is amortized on a straight-line basis over 10 years for the Company and 15 years for Concorde Gas, Inc., an indirect wholly owned subsidiary of the Company ("CGI"). In 1995, the Company recognized impairments of goodwill aggregating $.7 million associated with acquisition costs for CGI and Wincan, Inc., an indirect wholly owned subsidiary of the Company. In addition, the Company wrote off prepaid financing costs of $1.7 million in connection with a related bank debt refinancing. Accumulated amortization at December 31, 1993 and 1994 was $.9 million and $1.2 million, respectively.

  Concentration of Credit Risk. Substantially all of KOGC's receivables are due from a limited number of natural gas transmission companies and other gas purchasers. To date, this concentration has not had a material adverse effect on the consolidated financial condition of the Company.

  Stock Based Compensation. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, Accounting for Stock Based Compensation ("FAS 123"), effective for the Company on January 1, 1996. FAS 123 permits, but does not require, a fair value based method of accounting for employee stock option plans, resulting in compensation expense being recognized in the results of operations when stock options are granted. The Company plans to continue the use of its current intrinsic value based method of accounting for stock option plans where no compensation expense is recognized. However, as required by FAS 123, the Company will provide pro forma disclosure of net income and earnings per share in the notes to the consolidated financial statements as if the fair value based method of accounting had been applied.

  Risks and Uncertainties. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Changes in Presentation. Certain financial statement items in 1993 and 1994 have been reclassified to conform to the 1995 presentation.

  Interim Presentation (Unaudited). The accompanying consolidated financial statements of Kelley Oil & Gas Corporation (the "Company" or "KOGC") have been prepared by the Company in accordance with generally accepted accounting principles and reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair statement in all material respects of the results for the interim periods presented. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of results to be expected for the full year.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

  Certain financial statement items in the interim 1995 period have been reclassified to conform to the interim 1996 presentation.

NOTE 2--AFFILIATED PROGRAMS AND MANAGED PROPERTIES

  Kelley Partners. From Kelley Oil's inception in April 1983 until January 1986, its principal business was managing certain public and private drilling programs (the "Original Drilling Programs") in return for management fees and overhead reimbursements. Kelley Partners became actively engaged in business in January 1986 following the consummation of an exchange offer (the "KLY Exchange") for interests in the Original Drilling Programs.

  General Partner Interests in Kelley Partners and Kelley Operating. Through its ownership in Kelley Oil, the Company had a 1.99% general partner interest in Kelley Partners, and David L. Kelley, the former Chairman and Chief Executive Officer of Kelley Oil, had a .01% general partner interest. The general partner interests in Kelley Partners were retained by Kelley Oil and Mr. Kelley after the Consolidation and were eliminated in the Partnership Merger. In connection with the Partnership Merger, Kelley Partners' 98% limited partner interest in Kelley Operating was transferred to Kelley Oil, and Petrofunds, Inc., an indirect wholly owned subsidiary of the Company, was substituted for Mr. Kelley as special general partner of Kelley Operating. In accordance with a severance arrangement, Mr. Kelley received a payment of $70,000 from Kelley Oil in March 1996 attributable to his terminated interests in Kelley Partners and Kelley Operating. Kelley Oil has remained the managing general partner of Kelley Operating, with a general partner interest of 1.99%.

  DDPs. Kelley Oil's activities were expanded after the KLY Exchange to include the management of Kelley Partners and DDPs (collectively, the "Kelley Group"). In accordance with the partnership agreement of Kelley Partners, Kelley Oil sponsored one DDP in each year from 1987 through 1992 (the "1987 DDP" through the "1992 DDP") and a seventh DDP in 1994 (the "1994 DDP"). See
Note 9--DDPs.

  Units Issued in Exchange Offers. Each year from 1990 through 1994, Kelley Partners issued Units in an exchange offer (each, a "DDP Exchange") for interests in a DDP. Information on the last two DDP Exchanges is presented in the following table.

                     SUMMARY INFORMATION ON DDP EXCHANGES

                               ($ IN THOUSANDS)

                                                             1990       1991
                                                          ----------  ---------
DDP                                                          DDP         DDP
EXCHANGE DATA                                              EXCHANGE   EXCHANGE
-------------                                             ----------  ---------
Total DDP equity (including GPs)......................... $   30,702     35,833
Kelley Oil investment.................................... $   20,999     25,850
Kelley Oil ownership interest............................       68.4%      72.1%
Effective date of DDP Exchange...........................     7/1/93     7/1/94
Total DDP Exchange value................................. $   27,289     18,748
Market price per Unit.................................... $    18.93       7.55
Units issued by Kelley Partners..........................  1,443,845  2,486,755
DDP distributions plus DDP Exchange value................ $   50,662     36,306
Units issued to Kelley Oil...............................    986,261  1,791,293

  Primarily as a result of Units received in DDP Exchanges, Kelley Oil and its subsidiaries owned a total of 3.9 million Units in Kelley Partners as of December 31, 1994, representing approximately 16.58% of the Units

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES outstanding at that time. In the Consolidation, Kelley Oil retained its Units in Kelley Partners, and KOGC acquired all outstanding Units held by the Public Unitholders.

  Reimbursements from Affiliated Programs and Managed Properties. Kelley Oil is reimbursed for direct expenses paid on behalf of its subsidiary partnerships and other working interest owners of properties operated by Kelley Oil, and for all appropriate administrative and overhead expenses incurred in connection with the management and administration of each of these affiliated programs and managed properties. Included in these amounts are reimbursements for allocated administrative and overhead expenses, net of intercompany eliminations, aggregating $2.0 million, $1.9 million and $1.6 million in 1993, 1994 and 1995, respectively. Reimbursements for direct costs associated with lease acquisition, exploration and drilling activities during 1993, 1994 and 1995 aggregated $9.8 million, $9.9 million and $6.1 million, respectively.

  Other Reimbursements. The Company is reimbursed for direct costs incurred and advanced in connection with financing and acquisitions on behalf of the Group. These reimbursements aggregated $2.1 million and $1.3 million in 1993 and 1994, respectively, and are recorded as a reduction of general and administrative expenses. No reimbursements were made for these costs in 1995.

NOTE 3--LONG-TERM DEBT

  Direct and Indirect Long-Term Debt. The Company's long-term debt at December 31, 1994 and 1995 is comprised of the following items of direct and guaranteed indebtedness of Kelley Oil plus indirect debt representing its proportionate interest in long-term debt of affiliated partnerships. See Note 5-- Stockholders' Equity (Deficit) and Note 8--Employee Stock Ownership Plan.

                                (IN THOUSANDS)

                                                                  DECEMBER 31,
                                                                ----------------
                                                                  1994    1995
                                                                -------- -------
Bank credit facilities......................................... $ 27,931  22,000
ESOP bank term loans...........................................    1,021      --
Proportionate interest KLY Subordinated Debt...................   10,761  47,054
Senior Notes...................................................       --  95,926
                                                                -------- -------
                                                                  39,713 164,980
  Less current maturities......................................    2,471      --
                                                                -------- -------
                                                                $ 37,242 164,980
                                                                ======== =======

  Bank Credit Facilities. Prior to the Consolidation, Kelley Oil maintained a revolving credit facility of up to $15 million with a commercial bank, bearing interest at a floating rate equal to bank's prime and requiring payments of interest only until the scheduled maturity on July 1, 1996. In May 1994, Kelley Oil repaid its borrowings under the facility from part of the proceeds from a public offering of its $2.625 convertible exchangeable preferred stock ("KOIL $2.625 Preferred Stock"). In August 1994, the 1992 DDP was added as a borrower under the facility, and the borrowing base was reduced to $6 million, all of which was advanced to the 1992 DDP to fund part of its drilling expenditures in excess of contributed capital. Borrowings under the facility were secured by the pledge of substantially all the assets of the 1992 DDP and Kelley Oil, other than its Units in Kelley Partners. At December 31, 1994, the Company's proportionate interest in bank borrowings by the 1992 DDP was approximately $5 million.

  Kelley Oil maintained a second credit facility with a commercial lender prior to the Consolidation, providing for loans up to $10 million, subject to monthly borrowing base redeterminations on the basis of the

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES market value of Kelley Oil's Units in Kelley Partners collateralizing the facility. The facility provided for payments of interest at 1/2% above a specified prime until July 23, 1998, when borrowings under the facility were scheduled to be converted to a term loan payable over two years. As of December 31, 1994, $9 million was outstanding under this facility.

  As of December 31, 1994, Kelley Partners had outstanding bank debt $69.9 million and publicly held subordinated debt in the outstanding face amount of $61.2 million. The Company's proportionate interest in the subordinated debt and revolving bank debt of Kelley Partners at December 31, 1994 aggregated $12.2 million and $13.9 million, respectively.

  In connection with the Consolidation, KOGC completed a refinancing in February 1995 for the outstanding bank debt of Kelley Partners, Kelley Oil and the 1992 DDP. The refinancing was provided by Kelley Partners' prior lending banks under a $70 million revolving credit facility (the "Prior Credit Facility") and a $20 million term loan facility (the "Term Facility"). The borrowers under the facilities were Kelley Operating and Kelley Oil. Kelley Partners, KOGC and its other subsidiary partnerships were guarantors. Borrowings of $90 million under the two facilities were used to refinance Kelley Partners' bank debt of $69.9 million, Kelley Oil's debt of $9 million under one of its credit facilities and borrowings of $6 million by the 1992 DDP, with the balance of $5.1 million used to fund payables of Kelley Partners and KOGC, including part of the expenses for the Consolidation. Borrowings under the Prior Credit Facility were reduced by $10 million in February 1995 from part of the proceeds of an equity private placement by KOGC.

  Interest was payable on borrowings under the Prior Credit Facility at a floating rate equal to 1/2% above the agent bank's prime rate or, at the election of the Company, 2 1/2% above a quoted Libor rate, together with a quarterly commitment fee initially equal to 5/8% per annum of the unused borrowing base. Interest was payable on borrowings under the Term Facility at a floating rate initially equal to 3 1/2% above the agent bank's prime rate.

  In June 1995, proceeds from a public offering of KOGC's 13 1/2% Senior Notes due June 15, 1999 in the aggregate principal amount of $100 million (the "Senior Notes") were used to repay all outstanding borrowings under the two facilities, and the Term Facility was terminated. The agreement covering the Prior Credit Facility was amended at that time to (i) reduce the credit limit to $40 million, (ii) reduce the interest rate to the agent bank's prime rate or, at the election of the Company, a rate ranging from 1 1/4% to 1 3/4% above a quoted Libor rate, together with a quarterly commitment fee equal to 3/8% per annum of the unused borrowing base, (iii) eliminate all financial covenants other than a working capital maintenance requirement and a limitation on accounts payable above a specified level and (iv) conform the borrowing base limitations with debt restrictions under the indenture for the Senior Notes, resulting in a reduction of the borrowing base to $35 million.

  In January 1996, the agreement covering the Prior Credit Facility was further amended to (i) reduce the credit limit to $35 million, (ii) generally limit the use of future borrowings to reduce trade payables, (iii) increase the interest rate to 2% above the agent's prime rate and (iv) add certain financial covenants. The financial covenants added to the Prior Credit Facility included a current ratio test that KOGC would have been unable to satisfy at the initial measuring date on May 15, 1996 without a substantial equity infusion.

  In February 1996, KOGC repaid outstanding bank borrowings of $30 million with proceeds from an equity infusion and replaced the Prior Credit Facility with a $35 million revolving credit facility from a new bank group (the "Credit Facility"). Interest on borrowings under the Credit Facility is payable at a rate equal to (i) the higher of 1/2% above the agent bank's prime rate or 1% above the federal funds rate in effect from time to time or (ii) at the Company's election, 1 1/2% above a quoted Libor rate, together with a quarterly commitment fee equal to 3/8% per annum of the unused portion of the available borrowing base. The agreement for the Credit Facility requires the payment of interest only until March 15, 1999, when all borrowings will be repayable, subject to mandatory prepayment with net proceeds from asset sales in excess of related borrowing base reductions.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

  The borrowers under the Credit Facility are Kelley Operating and Kelley Oil. KOGC and its other subsidiary partnerships are guarantors. Borrowings under the Credit Facility are secured by mortgages on all of the oil and gas and pipeline assets of the Company and its subsidiaries, together with a security interest in production proceeds from oil and gas sales. The agreement covering the Credit Facility prohibits the payment of dividends, requires the consent of the lenders for third-party borrowings or extraordinary transactions and provides financial covenants of KOGC including a maximum ratio of total funded debt to earnings before interest, taxes and noncash charges ranging from 6.0 to 1.0 in 1996 to 3.5 to 1.0 after September 30, 1997 and a minimum cash interest coverage ratio ranging from 1.1 to 1.0 in 1996 to 2.0 to 1.0 after September 30, 1997.

  ESOP Loans. The Company maintains the ESOP to purchase and hold qualifying securities for the accounts of its employees. To finance the purchase of those securities, the ESOP obtained term loans maturing in portions through June 28, 1997, bearing interest at rates of prime plus 1% and 85% of that rate and secured at December 31, 1994 by .2 million shares of KOIL ESOP Preferred Stock. The ESOP term loans were guaranteed by Kelley Oil and aggregated $1.0 million as of December 31, 1994. The balance of the ESOP debt was repaid in 1995.

  KLY Subordinated Debt. Prior to the Partnership Merger, Kelley Partners had outstanding 8 1/2% Convertible Subordinated Debentures due April 1, 2000 in the aggregate principal amount of $26.9 million ("8 1/2% Debentures") and 7 7/8% Convertible Subordinated Notes due 1999 in the aggregate principal amount at maturity of $34.4 million (the "7 7/8% Notes"). Under the terms of the Consolidation, the 8 1/2% Debentures and 7 7/8% Notes became convertible into the Company's Common Stock or a combination of Common and Preferred Stock instead of Units based on the exchange ratios for the Units in the Consolidation. In connection with the Partnership Merger, the 8 1/2% Debentures and 7 7/8% Notes became direct obligations of KOGC.

  Senior Notes. In June 1995, KOGC issued $100 million principal amount of its Senior Notes and applied its net proceeds from the offering primarily to repay outstanding bank debt of $90 million and fund drilling operations. The Senior Notes are senior unsecured obligations of the Company, guaranteed by Kelley Oil, Kelley Operating and, prior to the Partnership Merger, by Kelley Partners. The indenture for the Senior Notes generally limits additional borrowings by the Company and its subsidiaries to the greater of 12 1/2% of adjusted consolidated net tangible assets or $30 million for working capital purposes plus $5 million per year for capital expenditures. The Company's ability to borrow the additional $5 million per year for capital expenditures and to pay dividends on its Preferred Stock is conditioned upon the absence of declines in oil and gas reserves from estimated volumes at December 31, 1995. That condition was not satisfied for 1996. The Senior Note indenture also contains a number of other covenants that include limitations on mergers and asset transfers, dividend and other payments and use of proceeds from asset sales.

  Debenture Conversions and Exchanges. During 1993, a total of 2,485,446 shares of Kelley Oil's common stock ("KOIL Common Stock") were issued upon conversion of $21.9 million principal amount of its 11 1/2% Convertible Subordinated Debentures due September 1, 2002 (the "KOIL 11 1/2% Debentures") at a temporarily reduced conversion price. A noncash charge of $2.1 million was recognized to account for those conversions, together with an additional charge of $.4 million for related transaction costs. In August 1994, Kelley Oil offered the remaining holders of KOIL 11 1/2% Debentures and Kelley Oil's outstanding 8% Convertible Subordinated Debentures due September 1, 2001 (collectively, the "KOIL Debentures") shares of KOIL $2.625 Preferred Stock in exchange for their KOIL Debentures. A total of .4 million shares of KOIL $2.625 Preferred Stock were issued during September 1994 in exchange for all of the outstanding KOIL Debentures. Each share of KOIL $2.625 Preferred Stock was converted into one share of the Company's Preferred Stock in the Consolidation.

  Interest Payments. Cash payments attributable to interest on all indebtedness, excluding the ESOP loans, aggregated $4.7 million, $3.0 million and $14.2 million for the years ended December 31, 1993, 1994 and 1995, respectively. In addition, the ESOP paid interest on its indebtedness aggregating $.2 million, $.1 million and $57,000 during 1993, 1994 and 1995, respectively.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

  Debt Maturities. At December 31, 1995, outstanding borrowings of $22 million under the Prior Credit Facility were scheduled for repayment on January 31, 1997. After giving effect to the February 1996 refinancing of the Prior Credit Facility, the Company had no debt maturities prior to 1999, with aggregate debt maturities in 1999 and 2000 of $134.4 million and $26.9 million, respectively.

NOTE 4--LEASES

  The Company leases office space, computer equipment and automobiles under operating leases expiring May 14, 1998 with options to renew. Rental expenses related to these leases for the years ended December 31, 1993, 1994 and 1995 were $2.2 million, $2.3 million and $1.9 million, respectively. For the balance of the lease terms minimum rentals are as follows:

                                (IN THOUSANDS)

      1996............................................................... $1,402
      1997...............................................................  1,155
      1998...............................................................    476
                                                                          ------
        Total............................................................ $3,033
                                                                          ======

  In December 1995, the Company adopted a plan to change its policy of providing automobiles and related expense reimbursements to key employees in order to lower associated costs. Under the plan, KOGC canceled its automobile leases in February 1996 and provided employees the option to purchase the cars at 90% of the 1996 NADA loan value. The foregoing table reflects the reduction in KOGC's obligations under its car leases resulting from this change in its automobile policy.

NOTE 5--STOCKHOLDERS' EQUITY (DEFICIT)

  Common Stock Private Placement. In February 1995, KOGC completed an institutional private placement of 4 million shares of its Common Stock. Proceeds of $16 million from the private placement were used to fund drilling activities and for working capital. Pending application, $10 million of the proceeds were used to reduce borrowings under the Prior Credit Facility.

  Contour Stock Purchase. In February 1996, the Company issued 48 million shares of its Common Stock at $1.00 per share to Contour Production Company L.L.C. ("Contour") upon the closing of a Stock Purchase Agreement between KOGC and Contour (the "Contour Transaction"). The newly issued shares represent 49.8% of KOGC's voting power. In connection with the Contour Transaction, the Company (i) entered into an Option Agreement with Contour (the "Contour Option Agreement"), (ii) obtained consents from its principal stockholders, subject to compliance with applicable securities law, to amend its Certificate of Incorporation to increase its authorized Common Stock from 100 million shares to 200 million shares, (iii) entered into employment agreements with John F. Bookout, President of Contour, and three other new executives named by him,
(iv) adopted a Nonqualified Stock Option Plan for the new executives other than Mr. Bookout, (v) amended its existing Incentive Stock Option Plans, (vi) reduced the size of its board of directors (the "Board") to seven members and reconstituted the Board with three continuing directors and four designees of Contour and (vii) replaced the Prior Credit Facility with the new Credit Facility.

  Contour Option. Under the Contour Option Agreement, the Company granted Contour an option (the "Contour Option") to purchase up to 27 million shares (the "Maximum Option Number") of Common Stock at $1.00 per share (subject to antidilution adjustments) upon satisfaction of certain conditions, including the absence of any KOGC debt repurchase or redemption obligations as a result of the purchase (a "Debt Event"). A Debt Event would occur upon (i) a "Change of Control" as defined in the indenture for the Senior Notes, (ii)

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES a "Change in Control" as defined in the indenture for the 7 7/8% Notes or
(iii) a "Redemption Event" as defined in the indenture for the 8 1/2% Debentures. A Debt Event with respect to either series of Notes or the 8 1/2% Debentures would entitle each holder of the affected securities to require the repurchase or redemption of the holder's securities. Contour is required to exercise the Contour Option for the Maximum Option Number within 30 days after it concludes in its sole discretion that a Debt Event would not occur as a result of the purchase. While the exercise of the Contour Option would not cause a Debt Event under the indenture for the 8 1/2% Debentures, waivers from the holders of the Senior Notes and 7 7/8% Notes or amendments to the Debt Event provisions of their indentures will require consents from holders of a majority in aggregate principal amount of each series of Notes.

  Preferred Stock. In May 1994, Kelley Oil completed a public offering of 1.4 million shares of KOIL $2.625 Preferred Stock at $25 per share. The shares were convertible into KOIL Common Stock at a conversion price of $7.20 per share and exchangeable after April 1995 at Kelley Oil's option for its 10 1/2% Convertible Subordinated Debentures due 2004. Net proceeds from the public offering aggregated $32.5 million, of which $19.0 million was used to repay outstanding borrowings under Kelley Oil's credit facilities and the balance was applied primarily to finance ongoing drilling operations through its investment in the 1994 DDP. In September 1994, an additional .4 million shares of KOIL $2.625 Preferred Stock were issued in exchange for outstanding KOIL Debentures. During 1994, Kelley Oil paid quarterly dividends on outstanding KOIL $2.625 Preferred Stock at the rate of $.65625 per share, aggregating $2.0 million. Each outstanding share of KOIL $2.625 Preferred Stock was converted in the Consolidation into one share of KOGC's Preferred Stock, which has the same terms as the KOIL $2.625 Preferred Stock except for expanded voting rights.

  The Company issued .6 million shares of its Preferred Stock to Public Unitholders in the Consolidation, resulting in a total of 2.4 million outstanding shares of Preferred Stock after giving effect to the shares issued to holders of KOIL $2.625 Preferred Stock. During 1995, KOGC paid quarterly dividends on its outstanding Preferred Stock at the rate of $.65625 per share, aggregating $6.0 million. In January 1996, the Company suspended the payment of the quarterly Preferred Stock dividend scheduled for February 1, 1996 to conserve cash. Future dividends on the Preferred Stock are prohibited under the agreement covering the Credit Facility. Although no interest is payable on Preferred Stock arrearages, the terms of the Preferred Stock enable holders, voting separately as a class, to elect two additional directors to the Board at each meeting of stockholders at which directors are to be elected during any period when Preferred Stock dividends are in arrears in an aggregate amount equal to at least six quarterly dividends, whether or not consecutive.

  Each share of Preferred Stock is convertible, at the holder's option, into
3.4722 shares of Common Stock, equivalent to a conversion price of $7.20 per share of Common Stock relative to the $25 per share liquidation preference of the Preferred Stock (the "Preferred Conversion Price"). Under the terms of the Certificate of Designation governing the Preferred Stock, the Contour Transaction triggered a special conversion right under which the Preferred Conversion Price was reduced to $4.00 for a period of 45 days commencing March 12, 1996.

  ESOP Preferred Stock. From 1987 through 1992, a total of 3.4 million shares of KOIL ESOP Preferred Stock in four separate series were issued to the ESOP for a total of $8.9 million. Each share of KOIL ESOP Preferred Stock had voting rights equivalent to one share of KOIL Common Stock. The KOIL ESOP Preferred Stock was convertible into KOIL Common Stock, at any time at the option of the ESOP, at the rate of one share of KOIL Common Stock for each share of KOIL ESOP Preferred Stock. During 1994, Kelley Oil paid quarterly dividends on outstanding KOIL ESOP Preferred Stock at rates ranging from $.0375 per share to $.25 per share, aggregating $.9 million for the year, which were used to service ESOP loans. In January 1995, a total of 1.1 million shares of KOIL ESOP Preferred Stock were converted into the same number of shares of KOIL Common Stock upon distribution to employees affected by the year-end restructuring.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

  The outstanding shares of KOIL ESOP Preferred Stock were converted in the Consolidation into four equivalent series of the Company's cumulative convertible preferred stock ("ESOP Preferred Stock"), which ranks junior in dividend and liquidation rights to the Company's Preferred Stock. Each share of ESOP Preferred Stock is convertible into one share of Common Stock. During 1995, KOGC paid quarterly dividends on outstanding ESOP Preferred Stock at rates ranging from $.0375 per share to $.25 per share, aggregating $.6 million for the year. Dividends on the ESOP Preferred Stock during the first three quarters of 1995 were used to service ESOP loans, which were repaid in full at the end of the third quarter. A dividend paid in the fourth quarter of 1995 plus the ESOP contribution for the quarter were invested in a certificate of deposit. As of December 31, 1995, 1.9 million shares of ESOP Preferred Stock were outstanding. Future dividends on ESOP Preferred Stock are prohibited under the agreement covering the Credit Facility. See Note 3--Long Term Debt.

  Incentive Stock Option Plans. Kelley Oil maintained Incentive Stock Option Plans (the "Plans") adopted in 1987 (the "1987 Plan") and 1991 (the "1991 Plan"), each providing for the grant of options to purchase up to .5 million shares of KOIL Common Stock to key employees. Under the 1987 Plan, options to purchase a total of .2 million shares of the KOIL Common Stock at an average exercise price of $1.10 per share were granted during 1988, and options to purchase a total of .3 million shares of KOIL Common Stock at an exercise price of $2.00 per share were granted in 1989. Under the 1991 Plan, options to purchase a total of .2 million shares of KOIL Common Stock were granted in 1991 at an exercise price of $7 5/8 per share and repriced to the extent outstanding at $4 1/8 per share in February 1995. The 1987 Plan and the 1991 Plan (collectively, the "Prior Plans") were assumed by KOGC in the Consolidation.

  The Board adopted a third Incentive Stock Option Plan in May 1995 (the "1995 Plan"), providing for the grant of options to purchase up to 1.5 million shares of Common Stock to key employees. Under the 1995 Plan, options to purchase a total of 1.1 million shares of Common Stock at $2 3/8 per share were granted in October 1995, and options to purchase a total of .4 million shares of Common Stock at $1 3/4 per share were granted in November 1995. The 1995 Plan was approved by principal stockholders of the Company in February 1996, together with an amendment to Prior Plans and the 1995 Plan (collectively, the "ISO Plans") extending the period during which terminated employee may exercise vested options to three years after termination of employment.

  The option price for options granted under the ISO Plans is fixed by the Compensation Committee of the Board (the "Committee") at the fair market value of the underlying stock at the time of the grant. Each option granted under the ISO Plans is exercisable during the term of the optionee's employment for up to ten years from the date of grant. During 1993 and 1994, options to purchase a total of .1 million and .1 million shares, respectively, of KOIL Common Stock were exercised at prices ranging from $1.10 to $7 5/8. Options to purchase a total of .2 million shares of Common Stock were exercised during 1995 at prices ranging from $1.10 to $2.00.

  Nonqualified Stock Option Plan. The Board adopted a Nonqualified Stock Option Plan (the "NSO Plan") in January 1996 in accordance with the terms of the Contour Purchase Agreement, which provides for the grant of options to purchase an aggregate of 2.5 million shares of Common Stock at an exercise price of $1.00 per share to new senior executives designated by Mr. Bookout. Options vesting over three years were issued to those executives for all of the covered shares under the NSO Plan at the closing under the Contour Purchase Agreement in February 1996. The NSO Plan is administered by the Committee, which has authority to prohibit an option exercise if it determines that the purchase would result in a Debt Event. The NSO Plan was approved by principal stockholders of the Company in February 1996.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

NOTE 6--INCOME TAXES

  The following table sets forth a reconciliation of the statutory federal income tax with the income tax provision under SFAS 109:

                                (IN THOUSANDS)

                                                     1993     1994      1995
                                                   --------  -------  --------
Loss before income taxes.......................... $(25,223) (24,957) (211,291)
Income tax benefit computed at statutory rates....   (8,576)  (8,485)  (71,839)
  Increase in valuation allowance.................    8,456    7,524    71,236
Permanent differences:
  Nondeductible expenses..........................       82      922       567
  Amortization....................................       33       33        33
  Other-net.......................................        5        6         3
                                                   --------  -------  --------
  Tax benefit..................................... $     --       --        --
                                                   ========  =======  ========

  Federal income taxes paid for the year ended December 31, 1993 were $50,000. No federal income taxes were paid for the years ended December 31, 1994 and 1995.

  Deferred Income Taxes. Deferred income tax provisions for the years ended December 31, 1993, 1994 and 1995 result from the following temporary differences:

                                (IN THOUSANDS)

                            1993    1994    1995
                           ------  ------  -------
Temporary differences
 related to oil & gas
 properties:
  Intangible drilling
   costs.................. $5,034   4,985    6,387
  Depreciation and
   depletion.............. (5,082) (5,540) (58,276)
  Exploration and dry hole
   costs.................. (4,837) (2,517)  (8,508)
  Lease rentals...........    180     260     ----
  Leasehold write-offs....  1,106   1,152    1,611
  Partnership income......   (661)   (419)    ----
Net operating loss
 carryforward benefit..... (4,195) (5,418) (12,434)
Valuation allowance.......  8,456   7,524   71,236
Other.....................     (1)    (27)     (16)
                           ------  ------  -------
  Total deferred tax
   benefit................ $   --      --       --
                           ======  ======  =======

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

  KOGC's deferred tax position reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting. Significant components of the deferred tax liabilities and assets are as follows:

                                (IN THOUSANDS)

                                                       1993    1994     1995
                                                      ------  -------  -------
Deferred tax liabilities:
  Tax over book depletion, depreciation and
   capitalization methods on oil and gas properties.. $7,184    5,093       --
Deferred tax assets:
  Book over tax depletion, depreciation and
   capitalization methods on oil and gas properties..     --       --   53,312
  Net operating loss carryforwards................... 16,928   22,346   35,181
  Charitable contribution carryforwards..............    126      142      138
  Alternative minimum tax credit carryforwards.......     21       21       21
  Valuation allowance................................ (9,891) (17,416) (88,652)
                                                      ------  -------  -------
  Total deferred tax assets..........................  7,184    5,093       --
                                                      ------  -------  -------
Net deferred tax liability........................... $   --       --       --
                                                      ======  =======  =======

  Net Operating Loss Carryforwards and Alternative Minimum Tax Credits. As of December 31, 1995, the Company had cumulative net operating loss carryforwards ("NOL") for federal income tax purposes of approximately $100 million and net operating loss carryforwards for alternative minimum tax purposes of approximately $64 million. Due to the 1995 ownership change in KOGC in connection with the Consolidation, future utilization of the net operating loss carry forwards may be limited by Internal Revenue Code section 382. KOGC also had approximately $21,000 of alternative minimum tax credit carryforwards, which have no expiration date. These carryforwards will be available for use by KOGC through the expiration dates indicated below.

                                (IN THOUSANDS)

                                                   ALTERNATIVE         NET
                                                   MINIMUM TAX    OPERATING LOSS
                                                NOL CARRYFORWARDS CARRYFORWARDS
                                                ----------------- --------------
2000...........................................      $    --             206
2001...........................................           --              26
2002...........................................           --           1,343
2003...........................................           --             234
2004...........................................           --           1,500
2005...........................................           --              --
2006...........................................           --          14,540
2007...........................................        4,831          16,483
2008...........................................       11,002          12,163
2009...........................................       14,685          16,250
2010...........................................       33,662          37,182
                                                     -------          ------
  Total........................................      $64,180          99,927
                                                     =======          ======

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

NOTE 7--RELATED PARTY TRANSACTIONS

  Lafayette Gas Intrastate. The Company earned approximately $.1 million through CGI in each of 1993 and 1994 for managing the pipeline facilities of an affiliated joint venture, Lafayette Gas Intrastate. These fees were discontinued after 1994. The Company's proportionate interests in gas sales by the Kelley Group for resale through Lafayette Gas Intrastate were $.3 million, $.3 million and $.5 million for the years ended December 31, 1993, 1994 and 1995, respectively.

  Interest on DDP Commitments. During 1993, 1994 and 1995, Kelley Oil paid or accrued interest at a market rate in the amounts, net of intercompany elimination, of $.1 million, $.1 million and $.2 million, respectively, on deferred subscription commitments to DDPs. See Note 9--DDPs.

NOTE 8--EMPLOYEE STOCK OWNERSHIP PLAN

  Kelley Oil established the ESOP effective January 1, 1984 for the benefit of substantially all of its employees. Kelley Oil guaranteed the ESOP loans referred to in Note 3--Long-Term Debt (collectively, the "ESOP Loans") and recorded deferred employee compensation balances in a like amount, which were deducted from stockholders' equity. Prior to 1996, Kelley Oil made contributions to the ESOP for covered employees in amounts up to 15% of their annual salaries up to a specified level. Contribution expense is recognized using the cash payments method. Cumulative expense under this method is greater than 80% of the cumulative expense that would have been recognized under the shares allocated method before deduction of dividends. Contributions and dividend payments on the KOIL ESOP Preferred Stock and ESOP Preferred Stock were used to make scheduled payments of principal and interest on the ESOP Loans, which were repaid in full during 1995. For the years ended December 31, 1993, 1994 and 1995, Kelley Oil paid to the ESOP contributions of $1.1 million, $1.2 million and $.7 million, respectively, plus dividends of $.9 million, $.9 million and $.6 million, respectively. As the term loans were repaid, a corresponding portion of the stock pledged to secure the loans was released and allocated among the participants' accounts. As of December 31, 1995, the ESOP owned 1.9 million shares of ESOP Preferred Stock and .5 million shares of Common Stock, all of which were allocated to participants' accounts. See Note 5--Stockholders' Equity (Deficit).

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

NOTE 9--DDPS

  Structure of Development Partnerships. Kelley Oil and Mr. Kelley are the general partners of the DDPs, with general partner interests of 3.94% and
 .02%, respectively, for which they contributed a proportionate amount of capital. In addition, Kelley Oil had undertaken to purchase for its own investment account all units in DDPs that were not subscribed preemptively by Unitholders of Kelley Partners. The DDPs have no officers, directors or employees and utilize the management and staff of Kelley Oil for all management and administrative functions. Interests in the first five DDPs sponsored between 1987 and 1991 were acquired in separate DDP Exchanges by Kelley Partners each year from 1990 through 1994. See Note 2--Affiliated Programs and Managed Properties.

  The 1994 DDP. In February 1994, the 1994 DDP completed a public offering of
20.9 million units of its limited and general partner interests at $3.00 per unit. As of March 15, 1996, Kelley Oil owned 19.2 million units (91.85%) in the 1994 DDP, together with its 3.94% general partner interest, and officers and directors of Kelley Oil owned 47,100 units (.23%). Kelley Oil's subscription for units in the 1994 DDP, together with its 3.94% general partner interest, represented a commitment aggregating $60.1 million or 92.15% of the 1994 DDP's total committed capital (the "KOIL Share"), with other unitholders committing for the balance or 7.85% of the 1994 DDP's total committed capital (the "Outside Share"), payable in each case 10% on subscription and the balance through the end of November 1994. As of December 31, 1995, Kelley Oil had contributed $31.3 million to the 1994 DDP.

  The 1994 DDP's partnership agreement provides that any contributions of the partners not used or committed to be used for drilling activities during the two-year period from the commencement of operations through February 29, 1996 (the "Commitment Period") shall be distributed to the partners on a pro rata basis as a return of capital. Based on the amount of committed capital actually used and committed to drilling activities by the end of the Commitment Period, Kelley Oil determined the adjusted level of committed partnership capital at $60.7 million in accordance with the 1994 DDP's partnership agreement, and the 1994 DDP then distributed the Outside Share of uncommitted capital to its unitholders other than Kelley Oil aggregating $.3 million in March 1996 as a return of capital. Because the KOIL Share of committed capital exceeded its capital contributions at that time, Kelley Oil did not receive a distribution of uncommitted capital. Kelley Oil intends to contribute the unfunded portion of its commitment, currently aggregating $17.2 million after giving effect to the reduction in the 1994 DDP's committed capital, together with interest, as funds are needed for completion of the 1994 DDP's drilling program.

  The 1992 DDP. During November 1992, the 1992 DDP completed a public offering of 16.0 million units of limited and general partner interests at $3.00 per unit. As of March 15, 1996, Kelley Oil owned 13.4 million units (83.72%) in the 1992 DDP, together with its 3.94% general partner interest, and officers and directors of Kelley Oil owned 51,500 units (.32%). As of December 31, 1995, the 1992 DDP was indebted to Kelley Oil for loans and reimbursement obligations aggregating $8.1 million.

NOTE 10--COMMITMENTS AND CONTINGENCIES

  During 1995, the Company entered into change of control agreements with 16 employees entitling them to severance benefits in the event their employment is terminated under certain circumstances within two years after a change of control, as defined in the agreements. For this purpose, the February 1996 closing under the Contour Purchase Agreement constituted a change of control. See Note 5--Stockholders' Equity. The severance benefits amount to salary continuation for 12 to 24 months, depending on seniority of the covered employees, based on their highest compensation rate during the two years prior to termination. The Company's anticipated liability under these agreements as of February 29, 1996 was $2.7 million.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

  The Company is involved from time to time in various claims and lawsuits incidental to its business. In the opinion of management, the ultimate liability thereunder, if any, will not have a material effect on the financial statements of the Company.

NOTE 11--LITIGATION SETTLEMENT

  Following Kelley Oil's announcement of the initial proposal for the Consolidation in August 1994, four separate lawsuits were filed against Kelley Oil and its directors relating to the Consolidation and the 1991 DDP Exchange. In November 1994, Kelley Oil entered into a memorandum of understanding with the plaintiffs in three of the lawsuits, providing for a proposed settlement based on a revised Consolidation proposal negotiated by a special committee of Kelley Oil's nonmanagement directors and the settling plaintiffs. A stipulation and agreement of compromise, settlement and release reflecting the terms of the proposed settlement was filed in the United States District Court for the Southern District of Texas on November 23, 1994. At a hearing held on the same date, the court approved the consolidation of all four lawsuits and the certification of a Unitholder class requested by the settling parties. On March 3, 1995, following a hearing on the fairness of the settlement, the court entered a final order approving the settlement, dismissing the consolidated lawsuits with prejudice and reducing the award of attorneys' fees and disbursements contemplated by the stipulation to $1.5 million payable $.3 million in cash and the balance in Common Stock. The Company believes a pending appeal by the non-settling plaintiff is without merit.

NOTE 12--HEDGING ACTIVITIES

  The Company periodically uses forward sales contracts and derivative financial instruments covering natural gas to reduce exposure to downward price fluctuations on natural gas production. For the first nine months of 1996, through a combination of natural gas swap agreements and forward sales contracts, approximately 69.4% (unaudited) of Kelley's anticipated natural gas production was affected by hedging transactions at an average NYMEX quoted price of $2.17 (unaudited) per MMBTU before transaction and transportation costs on gas delivered under forward sales contracts. Approximately 57.6% (unaudited) of Kelley's anticipated natural gas production for the balance of 1996 had been hedged through swap agreements or forward sales contracts at an average NYMEX quoted price of $2.25 (unaudited) per MMBTU before transaction and transportation costs on gas delivered under forward sales contracts. The natural gas swap agreements generally provide for the Company to receive or make counterparty payments on the differential between a fixed price and a variable indexed price for natural gas. No significant realized gains or losses were deferred at December 31, 1994 or 1995.

  The credit risk exposure from counterparty nonperformance on natural gas forward sales contracts and derivative financial instruments is generally the amount of unrealized gains under the contracts. The Company has not experienced counterparty nonperformance on these agreements and does not anticipate any in future periods.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

NOTE 13--PRO FORMA DATA FOR THE CONSOLIDATION AND THE CONTOUR TRANSACTION (UNAUDITED)

  The Consolidation. The Consolidation was recorded as of February 7, 1995 for financial accounting purposes. The following table presents unaudited pro forma results of the Company's operations for the years ended December 31, 1994 and 1995 as if the Consolidation had occurred on January 1, 1994. The pro forma financial information does not purport to represent what the Company's results of operations actually would have been had the Consolidation occurred on such date or to project the Company's results of operations for or at any future period or date.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                            YEAR ENDED
                           DECEMBER 31,
                         -----------------
                          1994      1995
                         -------  --------
Revenues (net).......... $43,986    41,276
Net loss applicable to
 common and common
 equivalent shares...... (53,236) (218,549)
Net loss per share......   (1.39)    (5.07)

  The Contour Transaction. The Company issued 48 million shares of Common Stock at $1.00 per share to Contour in February 1996 in connection with the Contour Transaction. See Note 5--Stockholders' Equity (Deficit). The following table reflects the unaudited pro forma results of the Company's operations for the years ended December 31, 1994 and 1995 as well as the nine months ended September 30, 1996 as if the Contour Transaction had occurred on January 1, 1994.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                YEAR ENDED        NINE MONTHS
                                               DECEMBER 31,          ENDED
                                             ------------------  SEPTEMBER 30,
                                               1994      1995        1996
                                             --------  --------  -------------
Net loss applicable to common and common
 equivalent shares.......................... $(51,436) (217,389)    (11,939)
Net loss per share..........................     (.60)    (2.39)       (.13)

NOTE 14--SUPPLEMENTARY FINANCIAL INFORMATION ON OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

  This footnote provides unaudited information required by Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities."

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

  Capitalized Costs. Capitalized costs and accumulated depreciation, depletion and amortization relating to the Company's oil and gas producing activities, all of which are conducted within the continental United States, are summarized below.

                                (IN THOUSANDS)

                                                   YEAR ENDED DECEMBER 31,
                                                   --------------------------
                                                    1993     1994      1995
                                                   -------  -------  --------
Unevaluated properties............................ $ 1,749    1,430    13,050
Properties subject to amortization................  92,830  129,883   287,970
                                                   -------  -------  --------
Capitalized costs.................................  94,579  131,313   301,020
Accumulated depreciation, depletion and
 amortization..................................... (38,846) (59,108) (173,996)
                                                   -------  -------  --------
Net capitalized costs............................. $55,733   72,205   127,024
                                                   =======  =======  ========

  Costs Incurred. Costs incurred in oil and gas property acquisition, exploration and development activities are summarized below.

                                (IN THOUSANDS)

                                                           YEAR ENDED DECEMBER
                                                                   31,
                                                          ----------------------
                                                           1993    1994   1995
                                                          ------- ------ -------
Property acquisition costs:(1)(2)
  Proved................................................. $ 4,393  7,035 126,577
  Unproved...............................................     163    309  88,539
Exploration costs........................................  13,389  8,760   9,521
Development costs........................................  22,254 28,034  31,730
                                                          ------- ------ -------
  Total costs incurred................................... $40,199 44,138 256,367
                                                          ======= ====== =======

--------
(1) Includes general and administrative costs directly related to acquisition, exploration and development of oil and gas properties of $3.0 million, $2.9 million and $3.2 million incurred in the years ended December 31, 1993, 1994 and 1995, respectively.
(2) Includes assets acquired in the Consolidation aggregating $207 million for the year ended December 31, 1995.

  Results of Operations. Results of operations for the Company's oil and gas producing activities are summarized below.

                                (IN THOUSANDS)

                                                     YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                      1993     1994      1995
                                                    --------  -------  --------
Oil and gas revenues............................... $ 19,711   15,487    36,042
Gain on sale of oil and gas properties.............       --       --       777
Production costs...................................   (3,993)  (3,760)  (10,835)
Exploration and dry hole costs.....................  (14,226)  (7,404)  (23,387)
Depreciation, depletion and amortization...........  (18,424) (19,997)  (34,355)
Impairment of oil and gas properties...............       --       --  (150,138)
                                                    --------  -------  --------
Results of operations.............................. $(16,932) (15,674) (181,896)
                                                    ========  =======  ========

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

  Reserves. Results of operations from oil and gas producing activities are determined using actual historical revenues, production costs (including production related taxes), exploration and dry hole costs and depreciation, depletion and amortization of the capitalized costs subject to amortization. General and administrative expenses and interest expense are excluded from this determination of results of operations. Income tax benefit is computed by applying the statutory tax rates to earnings before income tax expense with recognition of tax credits and allowances relating to oil and gas producing activities. No income tax benefit was recognized during the reported periods.

  The Company's net ownership interests in estimated quantities of proved oil and gas reserves and changes in net proved reserves, all of which are located in the continental United States, are summarized below.

                            CRUDE OIL, CONDENSATE
                           AND NATURAL GAS LIQUIDS         NATURAL GAS
                                   (MBBLS)                    (MMCF)
                           -------------------------  ------------------------
                            1993     1994     1995     1993     1994    1995
                           -------  -------  -------  -------  ------  -------
Proved developed and
 undeveloped reserves:
  Beginning of year.......   1,837    1,114    1,236   69,804  64,875   93,612
  Revisions of previous
   estimates..............    (913)      75     (558) (23,177) 16,055  (27,006)
  Dilutive effect of
   offerings..............    (210)      --       --   (5,030)     --       --
  Purchases of oil and gas
   properties.............      --       --    1,756       --      --  127,962
  Revisions of purchased
   oil and gas
   properties.............      --       --     (766)      --      --  (37,021)
  Extensions and
   discoveries............     602      218      156   30,605  19,379   66,864
  Sale of oil and gas
   properties.............      --       --     (118)      --      --  (10,388)
  Production..............    (202)    (171)    (319)  (7,327) (6,697) (17,750)
                           -------  -------  -------  -------  ------  -------
  End of year.............   1,114    1,236    1,387   64,875  93,612  196,273
                           =======  =======  =======  =======  ======  =======
Proved developed reserves
 at end of year...........     602      674    1,197   30,092  48,482  111,287
                           =======  =======  =======  =======  ======  =======

  The reported changes in net proved reserves during 1995 include downward year-end revisions on developed and undeveloped south Louisiana properties aggregating 11.6 Bcfe and 39.6 Bcfe, respectively, and a mid-year divestiture of nonstrategic properties accounting for approximately 11.1 Bcfe. These declines were partially offset by 13.6 Bcfe of reserve additions from successful drilling in north Louisiana and the addition of 52.2 Bcfe from 36 proved undeveloped locations in core north Louisiana fields. As a result of its continuing operating losses and a net decline of 35.9 Bcfe in its proved reserves at December 31, 1995 from year-earlier pro forma levels, the Company performed an assessment of the carrying value of its oil and gas properties under FAS 121 indicating an impairment should be recognized as of year end. See Note 1--Summary of Significant Accounting Policies. Based on this analysis, KOGC recognized noncash impairment charges against the carrying values of its proved and unproved oil and gas properties under FAS 121 aggregating $83.4 million and $66.7 million, respectively, at December 31, 1995.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

  Standardized Measure. The table of the Standardized Measure of Discounted Future Net Cash Flows relating to the Company's ownership interests in proved oil and gas reserves as of year-end is shown below.

                                (IN THOUSANDS)

                                                      AS OF DECEMBER 31,
                                                   ---------------------------
                                                     1993     1994      1995
                                                   --------  -------  --------
Future cash inflows..............................  $176,876  175,052   431,351
Future production costs..........................   (26,442) (34,472)  (76,021)
Future development costs.........................   (17,556) (22,914)  (36,524)
Future income tax expenses.......................   (16,480)  (6,016)   (8,577)
                                                   --------  -------  --------
Future net cash flows............................   116,398  111,650   310,229
10% annual discount for estimating timing of cash
 flows...........................................   (44,608) (40,810) (139,177)
                                                   --------  -------  --------
Standardized measure of discounted future net
 cash flows......................................  $ 71,790   70,840   171,052
                                                   ========  =======  ========

  Future cash inflows are computed by applying year-end prices of oil and gas to year-end quantities of proved oil and gas reserves. Future production and development costs are computed primarily by the Company's petroleum engineers by estimating the expenditures to be incurred in developing and producing the Company's proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.

  Future income taxes are based on year-end statutory rates, adjusted for operating loss carryforwards and tax credits. A discount factor of 10% was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair market value of the Company's oil and gas properties.

  The standardized measure of discounted future net cash flows as of December 31, 1993, 1994 and 1995 was calculated using prices in effect as of those dates, which averaged $13.80, $15.65 and $19.73, respectively, per barrel of oil and $2.49, $1.66 and $2.06, respectively, per Mcf of natural gas.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

  Change in Standardized Measure. Changes in standardized measure of future net cash flows relating to proved oil and gas reserves are summarized below.

                                (IN THOUSANDS)

                             YEAR ENDED DECEMBER 31,
                             --------------------------
                               1993     1994     1995
                             --------  -------  -------
Changes due to current year
 operations:
  Sales of oil and gas, net
   of production costs...... $(15,718) (11,727) (25,207)
  Sale of oil and gas
   properties...............       --       --   (5,884)
  Extensions and
   discoveries..............   34,382   16,290   62,407
  Dilutive effect of equity
   offerings................  (12,404)      --       --
  Purchases of oil and gas
   properties...............       --       --   90,660
  Future development costs
   incurred.................    8,460    7,242   10,216
Changes due to revisions in
 standardized variables:
  Prices and production
   costs....................   (4,877) (20,609)  21,055
  Revisions of previous
   quantity estimates.......  (44,258)   3,432  (22,223)
  Revisions of purchased oil
   and gas properties.......       --       --  (28,199)
  Estimated future
   development costs........   (3,411)  (1,949)  17,676
  Income taxes..............   17,041    6,104     (893)
  Accretion of discount.....    9,029    7,179    7,145
  Production rates (timing)
   and other................   (6,746)  (6,912) (26,541)
                             --------  -------  -------
    Net increase
     (decrease).............  (18,502)    (950) 100,212
  Beginning of year.........   90,292   71,790   70,840
                             --------  -------  -------
  End of year............... $ 71,790   70,840  171,052
                             ========  =======  =======

  Sales of oil and gas, net of production costs, are based on historical pre-tax results. Extensions and discoveries, purchases of minerals in place and the changes due to revisions in standardized variables are reported on a pre-tax discounted basis, while the accretion of discount is presented after tax. Extensions and discoveries include proved undeveloped reserves attributable to Kelley Oil's interests in drill sites assigned to DDPs but do not give effect to the Consolidation prior to 1995.

NOTE 15--EQUITY INFUSION (UNAUDITED)

  In February 1996, the Company issued 48 million shares of its Common Stock at $1.00 per share to Contour Production Company L.L.C. ("Contour") upon the closing of a Stock Purchase Agreement between KOGC and Contour (the "Contour Transaction"). The newly issued shares represented 49.8% of KOGC's voting power at the time of the Contour Transaction. In connection with the Contour Transaction, the Company granted Contour an option (the "Contour Option") to purchase up to 27 million shares (the "Maximum Option Number") of Common Stock at $1.00 per share (subject to antidilution adjustments) upon satisfaction of certain conditions, including the absence of any KOGC debt repurchase or redemption obligations as a result of the purchase (a "Debt Event"). Contour is required to exercise the Contour Option for the Maximum Option Number within 30 days after it concludes in its sole discretion that a Debt Event would not occur as a result of the purchase.

  A Debt Event would occur upon (i) a "Change of Control" as defined in the indenture for the Company's 13 1/2% Senior Notes due 1999 (the "Senior Notes"), (ii) a "Change in Control" as defined in the indenture for the Company's 7 7/8% Convertible Subordinated Notes due 1999 (the "7 7/8% Notes") or (iii) a "Redemption Event" as defined in the indenture for the Company's
8 1/2% Convertible Subordinated Debentures due 2000 (the

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

"8 1/2% Debentures"). A Debt Event would entitle each holder of the affected securities to require the repurchase or redemption of the holder's securities. While the current exercise of the Contour Option would not cause a Debt Event under the indenture for the 8 1/2% Debentures, it would require waivers or consents from the holders of a majority in aggregate principal amount of the Senior Notes and 7 7/8% Notes.

NOTE 16--PREFERRED AND ESOP PREFERRED STOCK CONVERSIONS (UNAUDITED)

  Under the terms of the Certificate of Designation governing the Company's $2.625 Convertible Exchangeable Preferred Stock (the "Public Preferred Stock"), the Contour Transaction triggered a special conversion right under which the conversion price was reduced to $4.00 for a period of 45 days commencing March 13, 1996. In April 1996, .7 million shares of Preferred Stock were converted into 4.4 million shares of the Company's Common Stock.

  In January 1996, the Company suspended the payment of the quarterly Public Preferred Stock dividend scheduled for February 1, 1996. Future dividends on the Public Preferred Stock are prohibited under the agreement covering the Company's credit facility. As of June 30, 1996, $2.3 million or $1.31 per share in dividends were in arrears, increasing the total liquidation value to $45.9 million.

  The Company had four outstanding series of Cumulative Convertible Preferred Stock ("ESOP Preferred Stock"), which ranked junior in dividend and liquidation rights to the Public Preferred Stock. In June 1996, each of the outstanding 1.9 million shares of ESOP Preferred Stock was redeemed for one share of the Company's Common Stock.

NOTE 17--EMPLOYEE STOCK OPTIONS (UNAUDITED)

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), which established financial accounting and reporting standards for stock-based employee compensation plans and for transactions in which an entity issues its equity instruments to acquire goods and services from nonemployees. FAS 123 requires, among other things, that compensation cost be calculated for fixed stock options at the grant date by determining fair value using an option-pricing model. The Company has the option of recognizing the compensation cost over the vesting period as an expense in the consolidated statement of operations or making pro forma disclosures in the notes to financial statements reflecting the effects on net earnings as if the compensation cost had been recognized in the consolidated statement of operations. In February 1996 in conjunction with the Contour Transaction, the Company granted options to purchase 2.5 million shares of Common Stock at $1.00 per share. The Company adopted FAS 123 in 1996 and will make the required pro forma disclosures in the notes to its annual financial statements.

NOTE 18--RESTRUCTURING EXPENSE (UNAUDITED)

  In the second quarter of 1996, the Company incurred a $2 million restructuring charge associated primarily with staff reductions and related severance settlements of 12 employees and various reorganization costs, of which $.5 million has been paid through September 30, 1996. These charges along with charges incurred in prior periods are included in accounts payable and accrued expenses on the balance sheet in the amount of $1.8 million, of which $.1 million is associated with restructuring charges incurred in prior periods.

                         KELLEY OIL & GAS CORPORATION

                    UNAUDITED PRO FORMA FINANCIAL STATEMENT

  The accompanying Unaudited Pro Forma Statement of Loss of Kelley Oil & Gas Corporation (the "Company") sets forth certain pro forma financial information with respect to the consolidation (the "Consolidation") of Kelley Oil & Gas Partners, Ltd. ("Kelley Partners") and Kelley Oil Corporation ("Kelley Oil") and the Refinancing (as defined in this Offering Memorandum). The Unaudited Pro Forma Statement of Loss for the year ended December 31, 1995 presents the results of operations of the Company as if the Consolidation and the Refinancing had been consummated on January 1, 1995 and June 15, 1995 (the issue date of the Notes), respectively. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Prospectus of which this Unaudited Pro Forma Statement of Loss is a part.

  The Consolidation has been accounted for as a purchase of the Public Unitholders' interests in Kelley Partners by the Company through Kelley Oil, whose stockholders received a majority of the total voting securities issued in the Consolidation. The purchase price was allocated on the basis of fair value attributable to proved and unproved properties.

  Future results may vary significantly from the amounts reflected in the following information due to economic factors, production or price differences, future activities of the Company and other matters. The pro forma financial information presented below is unaudited and gives effect to the Consolidation and the Refinancing as of January 1, 1994. The pro forma financial information does not purport to represent what the Company's results of operations actually would have been had the Consolidation and the Refinancing occurred on such date or to project the Company's results of operations for or at any future period or date. Although the Consolidation resulted in a reduction of general and administrative costs, no pro forma adjustments have been reflected because cost reduction plans were not been completed at the time of the Consolidation. The Unaudited Pro Forma Financial Statements should be read in conjunction with the Notes to the Unaudited Pro Forma Statement of Loss and the Consolidated Financial Statements and related Notes of the Company included herein.

                          KELLEY OIL & GAS CORPORATION

                     UNAUDITED PRO FORMA STATEMENT OF LOSS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
                   (IN THOUSANDS, EXCEPT PER UNIT/SHARE DATA)

                                        KELLEY
                                       PARTNERS
                                      PERIOD FROM                                             THE
                          KELLEY OIL  JANUARY 1,                 THE COMPANY              COMPANY PRO
                          YEAR ENDED    1995 TO    ADJUSTMENTS    PRO FORMA               FORMA AFTER
                         DECEMBER 31, FEBRUARY 7,    FOR THE       BEFORE    REFINANCING      THE
                             1995        1995     CONSOLIDATION  REFINANCING ADJUSTMENTS  REFINANCING
                         ------------ ----------- -------------  ----------- -----------  -----------
  Oil and gas revenues..  $  36,042      3,129         (621)(A)     38,550        --         38,550
  Pipeline and gas
   marketing
   revenues, net........        956          3           (1)(A)        958        --            958
  Gain on sale of oil
   and gas properties...        777         --           --            777        --            777
  Interest and other
   income...............        986          6           (1)(A)        991        --            991
                          ---------     ------       ------       --------      ----       --------
    Total revenues......     38,761      3,138         (623)(A)     41,276        --         41,276
                          ---------     ------       ------       --------      ----       --------
  Production expenses...     10,835        781         (155)(A)     11,461        --         11,461
  Exploration costs.....     23,387        410          (70)(A)     23,727        --         23,727
  General and
   administrative
   expenses, net........      7,030        459          (91)(A)      7,398        --          7,398
  Interest and other
   debt expense.........     21,956      1,006         (199)(A)     22,763      (604)(B)     22,159
  Restructuring
   expenses.............      1,115         --           --          1,115        --          1,115
  Impairment of oil and
   gas properties.......    150,138         --           --        150,138        --        150,138
  Depreciation,
   depletion and
   amortization.........     35,591      2,997       (2,398)(C)     36,190        --         36,190
                          ---------     ------       ------       --------      ----       --------
    Total costs and
     expenses...........    250,052      5,653       (2,913)       252,792      (604)       252,188
                          ---------     ------       ------       --------      ----       --------
Net loss................  $(211,291)    (2,515)       2,290       (211,516)      604       (210,912)
Less:
  Cumulative preferred
   stock
   dividends, net.......      6,607         --          426 (D)      7,033        --          7,033
                          ---------     ------       ------       --------      ----       --------
Net loss applicable to
 units, common stock,
 and common stock
 equivalent shares
 outstanding(E).........   (217,898)    (2,515)       1,864       (218,549)      604       (217,945)
                          =========     ======                    ========                 ========
Net loss limited
 partners...............         --     (2,415)                         --
Net loss general
 partners...............         --       (100)                         --
Net loss per
 share/limited partners
 unit...................      (5.31)     (0.11)                      (5.07)                   (5.05)
Average units, common
 stock and equivalent
 shares outstanding(F)..     41,032     23,352                      43,123                   43,123
                          =========     ======                    ========                 ========

              See Notes to Unaudited Pro Forma Statement of Loss.

                         KELLEY OIL & GAS CORPORATION

                NOTES TO UNAUDITED PRO FORMA STATEMENT OF LOSS

  (A) To eliminate Kelley Oil's average proportionate interest in Kelley Partners' revenues and expenses during 1995.

  (B) As adjusted to give effect to the Refinancing. To adjust for the refinancing as if it occurred on January 1, 1996, historical interest expense for the nine months ended September 30, 1996 would decrease by $0.8 million or $.01 per share. On a pro forma basis at September 30, 1996, the Company's long-term debt and stockholders' deficit would be $176.8 million and $31.0 million, respectively. See "Capitalization".

  (C) To recalculate depreciation, depletion and amortization for the year ended December 31, 1995, on a combined versus historical basis using the unit of production method.

  (D) To reflect pro forma dividends on the Public Preferred Stock at a per share annual rate of $2.625, aggregating $.4 million for the year ended December 31, 1995.

  (E) Net losses were incurred for the year ended December 31, 1995, on a historical and pro forma basis. In addition, the tax basis of the Company's assets exceeded the financial accounting basis of its assets. Accordingly, no provision for income taxes is recognized for the year ended December 31, 1995, and no deferred tax liability existed at year end. The net deferred tax assets on a pro forma basis for the year ended December 31, 1995 are fully offset by a valuation allowance.

  (F) Pro forma average primary shares of Common Stock outstanding reflect a total of 20.6 million shares of Common Stock issued to the Public Unitholders in the Consolidation. Pro forma fully-diluted information is not presented because the effects are antidilutive.

                         INDEPENDENT AUDITORS' REPORT

To the Partners of Kelley Oil & Gas Partners, Ltd.

  We have audited the consolidated balance sheets of Kelley Oil & Gas Partners, Ltd. (a Texas limited partnership) as of December 31, 1993 and 1994, and the related accompanying statements of loss, partners' equity and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kelley Oil & Gas Partners, Ltd. at December 31, 1993 and 1994, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the consolidated financial statements in 1994, the Partnership changed its method of accounting for oil and gas producing activities.

                                          Ernst & Young LLP

Houston, Texas
March 6, 1995

                        KELLEY OIL & GAS PARTNERS, LTD.

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                              DECEMBER 31,
                                                           -------------------
                                                              1993      1994
                                                           ---------- --------
                                                           (RESTATED)
ASSETS:
  Cash and cash equivalents:..............................  $  1,011  $    897
  Accounts receivable - trade.............................     2,102     1,612
  Accounts receivable - affiliates........................     5,203     4,745
  Prepaid assets..........................................       426        --
  Other current assets....................................       633       287
                                                            --------  --------
    Total current assets..................................     9,375     7,541
                                                            --------  --------
  Oil and gas properties, successful efforts method:
    Unevaluated, net......................................     8,168     7,199
    Properties subject to amortization....................   312,434   375,058
  Pipelines and other transportation assets, at cost......     7,962     7,910
                                                            --------  --------
                                                             328,564   390,167
                                                            --------  --------
  Less: Accumulated depreciation, depletion and
   amortization...........................................  (154,066) (192,378)
                                                            --------  --------
    Total oil and gas properties and pipeline assets,
     net..................................................   174,498   197,789
                                                            --------  --------
  Other assets............................................       253       184
                                                            --------  --------
    TOTAL ASSETS..........................................  $184,126  $205,514
                                                            ========  ========
LIABILITIES:
  Accounts payable and accrued expenses - trade...........  $  6,462  $ 10,257
  Accounts payable - affiliates...........................       702    12,423
  Notes payable - current.................................        --     4,430
                                                            --------  --------
    Total current liabilities.............................     7,164    27,110
                                                            --------  --------
  Notes payable-long-term.................................    23,000    65,470
  Convertible subordinated debentures.....................    25,437    25,664
  Convertible subordinated notes..........................    27,622    28,520
  Minority interest.......................................         9        --
                                                            --------  --------
    TOTAL LIABILITIES.....................................    83,232   146,764
                                                            --------  --------
PARTNERS' EQUITY:
  Limited Partners' equity, 20,864, 23,352 and 23,352
   Units outstanding at December 31, 1993, 1994 and
   February 7, 1995.......................................   107,376    67,589
  General Partners' equity (deficit)......................    (6,482)   (8,839)
                                                            --------  --------
    TOTAL PARTNERS' EQUITY................................   100,894    58,750
                                                            --------  --------
  TOTAL LIABILITIES AND PARTNERS' EQUITY..................  $184,126  $205,514
                                                            ========  ========

                See Notes to Consolidated Financial Statements.

                        KELLEY OIL & GAS PARTNERS, LTD.

                        CONSOLIDATED STATEMENTS OF LOSS

                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

                               YEARS ENDED        PERIOD FROM
                               DECEMBER 31,     JANUARY 1, 1995
                            ------------------      THROUGH
                               1993     1994    FEBRUARY 7, 1995
                            ---------- -------  ----------------
                            (RESTATED)            (UNAUDITED)
REVENUES:
Oil and gas sales:
  Affiliates..............   $ 27,618   24,242        3,129
  Other...................      6,359    6,468           --
                             --------  -------       ------
                               33,977   30,710        3,129
Pipeline revenues.........      3,781    3,819            3
Other income..............         62      219            6
                             --------  -------       ------
  Total revenues..........     37,820   34,748        3,138
                             --------  -------       ------
Cost of gas sold..........      3,503    3,833           --
Lease operating expenses..      8,681    8,719          594
Severance taxes...........      1,494    1,613          187
Exploration costs.........     15,404   12,712          410
General and administrative
 expenses.................      2,764    3,239          459
Interest and other debt
 expense..................      7,112    8,736        1,006
Accretion of discount.....        601      659           --
Depreciation, depletion
 and amortization.........     30,452   37,851        2,997
                             --------  -------       ------
  Total costs and
   expenses...............     70,011   77,362        5,653
                             --------  -------       ------
NET LOSS..................   $(32,191) (42,614)      (2,515)
                             ========  =======       ======
NET LOSS ALLOCABLE TO
 LIMITED PARTNERS.........   $(30,917) (40,926)      (2,415)
                             ========  =======       ======
NET LOSS ALLOCABLE TO
 GENERAL PARTNERS.........   $ (1,274)  (1,688)        (100)
                             ========  =======       ======
NET LOSS PER UNIT.........   $  (1.75)   (1.85)        (.11)
                             ========  =======       ======
Average Units
 outstanding..............     17,637   22,118       23,352
                             ========  =======       ======

                See Notes to Consolidated Financial Statements.

                        KELLEY OIL & GAS PARTNERS, LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                               YEARS ENDED        PERIOD FROM
                                               DECEMBER 31,     JANUARY 1, 1995
                                            ------------------      THROUGH
                                               1993     1994    FEBRUARY 7, 1995
                                            ---------- -------  ----------------
                                            (RESTATED)            (UNAUDITED)
OPERATING ACTIVITIES:
Net loss..................................   $(32,191) (42,614)      (2,515)
Adjustments to reconcile net loss to net
 cash provided by operating activities:
  Depreciation, depletion and
   amortization...........................     30,452   37,851        2,997
  Dry hole and impairment costs...........      8,102    5,052          (15)
  Amortization of debenture and note
   offering costs.........................        478      479           40
  Accretion of note discount..............        601      659           59
  Changes in operating assets and
   liabilities net of effects of exchange
   offers:
  Decrease (increase) in accounts
   receivable.............................      3,411    2,227         (461)
  Decrease (increase) in prepaid and other
   current assets.........................       (491)     772          (86)
  Decrease (increase) in other non-current
   assets.................................       (253)      69            4
  Increase (decrease) in accounts payable
   and accrued expenses...................     (9,349)   7,497        2,618
                                             --------  -------       ------
Net cash provided by operating
 activities...............................        760   11,992        2,641
                                             --------  -------       ------
INVESTING ACTIVITIES:
Purchases of property and equipment.......    (36,072) (42,529)      (1,963)
Sales (purchases) of pipeline and other
 transportation assets....................     (1,316)      52           --
Cash received in exchange offers..........      1,897    1,310           --
Sale of other non-current assets..........        389      461           30
                                             --------  -------       ------
Net cash used in investing activities.....    (35,102) (40,706)      (1,933)
                                             --------  -------       ------
FINANCING ACTIVITIES:
Proceeds from long term borrowings........     51,000   46,900           --
Principal payments on long term
 borrowings...............................    (40,000)      --           --
Minority interest in subsidiaries.........         (4)      --           --
Capital contributed by partners...........     51,739       --           --
Distributions to partners.................    (21,906) (16,910)          --
Syndication costs charged to equity.......     (6,728)  (1,377)          (9)
Note offering costs.......................       (202)     (13)          --
                                             --------  -------       ------
Net cash provided by (used in) financing
 activities...............................     33,899   28,600           (9)
                                             --------  -------       ------
Increase (decrease) in cash and cash
 equivalents..............................       (443)    (114)         699
Cash and cash equivalents, beginning of
 period...................................      1,454    1,011          897
                                             --------  -------       ------
Cash and cash equivalents, end of period..   $  1,011      897        1,596
                                             ========  =======       ======

                See Notes to Consolidated Financial Statements.

                        KELLEY OIL & GAS PARTNERS, LTD.

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY

                                 (IN THOUSANDS)

                                                   LIMITED   GENERAL
                                                   PARTNERS  PARTNERS  TOTAL
                                                   --------  -------- -------
Partners' equity (deficit) at January 1, 1993..... $ 85,494   (4,341)  81,153
                                                   --------   ------  -------
Capital contributed...............................   79,028       --   79,028
Issuance of 102,560 Units upon conversion of
 subordinated notes and debentures................    1,538       --    1,538
Syndication costs.................................   (6,728)      --   (6,728)
Distributions.....................................  (21,039)    (867) (21,906)
Net loss..........................................  (30,917)  (1,274) (32,191)
                                                   --------   ------  -------
Partners' equity (deficit) at December 31, 1993... $107,376   (6,482) 100,894
                                                   --------   ------  -------
Capital contributed...............................   18,757       --   18,757
Syndication costs.................................   (1,377)      --   (1,377)
Distributions.....................................  (16,241)    (669) (16,910)
Net loss..........................................  (40,926)  (1,688) (42,614)
                                                   --------   ------  -------
Partners' equity (deficit) at December 31, 1994... $ 67,589   (8,839)  58,750
                                                   --------   ------  -------
Capital contributed...............................        0        0        0
Syndication costs.................................       (9)       0       (9)
Distributions.....................................        0        0        0
Net loss..........................................   (2,415)    (100)  (2,515)
                                                   --------   ------  -------
Partners' equity (deficit) at February 7, 1995.... $ 65,165   (8,939)  56,226
                                                   ========   ======  =======



                See Notes to Consolidated Financial Statements.

                        KELLEY OIL & GAS PARTNERS, LTD.

            NOTES TO CONSOLIDATED AND INTERIM FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization. Kelley Oil & Gas Partners, Ltd., a Texas limited partnership ("Kelley Partners"), was formed to acquire through an exchange offer (the "KLY Exchange") the oil and gas properties in 21 programs (the "Original Programs") managed or sponsored by Kelley Oil Corporation ("Kelley Oil") and its affiliates or predecessors. Upon consummation of the KLY Exchange in January 1986, Kelley Partners issued its units representing limited partner interests ("Units") to participants in exchange for their interests in the Original Programs.

  Kelley Oil is the managing general partner of Kelley Partners, and David L. Kelley, the Chairman and Chief Executive Officer of Kelley Oil, is the special general partner of Kelley Partners. Kelley Oil and Mr. Kelley have general partner interests of 1.99% and 0.01%, respectively, in Kelley Partners.

  Kelley Partners operates through Kelley Operating Company, Ltd., a Texas limited partnership ("Kelley Operating"). Kelley Partners contributes the assets received by it in exchange offers and other financings to Kelley Operating in exchange for a 98% limited partner interest in Kelley Operating. Kelley Oil and David L. Kelley are the general partners of Kelley Operating with interests of 1.99% and 0.01%, respectively.

  The general partner interests of Kelley Oil and Mr. Kelley in Kelley Partners and Kelley Operating aggregate 3.96% on a combined basis. As of December 31, 1994, Kelley Oil and its subsidiaries also owned 3.9 million Units or approximately 16.6% of the then outstanding Units in Kelley Partners, which they received in the KLY Exchange for their interests in certain of the Original Programs and in various subsequent exchange offers. In addition, as of December 31, 1994, Kelley Oil's officers and directors owned 591,020 Units in Kelley Partners.

  In February 1995, Unitholders in Kelley Partners voted to approve a consolidation of the equity ownership of Kelley Partners and Kelley Oil (the "Consolidation") into Kelley Oil & Gas Corporation ("KOGC"). Pursuant to the Consolidation, each Unit held by investors other than Kelley Oil and its subsidiaries was converted into 1.2188 shares of KOGC's common stock ("KOGC Common Stock") or, at the election of the holder, .609 of a share of KOGC Common Stock and .127 of a share of KOGC's $2.625 convertible exchangeable preferred stock ("KOGC Preferred Stock"). Stockholders of Kelley Oil also received capital stock of KOGC in the Consolidation. As a result of the Consolidation, Kelley Oil became a wholly owned subsidiary of KOGC, and Kelley Partners became a 99.98% owned subsidiary partnership of KOGC. Following the Consolidation, Mr. Kelley continues to own a .01% general partner interest in both Kelley Partners and Kelley Operating, and Kelley Partners' publicly held subordinated debt remains outstanding. See Note 4--Equity and Debt Offerings.

  Kelley Partners and Kelley Operating have no officers, directors or employees. The officers and employees of Kelley Oil perform the management and administrative functions of Kelley Partners and Kelley Operating. Kelley Partners and Kelley Operating reimburse Kelley Oil for all direct costs incurred in managing their operations and all indirect costs (principally general and administrative expenses) allocable to the partnerships.

  Basis of Presentation. The accompanying consolidated financial statements include Kelley Partners and Lafayette Gas Intrastate, a joint venture in which Kelley Partners owns a 99.99% interest. All significant intercompany transactions and accounts have been eliminated upon consolidation. The financial statements of Kelley Partners include the combined financial position, results of operations, cash flows and changes in partners' equity of Kelley Partners and Kelley Operating. Management believes that presenting the financial statements of Kelley Partners and Kelley Operating on a combined basis is more meaningful because it provides a more comprehensive view of the financial position and results of operations attributable to the assets contributed by Kelley Partners to Kelley Operating.

                        KELLEY OIL & GAS PARTNERS, LTD.

  Revenue Recognition. Kelley Partners recognizes oil and gas revenue from its interests in producing wells as oil and gas from those wells is produced and sold. Oil and gas sold is not significantly different from Kelley Partners' share of production.

  Cash and Cash Equivalents. Kelley Partners considers all highly liquid investments with a maturity date of three months or less when purchased to be cash equivalents.

  Derivative Financial Instruments. From time to time, Kelley Oil has entered into transactions in derivative financial instruments covering future natural gas production on behalf of Kelley Partners principally as a hedge against natural gas price declines. Realized and unrealized gains and losses are recorded in other assets or liabilities until the underlying natural gas is produced and sold, at which time those gains and losses are included in oil and gas revenues. See Note 10--Hedging Activities.

  Income Taxes. Kelley Partners is a partnership and, as a result, the income or loss of Kelley Partners for federal income tax purposes is includable in the tax returns of the individual partners. Accordingly, no recognition has been given to income taxes in the accompanying financial statements.

  Oil and Gas Properties. Oil and gas properties are located in the United States. During the third quarter of 1994, Kelley Partners changed from the full cost method to the successful efforts method of accounting for its oil and gas operations. Although the full cost method continues to be generally accepted, the Financial Accounting Standards Board has expressed a preference for the successful efforts method. Under current conditions, management believes the successful efforts method provides a more appropriate measure of its oil and gas operations. The accompanying consolidated balance sheet as of December 31, 1993 and related consolidated statements of loss, partners' equity and cash flows for the years ended December 31, 1992 and 1993 have been restated to reflect the new method.

  Under the successful efforts method, the costs of successful wells, development dry holes and productive leases are capitalized and amortized on a unit-of-production basis over the life of the related reserves. Cost centers for amortization purposes are determined on a field-by-field basis. Estimated future abandonment and site restoration costs, net of anticipated salvage values, are taken into account in depreciation, depletion and amortization. Unproved properties with significant acquisition costs are periodically assessed for impairment in value, with any impairment charged to expense.

  Exploratory drilling costs are initially capitalized pending determination of proved reserves but are charged to expense if no proved reserves are found. Other exploration costs, including geological and geophysical expenses, leasehold expiration costs and delay rentals, are expensed as incurred.

  The successful efforts method also imposes limitations on the carrying or book value of proved oil and gas properties and requires an impairment provision or noncash charge against earnings for any quarter in which their carrying value exceeds the standardized measure of undiscounted future net cash flows from proved oil and gas reserves based on prices received for oil and gas production as of the end of that quarter or a subsequent date prior to publication of financial results for the quarter.

                        KELLEY OIL & GAS PARTNERS, LTD.

  Adoption of the successful efforts accounting method resulted in changes to previously reported net loss and net loss per Unit as follows:

                     (IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                                   DECEMBER 31,
                                                                       1993
                                                                   ------------
Net loss previously reported......................................   $(41,272)
Adjustment for the effect of the change in accounting method......      9,081
                                                                     --------
  Net loss as restated............................................   $(32,191)
                                                                     ========
Net loss per Unit previously reported.............................   $  (2.25)
Adjustment for the effect of the change in accounting method......        .50
                                                                     --------
  Net loss per Unit as restated...................................   $  (1.75)
                                                                     ========

  If the full cost method of accounting had been retained, Kelley Partners would have reported a net loss for 1994 of $96.4 million or $4.19 per Unit. Results under the full cost method would have included the effect of full cost ceiling writedowns of approximately $86.5 million in 1994. As a result of the accounting change, net property, plant and equipment and partners' equity were each increased by $58.5 million as of December 31, 1994 compared to the amounts that would have been reflected after the writedown under the full cost method as of that date.

  Pipelines and Other Transportation Assets. The costs of pipelines and other transportation assets are depreciated using the straight-line method over the estimated useful lives of the related assets.

  Syndication and Organization Costs. Costs and expenses incurred by Kelley Partners in connection with syndication and organization have been charged to partners' equity.

  Net Loss Per Unit. Net loss per Unit is computed based on the weighted average number of Units outstanding during the period divided into the net loss allocable to the Unitholders.

  Concentration of Credit Risk. Substantially all of Kelley Partners' receivables are due from the marketing subsidiary of Kelley Oil, which purchases natural gas for resale to a limited number of natural gas transmission companies and other gas purchasers. See Note 8--Related Party Transactions.

  Fair Value of Financial Instruments. The carrying value of cash, receivables and accounts payable approximates their fair value. The fair value of Convertible Subordinated Notes and Debentures are disclosed in Note 4--Equity and Debt Offerings.

NOTE 2--DISTRIBUTION POLICY

  Net Available Cash. Prior to the Consolidation, the Partnership Agreement of Kelley Partners required that cash distributions be no less than 75% of its net available cash on a quarterly basis. For these purposes, net available cash is generally defined as the net operating revenues of Kelley Partners and Kelley Operating (determined on a combined basis) after payment of certain expenses, including interest expenses, and after giving effect to such reserves as Kelley Oil may determine to be required for the business of Kelley Partners and Kelley Operating, but before repayment of principal or development, acquisition and exploration costs. Net available cash is determined for Kelley Partners and Kelley Operating on a combined basis as if both were one entity and generally corresponds to the sum of net income (loss) and exploration and dry hole costs plus depreciation, depletion and amortization and other noncash charges. Net available cash is not intended to correspond to net cash provided by operating activities computed under generally accepted accounting principles.

                        KELLEY OIL & GAS PARTNERS, LTD.

  Cash Distributions. The following table sets forth, for the periods indicated, Kelley Partners' cash distributions per Unit. Cash distributions were paid in the quarter indicated and relate to operations in the preceding quarter.

                                                                      1993  1994
                                                                      ----- ----
First quarter........................................................ $ .32 .30
Second quarter.......................................................   .30 .20
Third quarter........................................................   .30 .20
Fourth quarter.......................................................   .30 .07
                                                                      ----- ---
Totals............................................................... $1.22 .77
                                                                      ===== ===

  Kelley Partners paid a quarterly distribution of $.02 per Unit on February 27, 1995 relating to operations in the fourth quarter of 1994. Following the Consolidation, the Partnership Agreements of Kelley Partners and Kelley Operating were amended to eliminate the distribution requirements.

NOTE 3--EXCHANGE OFFERS

  Development Partnerships. Kelley Partners has developed its proved undeveloped reserves through its direct participation in development drilling activities in conjunction with development drilling partnerships sponsored by Kelley Oil ("DDPs"). Prior to the Consolidation, Unitholders owning 100 or more Units in Kelley Partners could, at their option, participate directly in DDPs through a special development privilege. On behalf of Kelley Partners, Kelley Oil sponsored one DDP in each year from 1987 through 1992 (the "1987 DDP" through the "1992 DDP"), together with a DDP that commenced operations in February 1994 (the "1994 DDP"). Kelley Partners receives a 20% reversionary interest after payout of the DDPs in exchange for its assignment of drilling rights to the DDPs.

  1990 DDP Exchange. In October 1993, Kelley Partners completed an exchange offer for interests of investors and the general partners in the 1990 DDP. The exchange value of the net assets of the 1990 DDP, as determined by Kelley Oil, aggregated approximately $27.3 million as of July 1, 1993, the effective date of the 1990 DDP Exchange, or $2.6665 for each unit in the 1990 DDP. The exchange was accounted for using the purchase method. Effective July 1, 1993, the results of operations of the 1990 DDP were included in the results of operations of Kelley Partners. Pursuant to the 1990 DDP Exchange, Kelley Partners incurred syndication expenses and assumed the liabilities of the 1990 DDP aggregating $11.3 million and acquired all of the oil and gas interests and related assets of the 1990 DDP, effective as of July 1, 1993, in exchange for 1.4 million Units in Kelley Partners, of which Kelley Oil received a total of 1.0 million Units for its general partner interest and units in the 1990 DDP, and officers and directors of Kelley Oil received a total of 66,135 Units in exchange for their units in the 1990 DDP.

  1991 DDP Exchange. In October 1994, Kelley Partners completed an exchange offer for interests of investors and the general partners in the 1991 DDP. The exchange value of the net assets of the 1991 DDP, as determined by Kelley Oil, aggregated approximately $18.7 million as of July 1, 1994, the effective date of the 1991 DDP Exchange, or $1.5696 for each unit in the 1991 DDP. The exchange was accounted for using the purchase method. Effective July 1, 1994, the results of operations of the 1991 DDP were included in the results of operations of Kelley Partners. Pursuant to the 1991 DDP Exchange, Kelley Partners incurred syndication expenses and assumed the liabilities of the 1991 DDP aggregating $8.1 million and acquired all of the oil and gas interests and related assets of the 1991 DDP, effective as of July 1, 1994, in exchange for
2.5 million Units in Kelley Partners, of which Kelley Oil received a total of
1.8 million Units for its general partner interest and units in the 1991 DDP, and officers and directors of Kelley Oil received a total of 69,450 Units in exchange for their units in the 1991 DDP.

                        KELLEY OIL & GAS PARTNERS, LTD.

  If the 1991 DDP Exchange had been effective as of January 1, 1994, revenues would have increased on an unaudited pro forma basis to $39.0 million and net loss, net loss allocable to limited partners, net loss allocable to general partners and net loss per Unit would have decreased on an unaudited pro forma basis to $42.2 million, $40.5 million and $1.7 million and $1.74, respectively, for the year ended December 31, 1994. On an unaudited pro forma basis after giving effect to the 1991 DDP Exchange for the year ended December 31, 1993, revenues, net loss, million, net loss allocable to limited partners, net loss allocable to general partners and net loss per Unit would be $50.8 million, $29.5 million, $28.3 million $1.2 million and $1.41, respectively.

NOTE 4--EQUITY AND DEBT OFFERINGS

  1993 Unit Offering. In September 1993, Kelley Partners completed an underwritten public offering of 3.0 million Units at a purchase price of $15.75 per Unit, with an additional .3 million Units issued at the same price upon exercise of the underwriters' overallotment option (the "Public Offering"). Net proceeds from the Public Offering aggregated $47.3 million.

  Total Changes in Units Outstanding. The following table sets forth a summary of changes in Units outstanding:

      Units outstanding at January 1, 1993........................... 16,033,009
                                                                      ----------
      1990 DDP Exchange, effective July 1, 1993......................  1,443,845
      Public Offering, September 30 and October 12, 1993.............  3,285,000
      Note and debenture conversions.................................    102,560
                                                                      ----------
        Units outstanding at December 31, 1993....................... 20,864,414
                                                                      ----------
      Debenture conversions..........................................        476
      1991 DDP Exchange, effective July 1, 1994......................  2,486,755
                                                                      ----------
      Units outstanding at December 31, 1994......................... 23,351,645
                                                                      ==========

  1990 Debenture Offering. On April 27, 1990, Kelley Partners completed an underwritten public offering of its 8 1/2% Convertible Subordinated Debentures due April 1, 2000 ("KLY 8 1/2% Debentures") in the aggregate principal amount of $26.9 million. Prior to the Consolidation, the KLY 8 1/2% Debentures were convertible into Units at a conversion rate of 42.533 Unit per $1,000 principal amount. To reflect the exchange ratios for the Units in the Consolidation, the conversion feature of the KLY 8 1/2% Debentures was adjusted to 51.864 shares of KOGC Common Stock per $1,000 principal amount or, at the election of the holder, 25.932 shares of KOGC Common Stock and 5.411 shares of KOGC Preferred Stock per $1,000 principal amount. The KLY 8 1/2% Debentures are redeemable upon the occurrence of specified events and are subordinated in right of payment to the prior payment in full of all senior debt of Kelley Partners. The estimated fair value of the KLY 8 1/2% Debentures at December 31, 1994 was approximately $21.9 million based on their quoted price on the American Stock Exchange.

  1992 Note Offering. On December 15, 1992, Kelley Partners completed an underwritten public offering of its 7 7/8% Convertible Subordinated Notes due 1999 in the aggregate principal amount at maturity of $36.2 million (the "KLY 7 7/8% Notes"). The KLY 7 7/8% Notes were offered at an original issue discount of 17.11% and were convertible into Units prior to the Consolidation at the rate of 58.470 Units per $1,000 face amount of KLY 7 7/8% Notes. The conversion rate is subject to antidilution adjustments upon certain events, including distributions on Units during any twelve-month period, commencing October 1, 1992, in an aggregate amount exceeding Kelley Partners' total net available cash for that period. The conversion rate of the KLY 7 7/8% Notes was increased under their antidilution provisions to account for distributions in excess of net available cash for that period. To reflect the exchange ratios for the Units in the Consolidation, the conversion feature of the KLY

                        KELLEY OIL & GAS PARTNERS, LTD.

7 7/8% Notes was adjusted to 71.263 shares of KOGC Common Stock per $1,000 face amount or, at the election of the holder, 35.632 shares of KOGC Common Stock and 7.435 shares of KOGC Preferred Stock per $1,000 face amount.

  The KLY 7 7/8% Notes may not be called for redemption by Kelley Partners prior to maturity but are redeemable at the option of the holders under certain events involving a change of control in Kelley Partners. The KLY 7 7/8% Notes rank equally with the KLY 8 1/2% Debentures and are subordinated in right of payment to the prior payment in full of all senior debt of Kelley Partners. Net proceeds from the KLY 7 7/8% Note offering were $28.2 million. The estimated fair value of the KLY 7 7/8% Notes at December 31, 1994 was approximately $30.9 million based on a comparison to the market value of the KLY 8 1/2% Debentures, adjusted for differences in interest rates, maturity and discount factors.

NOTE 5--PIPELINE OPERATIONS

  Kelley Partners owns certain natural gas pipeline facilities in Louisiana (the "Pipeline Facilities"). Under a contract with the City of Lafayette, Kelley Partners received facilities fees prior to May 1993 equal to the direct construction costs of the portion of the Pipeline Facilities serving an electrical generating plant owned by the City. These fees aggregated approximately $.6 million in 1992 and $.3 million in 1993. After May 1993, transportation charges were billed to the City at a level based on a rate of return on the depreciated pipeline cost.

NOTE 6--BUSINESS SEGMENTS

  During 1993 and 1994, Kelley Partners' business segments conducted the following activities:

  Oil and gas--domestic oil and gas producing activities

  Gas transmission--purchase, sale and transportation of natural gas

                                (IN THOUSANDS)

                                                                      DEPRECIATION
                                  OPERATING                            DEPLETION
                                   INCOME   IDENTIFIABLE   CAPITAL        AND
                         REVENUES (LOSS)(1)    ASSETS    EXPENDITURES AMORTIZATION
                         -------- --------- ------------ ------------ ------------
December 31, 1993
 (RESTATED):
  Oil and gas........... $33,977   (21,569)   177,580       62,854       29,966
  Gas transmission......   3,781      (207)     6,546        1,316          486
  Other.................      62        --         --           --           --
                         -------   -------    -------       ------       ------
  Consolidated.......... $37,820   (21,776)   184,126       64,170       30,452
                         =======   =======    =======       ======       ======
December 31, 1994:
  Oil and gas........... $30,710   (29,659)   200,142       61,655       37,325
  Gas transmission......   3,819      (540)     5,372          (52)         526
  Other.................     219        --         --           --           --
                         -------   -------    -------       ------       ------
  Consolidated.......... $34,748   (30,199)   205,514       61,603       37,851
                         =======   =======    =======       ======       ======

--------
(1) Operating income (loss), which approximates gross profit, is computed as operating revenues less cost of gas sold, lease operating expenses, severance taxes, exploration and dry hole costs and depreciation, depletion and amortization.

                        KELLEY OIL & GAS PARTNERS, LTD.

  Intersegment revenue, which has been eliminated, is comprised of interest aggregating $.2 million and $0 and oil and gas sales to affiliates aggregating $27.6 million and $24.2 million for the years ended December 31, 1993 and 1994, respectively. See Note 8--Related Party Transactions.

  Oil and gas revenues include $.3 million and $.1 million in 1993 and 1994, respectively, for rebates related to a settlement with a gas purchaser.

NOTE 7--NOTES PAYABLE

  Credit Facilities. Prior to the Consolidation, Kelley Partners and Kelley Operating were parties to a credit agreement with Bank of Montreal, as agent for participating banks, providing for a revolving credit/term loan facility of up to $75 million (the "Prior Credit Facility"). Borrowings under the Prior Credit Facility were limited to a borrowing base increased to $70 million in December 1994. Interest was payable on borrowings under the Prior Credit Facility at a floating rate equal to 1/2% above the bank's prime rate or, at the election of Kelley Partners, 2% above a quoted Libor rate, together with a commitment fee of 1/2% per annum of the unused portion of the borrowing base. The credit agreement provided for payments of interest only until the scheduled conversion date of July 1, 1995, when any borrowings under the Prior Credit Facility in excess of 25% of the prevailing borrowing base were scheduled to be repaid and the balance of the facility converted into a term loan payable over four years in equal quarterly installments. Kelley Partners obtained advances under the Prior Credit Facility aggregating $46.9 million during 1994 primarily for financing its ongoing lease acquisition and drilling activities. As of December 31, 1994, $69.9 million was outstanding under the Prior Credit Facility.

  In connection with the Consolidation, KOGC completed a refinancing for the outstanding bank debt of Kelley Partners and Kelley Oil. The refinancing was provided by Kelley Partners' prior lending banks under a $70 million revolving credit facility (the "Credit Facility") and a $20 million term loan facility (the "Term Facility"). The borrowers under the facilities are Kelley Operating and Kelley Oil. Kelley Partners, KOGC and its other subsidiary partnerships are guarantors. Borrowings of $90 million under the two facilities were used to refinance Kelley Partners' bank debt of $69.9 million, Kelley Oil's bank debt of $9 million and borrowings of $6 million by the 1992 DDP, with the balance of $5.1 million used to fund payables of Kelley Partners and KOGC, including part of the expenses for the Consolidation. Borrowings under the Credit Facility were reduced by $10 million in February 1995 from part of the proceeds of an equity private placement by KOGC.

  Interest is payable on borrowings under the Credit Facility at a floating rate equal to 1/2% above the agent bank's prime rate or, at the election of Kelley Partners, 2 1/2% above a quoted Libor rate, together with a commitment fee of 5/8% per annum of the unused portion of the borrowing base, which is subject to adjustments based on semiannual evaluations of the KOGC's oil and gas reserves. The agreement for the Credit Facility requires the payment of interest only until January 1, 1997, when all borrowings under the facility will be repayable, subject to annual extensions at the lenders' discretion if all borrowings under the Term Facility have been repaid. The Term Facility is amortizable 10% on July 31, 1995 and 15% every three months thereafter, with a final payment due on January 31, 1997, subject to prepayment from proceeds of any equity offering after February 9, 1995. Interest is payable on borrowings under the Term Facility at a floating rate equal to 3 1/2% above the agent bank's prime rate, increased by 1% every six months after the closing.

  Borrowings under the Credit Facility and Term Facility are prepayable without penalty or premium and are secured by mortgages on all of the oil and gas and pipeline assets of Kelley Partners, Kelley Operating, KOGC and its subsidiaries, together with a security interest in production proceeds from oil and gas sales. The agreements covering the facilities require the consent of the lenders for third-party borrowings or extraordinary transactions and provide financial covenants of KOGC including a restriction on total funded debt to capital of .7 to 1.0, a minimum fixed charge coverage ratio of 1.25 to 1.0, a minimum interest coverage ratio of 2.35 to 1.0, current ratio of 1.0 to
1.0 and restrictions on capital expenditures under specified circumstances.

                        KELLEY OIL & GAS PARTNERS, LTD.

  Aggregate Maturities. Assuming that the scheduled January 31, 1997 maturity date for the Credit Facility is not extended, aggregate maturities of the Credit Facility, Term Facility, the KLY 8 1/2% Debentures and the KLY 7 7/8% Notes for the next five years and thereafter, after giving effect to the Consolidation, are as follows: $4.4 million in 1995, $10.6 million in 1996, $54.8 million in 1997, $0 in 1998, $34.4 million in 1999 and $26.9 million thereafter. See Note 4--Equity and Debt Offerings.

  Interest Payments. Interest paid during the years ended December 31, 1992, 1993 and 1994 aggregated $3.3 million, $6.6 million and $8.2 million, respectively.

NOTE 8--RELATED PARTY TRANSACTIONS

  Reimbursements. Kelley Oil is reimbursed for its direct costs and an allocable portion of its general and administrative expenses incurred as managing general partner of Kelley Partners.

  Advances to Affiliated DDPs. Kelley Partners advanced approximately $1.9 million to the 1994 DDP, $1.2 million to the 1992 DDP and $.6 million to the 1991 DDP prior to the closings of their respective offerings to fund syndication costs and drilling activities. The entire amounts were repaid with interest at a market rate following the closings of the offerings.

  Sales to Affiliates. Substantially all gas produced by Kelley Partners and the DDPs (collectively, the "Kelley Group") is covered by gas marketing agreements with Concorde Gas Marketing, Inc., an indirect wholly owned subsidiary of Kelley Oil ("CGM"). Under the agreements, CGM is responsible for purchasing gas for resale, administering gas sales, marketing gas not taken by purchasers under gas purchase contracts and performing related services, including gas transportation arrangements, oversight of gas gathering operations, revenue receipt and disbursement functions, administrative filings, recordkeeping and inspection, testing and monitoring functions. During 1994, CGM received from the Kelley Group and unrelated customers either fees or a marketing differential at the rate of $.05 per MMBTU of gas sold and delivered under these arrangements. For 1995, the marketing fee was modified to 2% of the resale price for marketed natural gas. The Company believes that similar arrangements are customary among natural gas producers and their marketing affiliates. For the years ended December 31, 1993 and 1994, sales to CGM under the agreements were $27.6 million and $24.2 million, respectively, and CGM earned total fees on marketing differentials from the Kelley Group of $1.1 million and $1.6 million in 1993 and 1994, respectively. See Note 9-- Sales to Major Customers.

  Purchases from Affiliates. Gas purchases from the Kelley Group for resale through Lafayette Gas Intrastate, a joint venture through which Kelley Partners owns the Pipeline Facilities, were approximately $3.3 million and $3.6 million for the years ended December 31, 1993 and 1994, respectively.

  Direct Costs and Allocated Overhead. Overhead allocated to Kelley Partners by Kelley Oil relating to general and administrative expenses for the years ended December 31, 1993 and 1994 were $2.0 million and $2.0 million, respectively.

  Kelley Oil is reimbursed by Kelley Partners for direct costs incurred and advanced in connection with financings and acquisitions by Kelley Partners. These reimbursements aggregated $.6 million for Kelley Partners' share of Consolidation expenses, $.3 million for the 1991 DDP Exchange, $.6 million for the 1993 Public Offering, $1.1 million for the 1990 DDP Exchange, and $.3 million for the Note offering.

  Kelley Oil has also been reimbursed for costs directly associated with lease acquisition, exploration and development activities. These costs aggregated $4.5 million and $5.3 million for the years ended December 31, 1993 and 1994, respectively. Kelley Partners capitalized $1.9 million and $1.9 million of allocated direct costs to oil and gas properties for the years ended December 31, 1993 and 1994, respectively.

                        KELLEY OIL & GAS PARTNERS, LTD.

  An indirect wholly owned subsidiary of Kelley Oil was reimbursed approximately $.1 million in each of 1993 and 1994 for its direct costs in managing the Pipeline Facilities. See Note 5--Pipeline Operations.

NOTE 9--SALES TO MAJOR CUSTOMERS

  Sales to customers in excess of 10% of total oil and gas sales are as follows:

                                (IN THOUSANDS)

                                                            YEARS ENDED
                                                           DECEMBER 31,
                                                         -------------------
                                                            1993       1994
                                                         ----------   ------
                                                         (RESTATED)
Concorde Gas Marketing..................................  $27,618(1)  24,242(1)
Falco S & D Inc.........................................    4,125      4,330

--------
(1) During 1993 and 1994, CGM purchased approximately 20% and 22%, respectively, of its total oil and gas purchases for resale to LIG Chemical Company. Other customers accounting for 10% or more of CGM's resales during 1993 and 1994 were Pontchartrain Natural Gas System (24% and 23%, respectively), Fina Natural Gas Company (13% and 10%, respectively), and during 1994, Associated Natural Gas Inc. (18%).

NOTE 10--HEDGING ACTIVITIES

  The Partnership's production is sold on its behalf principally by Kelley Oil, which periodically uses forward sales contracts and derivative financial instruments covering natural gas to reduce exposure to downward price fluctuations on natural gas production. As of December 31, 1994, through a combination of natural gas swap agreements and forward sales contracts, between 20% and 50% of anticipated natural gas production for the first nine months of 1995 was hedged at prices above prevailing futures prices for each contract month. Subsequent arrangements were made at similar prices for approximately 50% of anticipated natural gas production for the full year. The natural gas swap agreements generally provide for the Partnership to receive or make counterparty payments on the differential between a fixed price and a variable indexed price for natural gas. No significant realized gains or losses were deferred at December 31, 1994. The Partnership did not have any hedged positions at December 31, 1993.

  The credit risk exposure from counterparty nonperformance on natural gas forward sales contracts and derivative financial instruments is generally the amount of unrealized gains under the contracts. The Partnership has not experienced counterparty nonperformance on these agreements and does not anticipate any in future periods.

NOTE 11--INTERIM PRESENTATION

  General. The accompanying consolidated financial statements of Kelley Oil & Gas Partners, Ltd. ("Kelley Partners" or the "Partnership") have been prepared in accordance with generally accepted accounting principles and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the results for the interim periods presented. The accounting policies followed by the Partnership are set forth in Note 1 to Kelley Partners' audited financial statements included elsewhere in this Prospectus.

  Consolidation. On February 7, 1995, ownership of the equity interests in Kelley Partners and Kelley Oil Corporation, its managing general partner ("Kelley Oil"), was consolidated (the "Consolidation") into Kelley Oil & Gas Corporation ("KOGC"). In the Consolidation, Units in Kelley Partners held by investors other than Kelley Oil and its subsidiaries (the "Public Unitholders") were converted into common and preferred stock of

                        KELLEY OIL & GAS PARTNERS, LTD.

KOGC, and Kelley Partners became a 99.98% owned subsidiary partnership of KOGC. Following the Consolidation, the historical carrying values of Kelley Partners' oil and gas properties and publicly held subordinated debt were adjusted to conform with KOGC's cost basis for those assets and liabilities in the Consolidation, reflecting their estimated fair market values at February 7, 1995 based on the market value of the common and preferred stock issued to the Public Unitholders.

  As a result of this accounting approach, commonly referred to as "pushdown accounting," the following adjustments were made to reflect Kelley Partners' assets and liabilities at fair market value and the net effect on limited partners' equity at February 7, 1995:

                                (IN THOUSANDS)

   Increase (decrease) in:
     Purchased unproved properties.................................... $ 85,182
     Properties subject to amortization............................... (225,698)
     Pipelines and other transportation assets........................   (4,274)
     Accumulated depreciation, depletion and amortization............. (195,405)
     Convertible subordinated debentures..............................   (5,103)
     Convertible subordinated notes...................................   (5,110)
     Limited partners' equity.........................................   60,828

  If the Consolidation had not taken place, Kelley Partners' depletion, depreciation and amortization for the quarter ended March 31, 1995 would have increased by approximately $1.9 million, with a corresponding increase in its net loss for the quarter.

  Change to Successful Efforts Accounting Method. During the third quarter of 1994, Kelley Partners changed from the full cost method to the successful efforts method of accounting for its oil and gas operations. As a result of the change in accounting method, Kelley Partners' previously reported net loss of $.9 million for the quarter ended March 31, 1994 has been restated to a net loss of $6.8 million.

                        KELLEY OIL & GAS PARTNERS, LTD.

NOTE 12--SUPPLEMENTARY FINANCIAL INFORMATION ON OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

  This section provides information required by Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities."

  Capitalized costs and accumulated depreciation, depletion and amortization relating to oil and gas producing activities, all of which are conducted within the continental United States, are summarized below.

                                 (IN THOUSANDS)

                                                               YEARS ENDED
                                                              DECEMBER 31,
                                                           -------------------
                                                              1993      1994
                                                           ---------- --------
                                                           (RESTATED)
Unevaluated properties....................................  $  8,168     7,199
Evaluated properties subject to amortization..............   312,434   375,058
                                                            --------  --------
Capitalized costs.........................................   320,602   382,257
Accumulated depreciation, depletion and amortization......  (151,669) (189,454)
                                                            --------  --------
Net capitalized costs.....................................  $168,933   192,803
                                                            ========  ========

  Costs incurred in oil and gas acquisition, exploration and development activities are summarized below.

                                 (IN THOUSANDS)

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                               -----------------
                                                                  1993     1994
                                                               ---------- ------
                                                               (RESTATED)
Property acquisition costs:(1)
  Proved......................................................  $35,247   41,994
  Unproved....................................................    1,310    1,850
Exploration costs.............................................   14,208    4,522
Development costs.............................................   27,494   26,001
                                                                -------   ------
  Total costs incurred........................................  $78,259   74,367
                                                                =======   ======

--------
(1) Includes assets acquired through exchange offers aggregating $34.9 million and $24.2 million for years ended December 31, 1993 and 1994, respectively.

                        KELLEY OIL & GAS PARTNERS, LTD.

  Results of operations for oil and gas producing activities are summarized below.

                                (IN THOUSANDS)

                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                             ------------------
                                                                1993     1994
                                                             ---------- -------
                                                             (RESTATED)
Oil and gas revenues........................................  $ 33,977   30,710
Production costs............................................   (10,175) (10,332)
Exploration and dry hole costs..............................   (15,404) (12,712)
Depreciation, depletion and amortization....................   (29,960) (37,325)
                                                              --------  -------
Results of operations.......................................  $(21,562) (29,659)
                                                              ========  =======

  Results of operations from oil and gas producing activities are determined using actual historical revenues, production costs (including production related taxes), exploration and dry hole costs and depreciation, depletion and amortization of the capitalized costs subject to amortization. General and administrative expenses and interest expense are excluded from this determination of results of operations.

  Kelley Partners' net ownership interests in estimated quantities of proved oil and gas reserves and changes in net proved reserves, all of which are located in the continental United States, are summarized below.

                                    CRUDE OIL, CONDENSATE
                                   AND NATURAL GAS LIQUIDS      NATURAL GAS
                                           (MBBLS)                (MMCF)
                                   -------------------------  ----------------
                                       1993         1994       1993     1994
                                   ------------  -----------  -------  -------
Proved developed and undeveloped
 reserves:
  Beginning of year...............        2,681        1,861  173,324  149,817
  Minerals in place received in
   DDP Exchanges..................          492          345   17,439    9,236
  Purchases of reserves in place..           --           52       --   11,463
  Revisions of previous
   estimates......................       (1,478)         149  (58,261)  (7,628)
  Extensions and discoveries......          456          145   31,043   11,644
  Production......................         (290)        (331) (13,728) (13,777)
                                   ------------  -----------  -------  -------
  End of year.....................        1,861        2,221  149,817  160,755
                                   ============  ===========  =======  =======
Proved developed reserves at end
 of year..........................        1,351        1,546  100,090  106,467
                                   ============  ===========  =======  =======

                        KELLEY OIL & GAS PARTNERS, LTD.

  The table of the Standardized Measure of Discounted Future Net Cash Flows relating to Kelley Partners' ownership interests in proved oil and gas reserves as of year end is shown below.

                                (IN THOUSANDS)

                                                               YEARS ENDED
                                                               DECEMBER 31,
                                                             -----------------
                                                               1993     1994
                                                             --------  -------
Future cash inflows......................................... $385,520  295,374
Future production costs.....................................  (67,241) (67,923)
Future development costs....................................  (35,345) (34,333)
                                                             --------  -------
Future net cash flows.......................................  282,934  193,118
10% annual discount for estimating timing of cash flows..... (135,679) (78,106)
                                                             --------  -------
Standardized measure of discounted future net cash flows.... $147,255  115,012
                                                             ========  =======

  Future cash inflows are computed by applying year-end prices of oil and gas to year-end quantities of proved oil and gas reserves. Future production and development costs are computed by Kelley Oil's petroleum engineers by estimating the expenditures to be incurred in developing and producing Kelley Partners' proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.

  A discount factor of 10% was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair market value of Kelley Partners' oil and gas properties.

  The standardized measure of discounted future net cash flows as of December 31, 1993 and 1994 was calculated using prices in effect as of those dates, which averaged $13.80 and $15.65, respectively, per barrel of oil and $2.40 and $1.62, respectively, per Mcf of natural gas.

                        KELLEY OIL & GAS PARTNERS, LTD.

  Changes in standardized measure of future net cash flows relating to proved oil and gas reserves are summarized below.

                                (IN THOUSANDS)

                                                               YEARS ENDED
                                                               DECEMBER 31,
                                                             -----------------
                                                               1993     1994
                                                             --------  -------
Changes due to current year operations:
  Sales of oil and gas, net of production costs............. $(23,802) (20,378)
  Extensions and discoveries................................   27,565    9,803
  Minerals in place received in DDP Exchanges, net of future
   development and production costs.........................   30,331   18,699
  Purchases of reserves in place............................       --   10,074
  Development costs incurred during the year................   15,162    8,709
Changes due to revisions in standardized variables:
  Prices and production costs...............................   (4,357) (48,334)
  Revisions of previous quantity estimates..................  (95,042) (14,897)
  Estimated future development costs........................   (3,217) (10,922)
Accretion of discount.......................................   20,073   14,725
Production rates (timing) and other.........................  (20,188)     278
                                                             --------  -------
Net increase (decrease).....................................  (53,475) (32,243)
Beginning of year...........................................  200,730  147,255
                                                             --------  -------
End of year................................................. $147,255  115,012
                                                             ========  =======

  Sales of oil and gas, net of production costs, are based on historical results. Extensions and discoveries, minerals in place received in exchange offers, purchases of reserves in place, the changes due to revisions in standardized variables and the accretion of discount are reported on a discounted basis. Revisions of previous quantity estimates include reductions in proved undeveloped reserves attributable to drill sites assigned to DDPs.

                       SELECTED QUARTERLY FINANCIAL DATA

                                  (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                 QUARTER ENDED
                                ------------------------------------------------
                                MARCH 31,   JUNE 30,  SEPTEMBER 30, DECEMBER 31,
                                   1993       1993        1993          1993
                                ---------- ---------- ------------- ------------
                                (RESTATED) (RESTATED)  (RESTATED)    (RESTATED)
Operating revenues.............   $8,275     $9,650      $9,742       $10,091
Operating loss(1)..............     (799)    (1,567)     (5,994)      (13,416)
Net loss.......................   (3,283)    (4,142)     (8,833)      (15,933)
Net loss per unit..............     (.20)      (.25)       (.48)         (.73)

                                                 QUARTER ENDED
                                ------------------------------------------------
                                MARCH 31,   JUNE 30,  SEPTEMBER 30, DECEMBER 31,
                                   1994       1994        1994          1994
                                ---------- ---------- ------------- ------------
                                (RESTATED) (RESTATED)
Operating revenues.............   $9,983    $ 7,892      $ 8,661      $ 7,993
Operating loss(1)..............   (4,209)    (7,215)      (9,300)      (9,475)
Net loss.......................   (6,803)   (10,056)     (12,354)     (13,401)
Net loss per unit..............     (.31)      (.46)        (.51)        (.55)

--------
(1) Operating income (loss), which approximates gross profit, is computed as operating revenues less cost of gas sold, lease operating expenses, severance taxes, exploration and dry hole costs and depreciation, depletion and amortization.

                       [LOGO OF KELLEY OIL APPEARS HERE]

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article VI of the Bylaws of Kelley Oil & Gas Corporation (the "Company") provides for the Company's indemnification of officers, directors and controlling persons to the full extent provided in the General Corporation Law of Delaware (the "GCL"). Section 145 of the GCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding (other than a proceeding by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar position with another entity, against expenses (including attorneys' fees), judgments, fines and settlements incurred by him in connection with the proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification under Section 145 of the GCL is limited in a proceeding by or in the right of the corporation to expenses (including attorneys' fees) incurred in connection with the proceeding. In either case, no indemnification shall be made if the indemnified person has been adjudged to be liable for negligence or misconduct in the performance of this duty to the corporation, unless, and to the extent the Delaware court of Chancery or other court in which the proceeding was brought, despite the adjudication of liability determines such person is entitled to indemnity.

  Section 145 of the GCL provides that the indemnity obligations of a corporation shall only arise if authorized by (i) a majority of a quorum of directors who are not a party to the proceeding, (ii) independent legal counsel to the corporation if a quorum of directors is not obtainable, (iii) independent legal counsel to the corporation if a quorum if directors is obtainable and the directors direct counsel to make the determination or (iv) the stockholders. The board of directors of the corporation may authorize expenses in connection with a proceeding to be paid in advance of the final disposition upon receipt of an undertaking by the person on whose behalf the expenses are to be paid to repay the expenses in the event he is not entitled to indemnity.

  Pursuant to Section 102(b) of the GCL, the Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in connection with certain illegal dividend payments and stock redemptions or (iv) for any transaction from which the director derived an improver personal benefit.

  Delaware corporations also are authorized under the GCL to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Company currently has no directors' and officers' liability insurance in effect.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (A) EXHIBITS.

  The following exhibits are filed herewith unless otherwise indicated:

 EXHIBIT
 NUMBER: EXHIBIT
 ------- -------
 2.1     Agreement and Plan of Consolidation among the Registrant, Kelley Oil
         Corporation, Kelley Oil & Gas Partners, Ltd. ("Kelley Partners") and
         the other parties named therein (incorporated by reference to Exhibit
         2.1 to the Registrant's Registration Statement (the "Consolidation
         Registration Statement") on Form S-4 (Reg No. 33-84338) filed
         September 26, 1994, as amended).
 3.1     Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Consolidation Registration Statement).

 EXHIBIT
 NUMBER: EXHIBIT
 ------- -------
  3.2    Certificate of Amendment to Certificate of Incorporation of the
         Registrant dated December 20, 1994 (incorporated by reference to
         Exhibit 3.2 to the Consolidation Registration Statement).
  3.3    Certificate of Correction to Certificate of Incorporation of the
         Registrant dated February 12, 1996 (incorporated by reference to
         Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File
         No. 0-25214) dated February 15, 1996).
  3.4    Certificate of Designation of $2.625 Convertible Exchangeable
         Preferred Stock of the Registrant (incorporated by reference to
         Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File
         No. 0-25214) dated February 10, 1995).
  3.5    Certificate of Designations of Cumulative Convertible Preferred Stock
         of the Registrant (incorporated by reference to Exhibit 3.2 to the
         Registrant's Current Report on Form 8-K (File No. 0-25214) dated
         February 10, 1995).
  3.6    Bylaws of the Registrant (incorporated by reference to Exhibit 3.5 to the Consolidation Registration Statement).
  4.1    Indenture dated as of October 15, 1996, among the Registrant, as issuer, Kelley Oil Corporation and Kelley Operating Company, Ltd., as
         guarantors, and United States Trust Company of New York, relating to the Registrant's 10 3/8% Senior Subordinated Notes Due 2006
         (incorporated by reference to Exhibit 4.1 to the Registrant's
         Quarterly Report on Form 10-Q (File No. 0-25214) for the quarterly period ended September 30, 1996).
  4.2    Registration Agreement, dated October 25, 1996, between the Registrant and Morgan Stanley & Co. Incorporated, for itself and the other several Purchasers named therein (incorporated by reference to Exhibit
         4.2 to the Registrant's Quarterly Report on Form 10-Q (File No. 0-
         25214) for the quarterly period ended September 30, 1996).
  4.3    Amended and Restated Credit Agreement among Kelley Oil & Gas
         Corporation, Kelley Oil Corporation, and Kelley Operating Company,
         Ltd., as Borrowers, Concorde Gas Marketing, Inc., Kelley Partners 1992
         Development Drilling Joint Venture, Kelley Partners 1994 Development
         Drilling Joint Venture, Kelley Partners 1992 Development Drilling
         Program, and Kelley Partners 1994 Development Drilling Program, as
         Guarantors, Texas Commerce Bank National Association, as Agent, Chase
         Securities Inc., as Arranger and Syndication Agent, and the Lenders
         Signatory thereto, dated as of December 12, 1996.
  4.4    Form of the Registrant's 10 3/8% Senior Subordinated Note Due 2006,
         Series A (incorporated by reference to Exhibit 4.4 to the Registrant's
         Quarterly Report on Form 10-Q (File No. 0-25214) for the quarterly period ended September 30, 1996).
 *4.5    Form of the Registrant's 10 3/8% Senior Subordinated Note Due 2006,
         Series B.
  4.6    Certificate representing Common Stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Consolidation Registration
         Statement).
  4.7    Certificate representing $2.625 Convertible Exchangeable Preferred
         Stock of the Registrant (incorporated by reference to Exhibit 4.2 to the Consolidation Registration Statement).
  4.8    Supplemental Indenture dated February 7, 1995 among the Registrant,
         Kelley Partners and United States Trust Company of New York, relating to Kelley Partners' 8 1/2% Convertible Subordinated Debentures (the "8
         1/2% Debentures") due 2000 (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K (File No. 0-25214)
         dated February 10, 1995).
  4.9    Supplemental Indenture dated March 29, 1996 between the Registrant and
         United States Trust Company of New York, relating to the 8 1/2%
         Debentures (incorporated by reference to Exhibit 4.4 to the
         Registrant's Annual Report on Form 10-K (File No. 0-25214) for the
         year ended December 31, 1995).

 EXHIBIT
 NUMBER: EXHIBIT
 ------- -------
   4.10  Supplemental Indenture dated February 7, 1995 among the Registrant,
         Kelley Partners and United States Trust Company of New York, relating to Kelley Partners' 7 7/8% Convertible Subordinated Notes (the "7 7/8%
         Notes") due 1999 (incorporated by reference to Exhibit 4.2 to the
         Registrant's Current Report on Form 8-K (File No. 0-25214) dated
         February 10, 1995).
   4.11  Supplemental Indenture dated March 29, 1996 between the Registrant and
         United States Trust Company of New York, relating to the 7 7/8% Notes
         (incorporated by reference to Exhibit 4.6 to the Registrant's Annual
         Report on Form 10-K (File No. 0-25214) for the year ended December 31,
         1995).
   4.12  Indenture dated as of June 15, 1995 among the Registrant, as issuer,
         Kelley Partners, Kelley Operating Company, Ltd. and Kelley Oil
         Corporation, as guarantors, and Chemical Bank, as trustee, relating to the Registrant's 13 1/2% Senior Notes due 1999 (incorporated by reference to Exhibit 4.5 to the Registrant's Registration Statement on
         Form S-3 (Reg. No. 33-92214) dated June 9, 1995).
   4.13  Supplemental Indenture dated as of October 28, 1996, among the
         Registrant, as issuer, Kelley Operating Company, Ltd. and Kelley Oil
         Corporation, as guarantors, and The Chase Manhattan Bank (formerly
         Chemical Bank), as trustee, relating to the Registrant's 13 1/2%
         Senior Notes Due 1999 (incorporated by reference to Exhibit 4.3 to the
         Registrant's Quarterly Report on Form 10-Q (File No. 0-25214) for the
         quarterly period ended September 30, 1996).
   4.14  Option Agreement dated as of February 15, 1996 between the Registrant and Contour Production Company L.L.C. (incorporated by reference to
         Exhibit 4.1 to the Registrant's Current Report on Form 8-K (File No.
         0-25214) dated February 15, 1996).
  *5.1   Opinion of Fulbright & Jaworski L.L.P. regarding the legality of the
         Exchange Notes.
  10.1   Amended and Restated Employee Stock Ownership Plan of Kelley Oil
         effective as of January 1, 1989 (incorporated by reference to Exhibit
         10.15 to Kelley Oil's Annual Report on Form 10-K (File No.
         0-17585) for the year ended December 31, 1991).
  10.2   1987 Incentive Stock Option Plan (the "1987 Plan") of Kelley Oil
         (incorporated by reference to Kelley Oil's Annual Report on Form 10-K
         (File No. 0-17585) for the year ended December 31, 1988).
  10.3   1991 Incentive Stock Option Plan (the "1991 Plan") of Kelley Oil
         (incorporated by reference to Exhibit 10.3 to Kelley Oil's Annual
         Report 10-K (File No. 0-175850 for the year ended December 31, 1991).
  10.4   1995 Incentive Stock Option Plan of the Registrant (the "1995 Plan")
         (incorporated by reference to Exhibit 10.4 to the Registrant's Annual
         Report on Form 10-K (File No. 0-25214) for the year ended December 31,
         1995.
  10.5   Amendment to the 1987 Plan, 1991 Plan and 1995 Plan (incorporated by reference to Exhibit 10.5 to the Registrant's Current Report on Form
         8-K (File No. 0-25214) dated February 15, 1996).
  10.6   1996 Nonqualified Stock Option Plan of the Registrant (incorporated by reference to Exhibit 10.4 to the Registrant's Current Report on Form
         8-K (File No. 0-25214) dated February 15, 1996).
  10.7   Employment Agreement dated as of February 15, 1996 between the
         Registrant and John F. Bookout, Jr. (incorporated by reference to
         Exhibit 10.2 to the Registrant's Current Report on Form 8-K
         (File No. 0-25214) dated February 15, 1996).
  10.8   Form of Employment Agreements dated as of February 15, 1996 between the Registrant and each of Dallas Laumbach, William Rankin and William
         Albrecht (incorporated by reference to Exhibit 10.3 to the
         Registrant's Current Report on Form 8-K (File No. 0-25214) dated
         February 15, 1996).
 *12.1   Statement of Computation of Ratio of Earnings to Fixed Charges.
  21.1   Subsidiaries of the Registrant (incorporated by reference to the
         Registrant's Quarterly Report on
         Form 10-Q (File No. 0-17585) for the quarter ended September 30,
         1991).

 EXHIBIT
 NUMBER: EXHIBIT
 ------- -------
  23.1   Consent of Deloitte & Touche LLP.
  23.2   Consent of Ernst &Young LLP.
 *23.3   Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)
  23.4   Consent of H.J. Gruy & Associates, Inc.
  24.1   Powers of Attorney (included on page II-6).
  25.1   Statement of Eligibility Under Trust Indenture Act of 1939 of a
         Corporation Designated to Act as Trustee on Form T-1.
  99.1   Form of Letter of Transmittal and related documents.

-------
* To be filed by amendment.

 (B) FINANCIAL STATEMENT SCHEDULES.

ITEM 22. UNDERTAKINGS

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities
Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 20, 1996.

                                                   KELLEY OIL & GAS CORPORATION

                                                        John F. Bookout
                                                 By:__________________________
                                                        John F. Bookout
                                                      President and Chief
                                                       Executive Officer

                              POWERS OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints John F. Bookout and Thomas E. Baker, and each of them, either one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of the 21st day of November, 1996 by the following persons in the capacities indicated.

       John F. Bookout                                 William C. Rankin
-----------------------------                    -----------------------------
       John F. Bookout                             William C. Rankin Senior
 President, Chief Executive                        Vice President and Chief
    Officer and Director                         Financial Officer (Principal
    (Principal Executive                              Financial Officer)
          Officer)


                                                     John J. Conklin, Jr.
     Lawrence G. Marble                          -----------------------------
-----------------------------                        John J. Conklin, Jr.
     Lawrence G. Marble                                    Director
         Controller
    (Principal Accounting
          Officer)


                                                       William J. Murray
      Ralph P. Davidson                          -----------------------------
-----------------------------                          William J. Murray
      Ralph P. Davidson                                    Director
          Director


                                                      Michael B. Rothfeld
       Ogden M. Phipps                           -----------------------------
-----------------------------                         Michael B. Rothfeld
       Ogden M. Phipps                                     Director
          Director

                                Ward W. Woods
                        -----------------------------
                                Ward W. Woods
                                  Director